As filed with the Securities and Exchange Commission on December 11, 2018    Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peoples Bancorp Inc.
 (Exact name of Registrant as specified in its charter)

Ohio	6021	31-0987416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

138 Putnam Street, Marietta, Ohio 47750
(740) 373-3155
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

M. Ryan Kirkham, Esq.
General Counsel &
Corporate Secretary
Peoples Bancorp Inc.
138 Putnam Street, Marietta, Ohio 45750
(740) 376-7574
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian Gonzalez, Esq. Dinsmore & Shohl LLP 191 West Nationwide Blvd., Suite 300 Columbus, Ohio 43215 Phone: (614) 628-6921	Walter R. Byrne, Jr., Esq. Allison J. Donovan, Esq. Stoll Keenon Ogden PLLC 300 West Vine Street, Suite 2100 Lexington, Kentucky 40507 Phone: (859) 231-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Non-accelerated filer (do not check if smaller reporting company)
☒ Accelerated filer	☐ Smaller reporting company ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:
 ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Shares, no par value	1,006,000	N/A	$30,554,436.02	$3,703.20

(1)
Represents an estimate of the maximum number of common shares, no par value per share, of Peoples Bancorp Inc. that Registrant anticipates issuing in connection with the proposed merger to which this registration statement relates.

(2)
Pursuant to Rule 457(f)(2) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of (i) $380.21, the book value per First Prestonsburg Bancshares Inc. common share to be exchanged in the merger as of September 30, 2018, the latest practicable date prior to the date of filing of this registration statement, and (ii) 80,362, the estimated maximum number of shares of First Prestonsburg Bancshares Inc. common stock that may be cancelled and exchanged in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY-SUBJECT TO COMPLETION-DATED DECEMBER 11, 2018

FIRST PRESTONSBURG BANCSHARES INC.

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
FIRST PRESTONSBURG BANCSHARES INC.

and

PROSPECTUS OF PEOPLES BANCORP INC.

MERGER PROPOSAL- YOUR VOTE IS VERY IMPORTANT

Peoples Bancorp Inc. (“Peoples”) and First Prestonsburg Bancshares Inc. (“FPB”), have entered into an Agreement and Plan of Merger dated as of October 29, 2018 (the “Merger Agreement”), which provides for the merger of FPB with and into Peoples (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of FPB and the approval of the Merger by various regulatory agencies.

The board of directors of FPB, which unanimously approved the Merger, has called a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The time, date and place of the FPB special meeting is as follows: , local time, on , 2019, at  , Prestonsburg, Kentucky 41653. The adoption and approval of the Merger Agreement by the shareholders of FPB requires the affirmative vote of the holders of at least a majority of FPB’s shares of common stock outstanding and entitled to vote at the special meeting.

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of FPB will be entitled to receive 12.512 Peoples common shares for each FPB share of common stock they own at the effective time of the Merger. In addition, immediately prior to the merger, FPB will pay a special cash distribution of $140.30 per share to its shareholders (referred to herein as the “special cash distribution”). Although the number of Peoples common shares that FPB shareholders will be entitled to receive (sometimes referred to herein as the “merger consideration”) is fixed, the market value of the merger consideration will fluctuate with the market price of Peoples common shares and will not be known at the time FPB shareholders vote on the Merger. Therefore, at the time of the FPB special meeting, FPB shareholders will not know or be able to calculate the precise market value of the merger consideration they would be entitled to receive upon completion of the Merger. Based on the closing price of $34.28 per Peoples common share on the NASDAQ Global Select Market® on October 29, 2018 (the last trading day before public announcement of the Merger), the merger consideration represented approximately $428.91 in value for each share of FPB common stock. Based on Peoples’ closing price on , 2018 of $ , the merger consideration represented approximately $ in value for each share of FPB common stock. Based on Peoples’ closing price on , 2018, the aggregate value of the merger consideration and the special cash distribution to be paid by FPB immediately prior to the Merger was $ . We urge you to obtain current market quotations for Peoples (trading symbol “PEBO”).

However, as described in “THE MERGER AGREEMENT-Termination of the Merger Agreement” on page , under the terms of the Merger Agreement, if the market value of Peoples common shares decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank Index, FPB would have a right to terminate the Merger Agreement, unless Peoples elects to increase the exchange ratio, which would result in additional Peoples common shares being issued.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of FPB common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all FPB common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional Peoples common share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of Peoples common shares on the NASDAQ Global Select Market® for the twenty consecutive trading days ending on and including the day immediately preceding the effective date of the Merger.

This document is a proxy statement that FPB is using to solicit proxies for use at its special meeting of shareholders to be held on , 2019, to vote on the adoption and approval of the Merger Agreement. It is also a prospectus relating to Peoples’ offer and sale of its common shares in connection with the Merger. This proxy statement/prospectus describes the special meeting, the Merger proposal and other related matters.

The board of directors of FPB approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the FPB’s board of directors recommends that shareholders vote “FOR” the adoption and approval of the Merger Agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

    You are encouraged to read this document, including all annexes and the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page for a discussion of the risks related to the Merger and owning Peoples common shares after the Merger.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting of shareholders of FPB, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Not voting your FPB common stock will have the same effect as voting against the adoption and approval of the Merger Agreement. The FPB board of directors urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the Merger proposal, Peoples common shares to be issued in the Merger and other related matters.

Sincerely,

Burl Wells Spurlock
President, Chair & Chief Executive Officer
First Prestonsburg Bancshares Inc.

An investment in Peoples common shares in connection with the Merger involves risk. See “RISK FACTORS” beginning on page .

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Kentucky Department of Financial Institutions, the Ohio Division of Financial Institutions nor any state securities commission has approved or disapproved of Peoples common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement/prospectus is dated , 2019, and it
is first being mailed to FPB shareholders on or about , 2019.

FIRST PRESTONSBURG BANCSHARES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON , 2019

To the Shareholders of First Prestonsburg Bancshares Inc.:

Notice is hereby given that a special meeting of the shareholders of First Prestonsburg Bancshares Inc. (“FPB”) will be held at , local time, on , 2019, at , Prestonsburg, Kentucky 41653, for the purpose of considering and voting on the following matters:

1.    a proposal to adopt and approve the Agreement and Plan of Merger dated as of October 29, 2018, by and between Peoples Bancorp Inc. (“Peoples”) and FPB; and

2.    a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

Holders of record of FPB common stock at the close of business on , 2019, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.  The affirmative vote of the holders of at least a majority of FPB shares outstanding and entitled to vote at the special meeting is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to this proxy statement/prospectus.

Your vote is very important, regardless of the number of FPB common stock you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your FPB common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card.

FPB’s board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Burl Wells Spurlock
President, Chair & Chief Executive Officer
, 2019	First Prestonsburg Bancshares Inc.

WHERE YOU CAN FIND MORE INFORMATION

Peoples Bancorp Inc. (“Peoples”) is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Peoples also files reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. Certain information filed by Peoples with the SEC is also available, without charge, through Peoples’ web site at www.peoplesbancorp.com under the “Investors Relation” section.

Peoples has filed a registration statement on Form S-4 to register its common shares to be issued as the merger consideration with the SEC. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Peoples has previously filed with the SEC, which contain important information about the company and its financial condition. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page . These documents are available to you, without charge, upon written or oral request at Peoples’ address and telephone number listed below:

Peoples Bancorp Inc.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750
Attention: Investor Relations
(740) 373-3155

Additional information about FPB may be obtained by contacting First Prestonsburg Bancshares Inc., 311 N. Arnold Avenue, Prestonsburg, Kentucky 41653, Attention: Burl Wells Spurlock, (606) 886-2321.

To obtain timely delivery, you must request the information no later than , 2019.

Peoples common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” As noted previously, there is no established public trading market for FPB’s common stock.
Neither Peoples nor FPB have authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Peoples’ and FPB’s business, financial condition, results of operations and prospects may have changed since those dates.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the FPB special meeting and the Merger. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because Peoples Bancorp Inc. (“Peoples”) and First Prestonsburg Bancshares Inc. (“FPB”) have entered into an Agreement and Plan of Merger dated as of October 29, 2018 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which FPB will be merged with and into Peoples (the “Merger”). Immediately following the Merger, The First Commonwealth Bank of Prestonsburg Inc., a Kentucky banking corporation and a wholly-owned subsidiary of FPB (“First Commonwealth Bank”), will merge with and into Peoples Bank, an Ohio chartered commercial bank and wholly owned subsidiary of Peoples (“Peoples Bank”), with Peoples Bank being the surviving entity, which transaction is referred to as the “subsidiary bank merger.” The Merger Agreement must be adopted and approved by the holders of at least a majority of FPB’s common stock outstanding and entitled to vote at the special meeting, in accordance with Chapter 271B, Subtitle 13, of the Kentucky Business Corporation Act (“KBCA”) and FPB’s Articles of Incorporation, as amended.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the shareholders of FPB, and you should read it carefully. The enclosed proxy card will allow you to vote your FPB common stock without attending the special meeting. Your vote is important. We encourage you to vote as soon as possible.

Q:	Why do Peoples and FPB want to merge?

A:
FPB believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration and special cash distribution will provide enhanced value and increased liquidity to FPB shareholders.  Furthermore, as a result of the Merger, FPB will become part of a larger banking institution, improving its ability to compete with larger financial institutions and better serve its customers’ needs, while maintaining the community bank philosophy that both institutions currently share. To review FPB’s reasons for the Merger in more detail, see “THE MERGER- FPB’s Reasons for the Merger and Recommendation of the FPB Board of Directors” beginning on page of this proxy statement/prospectus.

Peoples believes that the Merger will benefit Peoples and its shareholders by enabling Peoples to further expand into the markets currently served by FPB and strengthening the competitive position of the combined organization. Furthermore, Peoples believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review the reasons for the Merger in more detail, see “THE MERGER-Peoples Reasons for the Merger” on page of this proxy statement/prospectus.

Q:	What will FPB shareholders receive in the Merger?

A: Under the terms of the Merger Agreement, if the Merger is completed, FPB shareholders will be entitled to receive 12.512 Peoples common shares for each share of FPB common stock they own at the effective time of the Merger. In addition, the Merger Agreement provides that, immediately prior to the effective time of the Merger, FPB will pay its shareholders a one-time special cash distribution of $140.30 per share or approximately $11.275 million in the aggregate (referred to herein as the “special cash distribution”).

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of FPB common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all FPB common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional Peoples common share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled, multiplied by (b) the volume weighted average closing price per share of Peoples common shares on the NASDAQ Global Select Market® for the twenty consecutive trading days ending on and including the day immediately preceding the effective date of the Merger.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the Merger is completed?

A:
Yes. In all likelihood, the value of the merger consideration received by FPB shareholders receiving Peoples common shares will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Peoples common shares. Any fluctuation in the market price of Peoples common shares after the date of this proxy statement/prospectus will change the value of the Peoples common shares that FPB shareholders will receive and the total value of the consideration received in the Merger.

On October 29, 2018, which was the last business day on which Peoples common shares traded preceding the public announcement of the proposed Merger, the closing price of Peoples common shares was $34.28 which, after giving effect to the 12.512 exchange ratio, has an implied value of approximately $428.91 per share. As of , 2019, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of Peoples common shares was $ , which, after giving effect to the 12.512 exchange ratio, has an implied value of approximately $ . In addition, FPB shareholders will receive a special cash distribution to be paid by FPB to its shareholders immediately prior the effective time of the Merger of $140.30 per share. The amount of the special cash distribution is fixed and will not change.

The market price of Peoples common shares will likely fluctuate before the Merger is completed. We urge you to obtain current market quotations for Peoples common shares, which can be found online at www.Nasdaq.com, among other places.

Q:	What are the federal income tax consequences of the Merger?

A:
The Merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code.” It is a condition to the completion of the Merger that FPB receive a written tax opinion from Crowe LLP to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is expected that FPB shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of FPB common stock for shares of Peoples common shares pursuant to the Merger, except with respect to any cash received by a FPB shareholder in lieu of a fractional Peoples common share.

This tax treatment may not apply to all shareholders of FPB. Determining the actual tax consequences of the merger to FPB shareholders can be complicated. FPB shareholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to them. Please see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page  for further discussion of the material U.S. federal income tax consequences of the Merger.

Q:	Does FPB anticipate paying any dividends prior to the effective date of the Merger?

A:
Yes. Under the terms of the Merger Agreement, FPB is permitted to pay to its shareholders: (i) the special cash distribution described above, (ii) its normal and customary quarterly cash dividend in the amount of $5.00 per share for each full calendar quarter preceding the effective date of the Merger and (iii) a cash dividend equal to 31% of FPB’s estimated taxable income from the commencement of the calendar quarter in which the Merger occurs through the effective date of the Merger (not to exceed $5.00 per share).

Q:	When and where will the FPB special meeting of shareholders take place?

A:	The special meeting of shareholders of FPB will be held at , local time, on , 2019, at , Prestonsburg, Kentucky 41653.

Q:	What matters will be considered at the FPB special meeting?

A:
The shareholders of FPB will be asked to: (1) vote to adopt and approve the Merger Agreement; and (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	Is my vote needed to adopt and approve the Merger Agreement?

A:	The adoption and approval of the Merger Agreement by the shareholders of FPB requires the affirmative vote of the holders of at least a majority of FPB’s common stock outstanding and entitled to vote at the special meeting. Certain shareholders of FPB, who, collectively, beneficially own 29,549 shares of FPB common stock, or approximately 36.7% of FPB’s outstanding common shares, entered into a voting agreement with Peoples, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement.

The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the FPB common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:
If you were the record holder of FPB common stock as of , 2019, you may vote in person by attending the special meeting or, to ensure that your FPB common stock are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or if you mark “ABSTAIN” on your proxy card with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card with respect to the proposal to approve the adjournment of the FPB special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal.

The failure to vote, however, will have no effect on the proposal to approve the adjournment of the FPB special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares be voted if I return a blank proxy card?

A:
If you sign, date and return your proxy card and do not indicate how you want your FPB common stock to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q: Can I change my vote after I have submitted my proxy?

A:	Yes. If you are a record holder of your shares, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	filing a written notice of revocation with the President of FPB, at 311 N. Arnold Avenue, Prestonsburg, Kentucky 41653;

•
executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the President of FPB, at 311 N. Arnold Avenue, Prestonsburg, Kentucky 41653, before it is voted at the special meeting; or

•	attending the special meeting and either giving notice of revocation in person, or voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Q: If I do not favor the adoption and approval of the Merger Agreement, what are my rights?

A:
If you are an FPB shareholder as of , 2019, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Chapter 271B, Subtitle 13, of the KBCA to demand the fair cash value for your FPB common stock. To exercise your dissenters’ rights, you must deliver to FPB a written demand for payment of the fair cash value of your shares before the vote on the adoption and approval of the Merger Agreement is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of FPB common stock owned by you, and the amount you claim to be the fair cash value of your FPB common stock, and should be mailed to: First Prestonsburg Bancshares Inc., Attention: Burl Wells Spurlock, 311 N. Arnold

Avenue, Prestonsburg, Kentucky 41653. FPB shareholders who wish to exercise their dissenters’ rights must: (i) vote against the Merger or elect not to return the proxy card, and (ii) deliver written demand for payment prior to the FPB shareholder vote as described above. For additional information regarding dissenters’ rights, see “THE MERGER-Dissenters’ Rights” on page  of this proxy statement/prospectus and the complete text of the applicable sections of Chapter 271B, Subtitle 13, of the KBCA attached to this proxy statement/prospectus as Annex B. No holder of Peoples common shares is entitled to exercise any rights of a dissenting shareholder under the KBCA.

Q:	When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as we can. We expect to complete the Merger in the second quarter of 2019, assuming shareholder approval and all applicable regulatory approvals have been received and all other conditions precedent to the Merger have been satisfied or waived.

Q:	What happens if the Merger is not completed?

A:
If the merger is not completed, FPB shareholders will not receive any consideration for their shares in connection with the Merger, and FPB will remain an independent company and will continue to own First Commonwealth Bank. In addition, if the Merger is not completed, FPB will not pay the special cash distribution to shareholders of FPB.

If the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by FPB to Peoples. Please see “THE MERGER AGREEMENT-Acquisition Proposals and Termination Fee” beginning on page for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Should I send in my FPB stock certificates now?

A.
No. You should NOT send your FPB stock certificates with your proxy card or at any time prior to the FPB special meeting. Peoples, through its appointed exchange agent, will send FPB shareholders instructions for exchanging their stock certificates for the merger consideration.

Q:	What do I need to do now?

A:
After carefully reviewing this proxy statement/prospectus, including its annexes and the materials incorporated by reference, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your FPB common stock at the special meeting of shareholders of FPB in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your FPB common stock will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact:

First Prestonsburg Bancshares Inc.
Attention: Burl Wells Spurlock
311 N. Arnold Avenue, Prestonsburg, Kentucky 41653
(606) 886-2321

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Peoples into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page . You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.
The Companies
Peoples Bancorp Inc.
Peoples Bancorp Inc.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750
Phone: (740) 373-3155
Peoples Bancorp Inc. is a registered financial holding company incorporated under the laws of the State of Ohio in 1980. Peoples operates principally through its wholly-owned subsidiary, Peoples Bank. Peoples’ other wholly-owned subsidiary is Peoples Investment Company, and Peoples holds all of the common securities of NB&T Statutory Trust III, which were acquired in connection with the acquisition of NB&T Financial Group, Inc. on March 6, 2015. Peoples Bank’s operating subsidiaries include Peoples Insurance Agency, LLC (“Peoples Insurance”) and an asset management company Peoples Tax Credit Equity, LLC.
Peoples Bank was first chartered in 1902 as an Ohio banking corporation under the name “The Peoples Banking and Trust Company” in Marietta, Ohio, and in 2000 was reorganized as a national banking association under the name “Peoples Bank, National Association.” Effective December 30, 2015, the banking subsidiary converted from a national banking association back to an Ohio state-chartered bank, which is a member of the Federal Reserve System. As a result of the charter conversion, the legal name of Peoples’ banking subsidiary was changed to “Peoples Bank” and the converted bank continues to operate under the trade name and federally registered service mark “Peoples Bank.” Peoples Insurance was first chartered in 1994 as an Ohio corporation under the name “Northwest Territory Property and Casualty Insurance Agency, Inc.” In late 1995, Peoples Insurance was awarded insurance agency powers in the state of Ohio, becoming the first insurance agency in Ohio to be affiliated with a financial institution. In 2009, Peoples Insurance was converted from an Ohio corporation to an Ohio limited liability company under its current name.
Peoples Investment Company was formed in 2001, and Peoples Tax Credit Equity, LLC was formed in 2014, to optimize Peoples’ consolidated capital position and provide new investment opportunities as a means of enhancing profitability. These opportunities include, but are not limited to, investments in affordable housing tax credit funds or projects, historical tax credit funds, venture capital and other higher risk investments, which are either limited or restricted as investments by Peoples Bank. Presently, the operations of these companies do not represent a material part of Peoples’ overall business activities.
Peoples makes available a complete line of banking, insurance, investment and trust solutions through its financial subsidiaries, Peoples Bank and Peoples Insurance. These products and services include the following:

•	various demand deposit accounts, savings accounts, money market accounts and certificates of deposit;

•	commercial, consumer and real estate mortgage loans (both commercial and residential) and lines of credit;

•	debit and automated teller machine (“ATM”) cards;

•	credit cards for individuals and businesses;

•	merchant credit card transaction processing services;

•	corporate and personal trust services;

•	safe deposit rental facilities;

•	money orders and cashier’s checks;

•	a full range of life, health and property and casualty insurance products;

•	brokerage services; and

•	custom-tailored fiduciary, employee benefit plans and asset management services.

At September 30, 2018, Peoples had total consolidated assets of approximately $4.0 billion, total loans of approximately $2.7 billion, total deposits of approximately $3.0 billion, and total shareholders’ equity of approximately $504.3 million.

Peoples common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” Peoples is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Peoples is incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page of this proxy statement/prospectus.
First Prestonsburg Bancshares Inc.
First Prestonsburg Bancshares Inc.
311 N. Arnold Avenue
Prestonsburg, Kentucky 41653
Phone: (606) 886-2321
First Prestonsburg Bancshares Inc. is a registered bank holding company and was incorporated under the laws of the Commonwealth of Kentucky in 1978. FPB’s wholly-owned subsidiary, The First Commonwealth Bank of Prestonsburg Inc., operates eight offices in Eastern Kentucky.
The First Commonwealth Bank of Prestonsburg Inc. is a full service community bank offering a range of commercial and personal banking services. Deposit services include a variety of checking accounts, savings accounts and certificates of deposit.
At September 30, 2018, FPB, on a consolidated basis, had total assets of approximately $320.8 million, total loans of approximately $139.2 million, total deposits of approximately $246.7 million and total shareholders’ equity of approximately $30.6 million. There is no established public trading market for FPB’s common stock.

The Merger (page )
The Merger Agreement provides that, if all of the conditions are satisfied or waived, FPB will be merged with and into Peoples, with Peoples surviving. Immediately following the Merger, First Commonwealth Bank will be merged with and into Peoples Bank. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to carefully read the Merger Agreement, as it is the legal document that governs the Merger.

What FPB Shareholders Will Receive in the Merger (page )
Under the terms of the Merger Agreement, if the Merger is completed, shareholders of FPB will be entitled to receive 12.512 Peoples common shares for each share of FPB common stock. Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of FPB common stock who would otherwise be entitled to receive a fraction of a Peoples common share will receive cash, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional Peoples common share interest to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of Peoples for the twenty consecutive trading day period specified in the Merger Agreement. The Merger Agreement also provides that FPB will pay a special cash distribution of $140.30 per share to shareholders of FPB immediately prior to the effectiveness of the Merger.
Peoples common shares are listed on the NASDAQ Global Select Market® under the symbol “PEBO”. FPB’s common stock is not listed on any national securities exchange or quoted on any interdealer quotation system. The following table shows the closing sale prices of Peoples common shares on October 29, 2018, the last full trading day before the public announcement of the proposed Merger, and on , 2018, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of FPB common stock, which was calculated by multiplying the closing price of Peoples common shares on those dates by the exchange ratio of 12.512. Finally, the table shows the aggregate of the implied value of the merger consideration plus the value of the special cash distribution to be paid by FPB with respect to each share of FPB common stock.

	Peoples Common Shares		Implied Value of merger consideration Per Share of FPB Common Stock		Aggregate Implied Value of merger consideration Plus Special Cash Distribution Per Share of FPB Common Stock

October 29, 2018		$34.28		$428.91		$569.21
, 2019	$		$		$

The values in the table above are illustrative only. The value of the merger consideration that a FPB shareholder actually receives will be based on the actual closing price on the NASDAQ Global Select Market® of Peoples common shares upon completion of the Merger, which is likely to be different than the amounts set forth above.
Finally, if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of Peoples common shares and the NASDAQ Bank Index drop below certain specified thresholds, FPB will have the right to terminate the Merger Agreement, unless Peoples increases the exchange ratio to an extent specified in the Merger Agreement.

Exchange of FPB Common Stock (page )
Within five business days after the effective time, Peoples will instruct Equiniti Trust Company (the “Exchange Agent”) to send to each FPB shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender FPB common stock certificates to the Exchange Agent. Within ten days following receipt of a properly completed letter of transmittal, the Exchange Agent will cause Peoples common shares to be issued in book-entry form and make any necessary cash payments in respect of cash to be paid in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive.

FPB Special Meeting of Shareholders (page )
A special meeting of shareholders of FPB will be held at , local time, on , 2019, at , Prestonsburg, Kentucky 41653, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement; and

•
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

You are entitled to vote at the special meeting if you owned FPB common stock as of the close of business on , 2019.  As of , 2019, a total of 80,632 FPB common stock were outstanding and eligible to be voted at the FPB special meeting. As of the same date, there were no FPB preferred shares outstanding or eligible to be voted at the FPB special meeting.

Required Vote (page )
The adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least FPB common stock, which is a majority of the FPB common stock outstanding and entitled to vote at the FPB special meeting. A majority of FPB’s outstanding common stock must be present, in person or by proxy, at the special meeting to constitute a quorum. The affirmative vote of the holders of a majority of the FPB common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

Certain directors of FPB, who own FPB common stock, along with Ms. Elizabeth Lambert, vice president of FPB, and Mr. Burl Wells Spurlock II, who collectively have the power to vote 29,549 shares of FPB common stock, or approximately 37% of the outstanding FPB common stock, entered into a voting agreement with Peoples on October 29, 2018, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. Excluding such shares held by parties that entered into the aforementioned voting agreement, the adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 11,436 shares of FPB common stock, or approximately 14% of the outstanding shares not previously committed under the voting agreement.
As of the date of this proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no shares of FPB common stock, and FPB and its directors, executive officers and affiliates beneficially owned no Peoples common shares.

Recommendation to FPB Shareholders (page )
The board of directors of FPB unanimously approved the Merger Agreement. The board of directors of FPB believes that the Merger is fair to and in the best interests of FPB and its shareholders, and, as a result, the directors unanimously recommend that FPB shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of FPB considered many factors which are described in the section captioned “THE MERGER- FPB’s Reasons for the Merger and Recommendation of the FPB Board of Directors” beginning on page  of this proxy statement/prospectus.

Opinion of FPB’s Financial Advisor (page )
On October 29, 2018, ProBank Austin rendered its opinion to the board of directors of FPB that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received in the Merger, when considered together with the special cash distribution to be paid by FPB to its shareholders immediately prior to the effective time of the Merger, was fair, from a financial point of view, to FPB’s shareholders. The full text of ProBank Austin’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. FPB shareholders are urged to read the opinion in its entirety. ProBank Austin’s written opinion is addressed to the board of directors of FPB and does not constitute a recommendation as to how any holder of FPB common stock should vote with respect to the Merger or any other matter.

Material U.S. Federal Income Tax Consequences of the Merger and the Special Cash Distribution (pages and )
We intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Peoples or FPB as a result of the Merger, and (ii) FPB shareholders will recognize no gain or loss upon the exchange of FPB common stock for Peoples common shares pursuant to the Merger (other than the gain or loss to be recognized as to cash received in lieu of fractional Peoples common shares), and their basis in and holding periods for Peoples common shares received may vary among shares if blocks of FPB common stock were acquired at different times or for different prices. With respect to the special cash distribution, FPB shareholders will be taxed only on the amount, if any, that the distribution exceeds such shareholder’s adjusted tax basis in their FPB common stock.

All FPB shareholders should read carefully the description under the sections captioned “THE MERGER-Material U.S. Federal Income Tax Consequences of the Merger” and “THE MERGER-Material U.S. Federal Income Tax Consequences of the Special Cash Distribution” beginning on pages  and of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All FPB shareholders should consult their tax advisors as to the specific tax consequences of the Merger and special cash distribution to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of Directors and Officers of FPB (page )
 The directors and executive officers of FPB have interests in the Merger that are different from, or in addition to, the interests of FPB shareholders generally. These include:

•	upon the consummation of the Merger, change in control and severance cash payments to certain executive officers, and continued at-will employment and benefits for Greg A. Wilson;

•	continued indemnification for events occurring before the Merger; and

•	coverage under a directors’ and officers’ insurance policy for six years following the effective date of the Merger.

FPB’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “The Merger-Interests of FPB Directors and Officers in the Merger” beginning on page  of this proxy statement/prospectus.

Dissenters’ Rights of FPB shareholders (page )
Under Kentucky law, FPB shareholders of record who do not vote in favor of the adoption and approval of the Merger Agreement, deliver a written demand for payment for the fair cash value of their FPB common stock prior to the FPB special meeting, and who otherwise comply with the applicable provisions of Chapter 271B, Subtitle 13 of the KBCA will be entitled, if and when the Merger is completed, to receive the fair cash value of their FPB common stock. The right to make this demand is known as “dissenters’ rights.” FPB shareholders’ right to receive the fair cash value of their FPB common stock, however, is contingent upon strict compliance with the procedures set forth in Chapter 271B, Subtitle 13, of the KBCA. An FPB shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding your dissenters’ rights, see “THE MERGER-Dissenters’ Rights” on page of this proxy statement/prospectus and the complete text of Chapter 271B, Subtitle 13, of the KBCA attached to this proxy statement/prospectus as Annex B. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your dissenters’ rights, FPB shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of dissenters’ rights.

Certain Differences in Shareholder Rights (page )
When the Merger is completed, some FPB shareholders will receive Peoples common shares and, therefore, will become Peoples shareholders. As Peoples shareholders, your rights will be governed by Peoples’ Amended Articles of Incorporation, and Regulations, as well as Ohio law. Notably, FPB shareholders will own less of the combined company and as such will have decreased voting power. See “Comparison of certain rights of FPB and Peoples shareholders” beginning on page of this proxy statement/prospectus.

Regulatory Approvals Required for the Merger (page )
The Merger cannot be completed until Peoples receives the required regulatory approvals or waivers of applications, which include the approval of both the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Ohio Division of Financial Institutions (“ODFI”) for the subsidiary bank merger and the Federal Reserve’s waiver request to consummate the Merger. In addition, First Commonwealth Bank is required to seek approval from the Kentucky Department of Financial Institutions in connection with the special cash distribution. Peoples will submit an application to both the Federal Reserve and ODFI for the subsidiary bank merger, as well as a waiver request to the Federal Reserve relating to the approval of the Merger. First Commonwealth Bank will submit the required application to the Kentucky Department of Financial Institutions in connection for approval of the special cash distribution.

Conditions to the Merger (page )
As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by FPB’s shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Peoples and FPB anticipate the closing of the Merger will occur in the second quarter of 2019, neither Peoples nor FPB can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.  See “THE MERGER AGREEMENT-Conditions to Consummation of the Merger” beginning on page of this proxy statement/prospectus.

Termination of the Merger Agreement (page )
Peoples and FPB may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its board of directors. In addition, either Peoples or FPB, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 calendar days of notice of the breach;

•
by a vote of a majority of the members of its board of directors, in the event that the Merger has not been consummated by June 30, 2019, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate;

•
by a vote of a majority of the members of its board of directors, in the event that (i) regulatory approval has been denied, (ii) FPB shareholders do not adopt and approve the Merger Agreement at the FPB special shareholder meeting, or (iii) the SEC advises that it will not declare this registration statement effective; or

•
if FPB desires to enter into a superior competing transaction (as defined in the Merger Agreement) or FPB’s board changes its recommendation in favor of the transaction, in each case after payment to Peoples of the termination fee described below.

FPB, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:

•
if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of Peoples common shares decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank Index; provided, however, that Peoples will have the right to prevent FPB’s termination by increasing the exchange ratio pursuant to a formula set forth in the Merger Agreement.

See “THE MERGER AGREEMENT-Termination of the Merger Agreement” on page for a more complete description of these circumstances.

Acquisition Proposals and Termination Fee (page )
Because FPB has entered into the Merger Agreement, a binding legal agreement, if FPB or First Commonwealth Bank desires to terminate the Merger Agreement in favor of entering into a superior competing transaction with any third party, FPB must pay Peoples the sum of $1,800,000. See “THE Merger Agreement-Acquisition Proposals and Termination Fee” beginning on page of this proxy statement/prospectus.
[END OF SUMMARY]

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PEOPLES

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2017, 2016, 2015, 2014 and 2013 is derived from the audited consolidated financial statements of Peoples. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2018 and 2017 is derived from the unaudited consolidated financial statements of Peoples and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Peoples’ management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2018 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Peoples’ audited consolidated financial statements and accompanying notes included in Peoples’ Annual Report on Form 10-K for the twelve months ended December 31, 2017; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Peoples’ unaudited consolidated financial statements and accompanying notes included in Peoples’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, both of which are incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.”

	At or For the Nine Months Ended September 30,
(Dollars in thousands, except per			At or For the Year Ended December 31,
share data)	2018	2017	2017	2016	2015	2014	2013
Operating Data (a)
Total interest income	$110,626	$93,753	$126,525	$115,444	$108,333	$80,200	$67,071
Total interest expense	15,135	9,498	13,148	10,579	10,721	10,694	11,686
Net interest income	95,491	84,255	113,377	104,865	97,612	69,506	55,385
Provision for (recovery of) loan losses	4,473	2,657	3,772	3,539	14,097	339	(4,410)
Total non-interest income	42,577	41,834	55,573	50,867	46,382	40,020	37,554
Total non-interest expense	95,021	80,569	107,975	106,911	115,081	85,009	68,265
Net income	$32,358	$29,470	$38,471	$31,157	$10,941	$16,684	$17,574
Balance Sheet Data (a)
Total investment securities	$874,159	$877,555	$874,486	$859,455	$868,830	$713,659	$680,526
Loans, net of deferred fees and costs	2,707,727	2,327,035	2,357,137	2,224,936	2,072,440	1,620,898	1,196,234
Allowance for loan losses	19,879	18,992	18,793	18,429	16,779	17,881	17,065
Goodwill and other intangible assets	163,401	143,859	144,576	146,018	149,617	109,158	77,603
Total assets	4,003,089	3,552,412	3,581,686	3,432,348	3,258,970	2,567,769	2,059,108
Non-interest-bearing deposits	617,447	724,846	556,010	734,421	717,939	493,162	409,891
Other interest-bearing deposits	2,158,418	1,846,787	2,014,702	1,736,469	1,770,370	1,386,008	1,103,161
Brokered certificates of deposits	265,258	93,049	159,618	38,832	47,635	53,904	67,706
Short-term borrowings	296,830	193,717	209,491	305,607	160,386	88,277	113,590
Junior subordinated debentures held by subsidiary trust	7,239	7,061	7,107	6,924	6,736	—	—
Other long-term borrowings	103,860	188,829	136,912	138,231	106,934	179,083	121,826
Total shareholders’ equity	504,290	457,386	458,592	435,261	419,789	340,118	221,553
Tangible assets (b)	3,839,688	3,408,553	3,437,110	3,286,330	3,109,353	2,458,611	1,981,505
Tangible equity (b)	$340,889	$313,527	$314,016	$289,243	$270,172	$230,960	$143,950
Per Common Share Data (a)
Earnings per common share - basic	$1.70	$1.62	$2.12	$1.72	$0.62	$1.36	$1.65
Earnings per common share - diluted	1.69	1.61	2.10	1.71	0.61	1.35	1.63
Cash dividends declared per common share	0.82	0.62	0.84	0.64	0.60	0.60	0.54
Book value per common share (c)	25.79	25.02	25.08	23.92	22.81	22.92	20.89
Tangible book value per common share (b)(c)	$17.44	$17.15	$17.17	$15.89	$14.68	$15.57	$13.57
Weighted-average number of common shares outstanding - basic	18,875,290	18,043,692	18,050,189	18,013,693	17,555,140	12,183,352	10,581,222
Weighted-average number of common shares outstanding - diluted	19,004,087	18,199,959	18,208,684	18,155,463	17,687,795	12,306,224	10,679,417
Common shares outstanding at end of period	19,550,014	18,281,194	18,287,449	18,200,067	18,404,864	14,836,727	10,605,782
Closing stock price at end of period	$35.03	$33.59	$32.62	$32.46	$18.84	$25.93	$22.51

	At or For the Nine Months Ended September 30,
			At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Significant Ratios (a)
Return on average shareholders’ equity	8.97%	8.80%	8.54%	7.20%	2.69%	6.16%	7.92%
Return on average assets	1.13	1.13	1.10	0.94	0.35	0.74	0.91
Average shareholders' equity to average assets	12.58	12.81	12.83	13.03	13.09	12.08	11.48
Average loans to average deposits	89.11	86.09	86.10	83.22	80.08	79.58	70.79
Net interest margin	3.69	3.61	3.62	3.54	3.53	3.45	3.23
Efficiency ratio (c)(d)	66.48	62.24	62.20	65.13	75.50	75.37	71.90
Pre-provision net revenue to total average assets (e)	1.52	1.65	1.65	1.48	0.96	1.10	1.26
Dividend payout ratio	48.55%	38.34%	39.86%	37.40%	96.35%	43.10%	33.20%
Asset Quality Ratios (a)
Nonperforming loans as a percent of total loans (c)(f)	0.67%	0.85%	0.73%	1.13%	0.94%	0.69%	0.60%
Nonperforming assets as a percent of total assets (c)(f)	0.46	0.56	0.49	0.75	0.62	0.47	0.39
Nonperforming assets as a percent of total loans and other real estate owned (“OREO”) (c)(f)	0.67	0.86	0.74	1.16	0.98	0.75	0.67
Criticized loans as a percent of total loans (c)(g)	4.38	4.15	3.84	4.46	5.89	4.60	4.94
Classified loans as a percent of total loans (c)(h)	1.81	1.77	1.97	2.59	2.91	2.76	3.07
Allowance for loan losses as a percent of total loans (c)	0.73	0.82	0.80	0.83	0.81	1.10	1.43
Allowance for loan losses as a percent of nonperforming loans (c)(f)(i)	109.71	96.11	108.52	73.43	86.05	159.58	237.87
Provision for (recovery of) loan losses as a percent of average total loans	0.23	0.16	0.16	0.17	0.72	0.02	(0.42)
Net charge-offs (recoveries) as a percent of average total loans (j)	0.18%	0.12%	0.15%	0.09%	0.78%	(0.03)%	(0.35)%
Capital Ratios (a)
Common Equity Tier 1 (k)	13.31%	13.31%	13.45%	12.91%	13.36%	N/A	N/A
Tier 1	13.58	13.60	13.74	13.21	13.67	14.32	12.42
Total (Tier 1 and Tier 2)	14.30	14.49	14.62	14.11	14.54	15.48	13.78
Tier 1 leverage	9.71	9.81	9.90	9.66	9.52	9.92	8.52
Tangible equity to tangible assets (b)	8.88%	9.2%	9.14%	8.8%	8.69%	9.39%	7.26%

(a)
Reflects the impact of the acquisition of Midwest Bancshares, Inc. beginning May 30, 2014, of Ohio Heritage Bancorp, Inc. beginning August 22, 2014, of North Akron Savings Bank beginning October 24, 2014, of NB&T Financial Group, Inc. beginning March 6, 2015 and of ASB Financial Corp. beginning April 13, 2018

(b)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on total shareholders’ equity and total assets.  See “Non-GAAP financial measures,” below for a reconciliation of these measures to their most comparable GAAP measures.

(c)	Data presented as of the end of the period indicated.

(d)
Total other expenses (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and all losses). This amount represents a non-GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income. See “Non-GAAP financial measures,” below for a reconciliation of this measure to its most comparable GAAP measure.

(e)
This ratio represents a non-GAAP financial measure since it excludes the provision for (recovery of) loan losses and all gains and/or losses included in earnings.  See “Non-GAAP financial measures,” below for a reconciliation of this measure to its most comparable GAAP measure.

(f)	Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.

(g)	Includes loans categorized as special mention, substandard and doubtful.

(h)	Includes loans categorized as substandard and doubtful.

(i)
The decreases since 2013 were primarily due to a reduction in the five year historical loss rates. Additional information regarding the allowance for loan losses can be found in “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the caption “Allowance for Loan Losses”.

(j)
Net charge-offs (recoveries) as a percent of average total loans increased in 2015 as Peoples recorded a $13.1 million charge-off associated with one large commercial relationship, resulting in 0.67% of the reported amount of 0.78%.

(k)	Peoples’ capital conservation buffer was 6.30% at September 30, 2018 and 6.62% at December 31, 2017, compared to 2.50% for the fully phased-in capital conservation buffer required January 1, 2019.

Non-GAAP Financial Measures
Tangible Capital Measures
Peoples’ management uses tangible capital measures to evaluate the adequacy of Peoples’ shareholders’ equity. Such ratios represent non-GAAP financial information since their calculation removes the impact on the consolidated balance sheets of intangible assets acquired through acquisitions. Peoples’ management believes this information is useful to investors since it facilitates the comparison of Peoples’ operating performance, financial condition and trends to peers, especially those without a similar level of intangible assets to that of Peoples. Further, intangible assets generally are difficult to convert into cash, especially during a financial crisis, and could decrease substantially in value should there be deterioration in the overall franchise value. As a result, tangible equity represents a conservative measure of the capacity for Peoples to incur losses but remain solvent.
The following table reconciles the calculation of these non-GAAP financial measures to amounts shown in Peoples’ selected historical consolidated financial data:

	At or For the Nine Months Ended September 30,
			At or For the Year Ended December 31,
(Dollars in thousands)	2018	2017	2017	2016	2015	2014	2013
Tangible Equity:
Total shareholders' equity	$504,290	$457,386	$458,592	$435,261	$419,789	$340,118	$221,553
Less: goodwill and other intangible assets	163,401	143,859	144,576	146,018	149,617	109,158	77,603
Tangible equity	$340,889	$313,527	$314,016	$289,243	$270,172	$230,960	$143,950

Tangible Assets:
Total assets	$4,003,089	$3,552,412	$3,581,686	$3,432,348	$3,258,970	$2,567,769	$2,059,108
Less: goodwill and other intangible assets	163,401	143,859	144,576	146,018	149,617	109,158	77,603
Tangible assets	$3,839,688	$3,408,553	$3,437,110	$3,286,330	$3,109,353	$2,458,611	$1,981,505

Tangible Book Value per Share:
Tangible equity	$340,889	$313,527	$314,016	$289,243	$270,172	$230,960	$143,950
Common shares outstanding	19,550,014	18,281,194	18,287,449	18,200,067	18,404,864	14,836,727	10,605,782
Tangible book value per share	$17.44	$17.15	$17.17	$15.89	$14.68	$15.57	$13.57

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$340,889	$313,527	$314,016	$289,243	$270,172	$230,960	$143,950
Tangible assets	$3,839,688	$3,408,553	$3,437,110	$3,286,330	$3,109,353	$2,458,611	$1,981,505
Tangible equity to tangible assets	8.88%	9.20%	9.14%	8.80%	8.69%	9.39%	7.26%

Core Fee-Based Income and Expense

Core fee-based income and core non-interest expense are financial measures used to evaluate Peoples' recurring revenue and expense streams. These measures are non-GAAP since they exclude the impact of all gains and/or losses, core banking system conversion revenue and costs, acquisition-related costs, pension settlement charges and other non-recurring expenses.
The following tables provide reconciliations of these non-GAAP measures to the amounts reported in Peoples' Consolidated Financial Statements for the periods presented:

	At or For the Nine Months Ended September 30,
			At or For the Year Ended December 31,
(Dollars in thousands)	2018	2017	2017	2016	2015	2014	2013
Core fee-based income:
Total non-interest income	$ 42,577	$ 41,834	$55,573	$50,867	$46,382	$40,020	$37,554
Less: net (loss) gain on investment securities	(146)	2,219	2,983	930	729	398	489
Less: net (loss) gain on asset disposals and other transactions	(319)	81	(63)	(1,133)	(1,788)	(431)	(155)
Adjusted total non-interest income	$ 43,042	$ 39,534	$52,653	$51,070	$47,441	$40,053	$37,220
Plus: core banking system conversion revenue waived	—	—	—	85	—	—	—
Adjusted core non-interest income	$ 43,042	$ 39,534	$52,653	$51,155	$47,441	$40,053	$37,220

	At or For the Nine Months Ended September 30,
			At or For the Year Ended December 31,
(Dollars in thousands)	2018	2017	2017	2016	2015	2014	2013
Core non-interest expense:
Total non-interest expense	$95,021	$80,569	$107,975	$106,911	$115,081	$85,009	$68,265
Less: system conversion costs	—	—	—	1,259	—	—	—
Less: acquisition-related costs	6,880	—	341	—	10,722	4,752	1,412
Less: pension settlement charges	176	—	242	—	459	1,400	270
Less: other non-core charges	—	—	—	—	592	298	—
Core non-interest expense	$87,965	$80,569	$107,392	$105,652	$103,308	$78,559	$66,583

Efficiency Ratio

The efficiency ratio is a key financial measure used to monitor performance. The efficiency ratio is calculated as total other expenses (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus non-interest income. This measure is non-GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.
The following table provides a reconciliation of this non-GAAP financial measure to the amounts shown in Peoples’ selected historical consolidated financial data for the periods presented:

	At or For the Nine Months Ended September 30,
			At or For the Year Ended December 31,
(Dollars in thousands)	2018	2017	2017	2016	2015	2014	2013
Efficiency ratio:
Total non-interest expense	$95,021	$80,569	$107,975	$106,911	$115,081	$85,009	$68,265
Less: Amortization of other intangible assets	2,477	2,603	3,516	4,030	4,077	1,428	807
Adjusted total non-interest expenses	$ 92,544	$ 77,966	$ 104,459	$102,881	$111,004	$ 83,581	$ 67,458

Adjusted total non-interest income	$43,042	$39,534	$52,653	$51,070	$47,441	$40,053	$37,220

Net interest income	$ 95,491	$ 84,255	$ 113,377	$104,865	$ 97,612	$ 69,506	$ 55,385
Add: Fully tax-equivalent adjustment (a)	670	1,471	1,912	2,027	1,978	1,335	1,211
Net interest income on a fully tax-equivalent basis	$ 96,161	$ 85,726	$ 115,289	$106,892	$ 99,590	$ 70,841	$ 56,596

Adjusted revenue	$ 139,203	$ 125,260	$ 167,942	$157,962	$147,031	$110,894	$ 93,816

Efficiency ratio	66.48%	62.24%	62.20%	65.13%	75.50%	75.37%	71.90%
Core non-interest expense	$87,965	$80,569	$107,392	$105,652	$103,308	$78,559	$66,583
Less: Amortization of other intangible assets	2,477	2,603	3,516	4,030	4,077	1,428	807
Adjusted core non-interest expense	$85,488	$77,966	$103,876	$101,622	$99,231	$77,131	$65,776
Adjusted core non-interest income	$43,042	$39,534	$52,653	$51,155	$47,441	$40,053	$37,220
Net interest income on a fully tax-equivalent basis	$96,161	$85,726	$115,289	$106,892	$99,590	$70,841	$56,596
Adjusted core revenue	$139,203	$125,260	$167,942	$158,047	$147,031	$110,894	$93,816
Efficiency ratio adjusted for non-core items	61.41%	62.24%	61.85%	64.3%	67.49%	69.55%	70.11%

(a)	Used a 21% federal corporate income tax rate for 2018 periods and a 35% federal corporate income tax rate for the previous periods.

Pre-Provision Net Revenue

Pre-provision net revenue (“PPNR”) has become a key financial measure used by federal bank regulatory agencies when assessing the capital adequacy of financial institutions. PPNR is defined as net interest income plus non-interest income minus total other expenses and, therefore, excludes the provision for, or recovery of, loan losses and all gains and losses included in earnings. As a result, PPNR represents the earnings capacity that can be either retained in order to build capital or used to absorb unexpected losses and preserve existing capital.
The following table provides a reconciliation of this non-GAAP financial measure to the amounts of income before income taxes shown in Peoples’ selected historical consolidated financial data for the periods presented:

	At or For the Nine Months Ended September 30,
			At or For the Year Ended December 31,
(Dollars in thousands)	2018	2017	2017	2016	2015	2014	2013
Income before income taxes	$38,574	$42,863	$57,203	$45,282	$14,816	$24,178	$29,084
Add: provision for loan losses	4,473	2,657	3,772	3,539	14,097	339	—
Add: net loss on debt extinguishment	13	—	—	707	520	—	—
Add: net loss on loans held-for-sale and OREO	—	24	116	34	529	68	—
Add: net loss on securities transactions	146	—	—	—	—	—	—
Add: net loss on other assets and other transactions	315	41	—	392	739	430	241
Less: recovery of loan losses	—	—	—	—	—	—	4,410
Less: net gain on debt extinguishment	—	—	—	—	—	67	—
Less: net gain on loans held-for-sale and OREO	9	13	—	—	—	—	86
Less: net gain on securities transactions	—	2,219	2,983	930	729	398	489
Less: net gain on other transactions	—	133	53	—	—	—	—
Pre-provision net revenue	$43,512	$43,220	$58,055	$49,024	$29,972	$24,550	$24,340
Total average assets	$3,832,554	$3,492,772	$3,510,288	$3,320,447	$3,111,853	$2,240,534	$1,932,367
Pre-provision net revenue to total average assets (a)	1.52%	1.65%	1.65%	1.48%	0.96%	1.10%	1.26%

(a)	Presented on an annualized basis.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples and FPB certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2017, and as of and for the nine months ended September 30, 2018. The information in the table below, in part, is derived from and should be read together with the historical consolidated financial statements of Peoples and FPB incorporated by reference into and included in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and FPB equivalent pro forma per share data are prepared assuming a maximum of 1,005,490 common shares will be issued in the Merger. See “THE MERGER AGREEMENT-Merger Consideration” on page .

	As of and for the Year Ended December 31, 2017	As of and for the Nine Months Ended September 30, 2018
Earnings per common share: Basic
Peoples total historical	$2.12	$ 1.70
FPB historical	37.98	29.98
Pro forma total combined	2.17	1.74
Equivalent pro forma for one FPB common share	36.09	29.01

Earnings per common share: Diluted
Peoples total historical	2.10	1.69
FPB historical	37.98	29.98
Pro forma combined	2.15	1.73
Equivalent pro forma for one FPB common share	35.78	28.85

Cash dividends declared per common share
Peoples historical	0.84	0.82
FPB historical	21.00	15.00
Pro forma combined	0.84	0.82
Equivalent pro forma for one FPB common share	13.98	13.65

Book value per common share:
Peoples historical	25.08	25.79
FPB historical	422.39	380.21
Pro forma combined	25.54	26.15
Equivalent pro forma for one FPB common share	425.13	435.27

MARKET PRICE AND DIVIDEND INFORMATION

Peoples common shares are listed and trade on the NASDAQ Global Select Market® under the symbol “PEBO.” As of , 2019, there were Peoples common shares outstanding. Peoples has approximately shareholders of record.

There is no established trading market for FPB’s common stock. As of , 2019, there were 80,362 FPB common stock outstanding, which were held by approximately holders of record.

The information presented in the following table reflects the last reported sale prices per share of Peoples common shares and FPB common stock as of October 29, 2018, the last trading day preceding our public announcement of the Merger, and on , 2019, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent market value per share of FPB common stock as of such dates.

	Peoples’ Common Shares		FPB’s Common Stock		Equivalent Market Value Per Share of FPB Common Stock

October 29, 2018		$34.28		$(2)	$428.91
, 2019	$		$

	Peoples Common Shares			FPB Common Stock (1)
	High	Low	Dividends	High	Low	Dividends
2019
First Quarter
(through , 2019)

2018
First Quarter	$36.99	$32.71	$0.26	$ -(2)	$ -(2)	$5.00
Second Quarter	$39.58	$34.29	$0.28	$ -(2)	$ -(2)	$5.00
Third Quarter	$39.55	$34.75	$0.28	$ -(2)	$ -(2)	$5.00
Fourth Quarter			$0.30	$ -(2)	$ -(2)

2017
First Quarter	$24.35	$20.80	$0.20	$ -(2)	$ -(2)	$6.00
Second Quarter	$23.90	$19.00	$0.20	$ -(2)	$ -(2)	$5.00
Third Quarter	$21.85	$18.05	$0.22	$ -(2)	$ -(2)	$5.00
Fourth Quarter	$22.84	$19.40	$0.22	$ -(2)	$ -(2)	$5.00

(1)
There is no established public trading market for FPB’s common stock. FPB believes that there was a total of one transaction involving FPB common stock during the periods reported above, and the pricing information for that transaction was not reported to FPB.

(2)	No pricing information reported.

The market value of Peoples common shares to be issued in exchange for FPB common stock upon the completion of the Merger will not be known at the time of the Peoples or FPB shareholder meeting. The above tables, with respect to Peoples, show only historical comparisons. Because the market prices of Peoples common shares and FPB common stock will likely fluctuate prior to the Merger, these comparisons may not provide meaningful information to FPB shareholders in determining whether to adopt and approve the Merger Agreement. Shareholders are encouraged to obtain current market quotations for Peoples common shares and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page .

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS” commencing on page and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Peoples for the year ended December 31, 2017 and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the Merger Agreement. The following is a discussion of the most significant factors that make an investment in Peoples common stock speculative or risky, but does not purport to present an exhaustive description of such risks. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Risks Related to the Merger

The market value of Peoples common shares you receive in the Merger may decrease if there are fluctuations in the market price of Peoples common shares following the Merger.
Under the terms of the Merger Agreement, if the Merger is completed, shareholders of FPB will be entitled to receive 12.512 Peoples common shares for each share of FPB common stock, subject to adjustment under certain circumstances set forth in the Merger Agreement.
FPB does not have a right to terminate the Merger Agreement based upon changes in the market price of Peoples common shares, subject to the limited exception described below. Accordingly, the dollar value of Peoples common shares to FPB shareholders upon completion of the Merger will depend upon the market value of Peoples common shares at the time of completion of the Merger, which may be lower or higher than the closing price of Peoples common shares on the last full trading day preceding public announcement that Peoples and FPB entered into the Merger Agreement, the last full trading day before the date this proxy statement/prospectus was mailed or the date of the FPB special meeting. The market values of Peoples common shares and FPB common stock have varied since Peoples and FPB entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations or prospects of Peoples and FPB, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors, most of which are beyond Peoples’ and FPB’s control. Accordingly, at the time of the FPB special meeting, FPB shareholders will not know or be able to calculate the precise market value of the stock consideration they will be entitled to receive upon completion of the Merger. FPB shareholders should obtain current market quotations for Peoples common shares. See “MARKET PRICE AND DIVIDEND INFORMATION” on page for ranges of historic market prices of Peoples common shares.
FPB has the right to terminate the Merger Agreement if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of Peoples common shares decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank Index; provided, however, that Peoples will have the right to prevent FPB’s termination by increasing the exchange ratio pursuant to a formula set forth in the Merger Agreement.
Peoples could experience difficulties in managing its growth and effectively integrating the operations of FPB and First Commonwealth Bank.
The earnings, financial condition and prospects of Peoples after the Merger will depend in part on Peoples’ ability to integrate successfully the operations of FPB and First Commonwealth Bank and to continue to implement its own business plan. Peoples may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of FPB and First Commonwealth Bank with the Peoples organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Peoples may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to Peoples not fully achieving the expected benefits from the Merger.
The Merger Agreement limits FPB’s ability to pursue alternatives to the Merger with Peoples, may discourage other acquirers from offering a higher valued transaction to FPB and may, therefore, result in less value for the FPB shareholders.
The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits FPB from maintaining, initiating, soliciting or encouraging any inquiries or the making of any proposal that could reasonably be expected to lead to a competing proposal to acquire FPB. In addition, if FPB desires to terminate the Merger Agreement in favor of such competing proposal, the Merger Agreement provides that FPB must pay a $1,800,000 termination fee to Peoples. These provisions of the Merger Agreement could discourage other companies from trying to acquire FPB even though such other companies might be willing to offer greater value to FPB’s shareholders than Peoples has offered in the Merger Agreement. The payment of the termination fee, if paid, also could have a material adverse effect on FPB’s financial condition.
The fairness opinion obtained by FPB from its financial advisor will not reflect changes in circumstances subsequent to the date of the opinion.
ProBank Austin, the financial advisor to FPB, delivered a written fairness opinion to the board of directors of FPB dated October 29, 2018. The fairness opinion states that, as of the date of the opinion, the merger consideration, when considered together with the special cash distribution, was fair, from a financial point of view, to the holders of FPB common stock. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Peoples or FPB, changes in general market and economic conditions, or other changes. Should any such changes occur, it may alter the relative value of Peoples and FPB.
FPB shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.
The Merger will result in FPB’s shareholders having an ownership stake in the combined company that is smaller than their current stake in FPB. Upon completion of the Merger, we estimate that continuing Peoples shareholders will own % of the issued and outstanding common shares of the combined company, and former FPB shareholders will own % of the issued and outstanding common shares of the combined company. Consequently, FPB shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of FPB.
Failure to complete the Merger could negatively impact the value of FPB common stock and future businesses and financial results of Peoples and FPB.
 If the Merger is not completed, the ongoing businesses of Peoples and FPB may be adversely affected and Peoples and FPB will be subject to several risks, including the following:

•	FPB may be required, under certain circumstances, to pay Peoples a termination fee of $1,800,000 under the Merger Agreement;

•	Peoples and FPB will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•
under the Merger Agreement, FPB is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the Merger may require substantial commitments of time and resources by Peoples and FPB management, which could otherwise have been devoted to other opportunities that may have been beneficial to Peoples and FPB as independent companies, as the case may be.

In addition, if the Merger is not completed, FPB may experience negative reactions from its customers and employees. Some FPB and First Commonwealth Bank employees may resign and obtain other employment as a result of the potential Merger. FPB also could be subject to litigation related to any failure to complete the Merger.
If the Merger is not completed, FPB will have incurred substantial expenses without realizing the expected benefits of the Merger.
FPB has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus. If the Merger is not completed, FPB would have to recognize these expenses without realizing the expected benefits of the Merger.
The Peoples common shares to be received by FPB shareholders upon completion of the Merger will have different rights from FPB shares.
Upon completion of the Merger, FPB shareholders will no longer be shareholders of FPB but will instead become shareholders of Peoples, and their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Regulations. The terms of Peoples’ Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of FPB’s Articles of Incorporation, as amended, and Bylaws. See “COMPARISON OF CERTAIN RIGHTS OF FPB AND PEOPLES SHAREHOLDERS” on page of this proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.
The respective obligations of Peoples and FPB to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of the FPB shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT-Conditions to Consummation of the Merger” on page of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by June 30, 2019, either Peoples or FPB, by a vote of a majority of the members of its entire board, may choose not to proceed with the Merger, or the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the FPB shareholders. In addition, Peoples or FPB may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT-Termination of the Merger Agreement” on page of this proxy statement/prospectus for a more complete description of these circumstances.
FPB will be subject to business uncertainties and contractual restrictions while the Merger is pending.
Uncertainty about the effect of the Merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of FPB, which could negatively affect Peoples’ and FPB’s combined business operations. These uncertainties may impair FPB’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the Merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the Merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with FPB to seek to change existing business relationships with FPB or fail to extend an existing relationship with FPB. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the Merger.
The pursuit of the Merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations. Retention of certain employees by FPB also may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with Peoples after the Merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with FPB, FPB’s business could be harmed.
In addition, in the Merger Agreement FPB has agreed to operate its business in the ordinary course prior to closing and is restricted from taking certain actions without Peoples’ consent while the Merger is pending. These restrictions may, among other matters, prevent FPB from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the Merger Agreement, entering into other transactions or making other changes to FPB’s business prior to consummation of the Merger or termination of the Merger Agreement. These restrictions could have a material adverse effect on FPB’s business, financial condition and results of operations. Please see the section entitled “THE MERGER AGREEMENT-Conditions to Consummation of the Merger” beginning on page for a description of the restrictive covenants applicable to FPB.
Risks Related to the Combined Company if the Merger is Completed
The integration of Peoples Bank and First Commonwealth Bank will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.
The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of First Commonwealth Bank can be integrated in a timely and efficient manner with those of Peoples Bank. Peoples Bank may face challenges in consolidating its functions with those of First Commonwealth Bank, and integrating the organizations, procedures and operations of the two businesses. The integration of Peoples Bank and First Commonwealth Bank will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of Peoples Bank and First Commonwealth Bank could result in the failure to fully achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and Peoples Bank may not be able to capitalize on the existing relationships of First Commonwealth Bank to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on the business, results of operations, financial condition or prospects of Peoples and/or Peoples Bank after the transaction.

Unanticipated costs relating to the Merger could reduce Peoples’ future earnings per share.
Peoples and Peoples Bank believe that each has reasonably estimated the likely costs of integrating the operations of Peoples Bank and First Commonwealth Bank, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the Merger could have a dilutive effect on Peoples’ earnings per share. In other words, if the Merger is completed, the earnings per Peoples common share could be less than anticipated or even less than they would have been if the Merger had not been completed.
Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this proxy statement/prospectus.
Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this proxy statement/prospectus by Peoples’ and FPB’s respective management or affiliates or others, without considering all of the information contained or incorporated by reference into this proxy statement/prospectus.
Risks Related to Peoples’ Business
You should read and consider risk factors specific to Peoples’ business that will also affect the combined company after the Merger, described in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Peoples with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page of this proxy statement/prospectus.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
 Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Peoples after the Merger is completed as well as information about the Merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Peoples and FPB before the Merger or Peoples after the Merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements.
The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those identified in the section of this proxy statement/prospectus titled “RISK FACTORS” beginning on page , as well as the following:

•
the parties’ ability to promptly and effectively integrate the businesses of Peoples and FPB, and of First Commonwealth Bank and Peoples Bank , including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

•	the risk that the expected cost savings, synergies and other financial benefits from the Merger may not be realized or take longer than anticipated to be realized;

•	lower than expected revenues or earnings following the Merger;

•	higher than expected loan losses following the Merger;

•	the diversion of management’s time on issues related to the Merger;

•
greater than expected deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees;

•	the risk that a regulatory approval that may be required for the proposed Merger is not obtained or is obtained subject to non-standard conditions that are not anticipated;

•	the failure of FPB’s shareholders to adopt and approve the Merger Agreement;

•
general economic conditions, either nationally, in Ohio or in certain MSAs in Ohio that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

•	changes in interest rates, deposit flows, loan demand and real estate values;

•	material changes in the value of Peoples common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	inaccuracy of Peoples’ or FPB’s management’s assumptions and estimates used in applying critical accounting policies;

•
a decline in the sale price of Peoples common shares before the completion of the Merger, including as a result of the financial performance of Peoples, or of FPB, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	inflation and, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	the risk of litigation related to the Merger or the exercise of dissenters’ rights and related costs and expenses;

•	an increase in competitive pressures among depository and other financial institutions that affects pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Peoples and FPB must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or Peoples and its subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	Peoples’ inability to integrate the FPB acquisition and any future acquisition targets or increased difficulty, time-consumption or cost than expected in doing so; and

•	the impact on Peoples’ businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.
Additional factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Peoples with the SEC that are incorporated by reference into this proxy statement/prospectus, which are available online at www.sec.gov. See “WHERE YOU CAN FIND MORE INFORMATION” at the beginning of this document.
Because these forward-looking statements are subject to assumptions and uncertainties, Peoples’ and FPB’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.
All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement/prospectus, and attributable to Peoples or FPB or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Statement about Forward-Looking Statements.” Peoples and FPB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

THE SPECIAL MEETING OF SHAREHOLDERS OF FPB
This section contains information about the FPB special meeting at which FPB shareholders will have the opportunity to vote on the adoption and approval of the Merger Agreement. The FPB board of directors is mailing this proxy statement/prospectus to you, as an FPB shareholder, on or about                  , 2019. Together with this proxy statement/prospectus, the FPB board of directors also is sending to you a notice of the FPB special meeting and a form of proxy that the FPB board of directors is soliciting for use at the FPB special meeting and at any adjournments or postponements of the FPB special meeting.
Time, Date and Place
The FPB special meeting of shareholders is scheduled to be held at , local time, on , 2019, at , Prestonsburg, Kentucky 41653, including any adjournments of the special meeting.
Matters to be Considered
At the special meeting, the shareholders of FPB will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement; and

•
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Recommendation of the FPB Board of Directors
The board of directors of FPB believes that the Merger with Peoples is in the best interests of FPB shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting of FPB shareholders, if necessary, to solicit additional proxies. See “THE MERGER -Recommendation of the FPB Board of Directors.”
Record Date; Shares Outstanding and Entitled to Vote
The board of directors of FPB has fixed the close of business on , 2019, as the record date for determining the FPB shareholders who are entitled to notice of and to vote at the FPB special meeting of shareholders. Only holders of FPB common stock at the close of business on the record date will be entitled to notice of and to vote at the FPB special meeting.
As of the close of business on , 2018, there were 80,362 shares of FPB common stock outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of FPB preferred stock outstanding. The FPB common stock were held of record by approximately shareholders. Each share of FPB common stock entitles the holder to one vote on all matters properly presented at the special meeting.
Votes Required; Quorum
Your vote is important. FPB’s Articles of Incorporation, as amended, require the affirmative vote of the holders of at least a majority of FPB’s common stock outstanding and entitled to vote at the FPB special meeting in order to adopt and approve the Merger Agreement. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of FPB common stock represented, in person or by proxy, at the special meeting.
A quorum, consisting of the holders of a majority of the outstanding FPB common stock, must be present in person or by proxy at the FPB special meeting before any action, other than the adjournment of the special meeting, can be taken. Properly executed proxy cards marked “ABSTAIN” and broker non-votes will be counted for purposes of determining whether a quorum is present.
The FPB board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the FPB special meeting.
Share Ownership of Directors, Officers and Certain Shareholders; Voting Agreement
As of the record date, the directors and executive officers of FPB and their affiliates collectively owned                shares of FPB common stock, or approximately         % of FPB’s outstanding shares.
On the date of the execution of the Merger Agreement, those directors owning shares of FPB commons stock along with Elizabeth Lambert, vice president of FPB, and Mr. Burl Wells Spurlock II, entered into a voting agreement with Peoples pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of , 2018, these individuals owned an aggregate of 29,549 shares of FPB common stock, an amount equal to approximately 37% of the outstanding FPB common stock.  When considering the FPB board of directors’ recommendation that you vote in favor of the approval of the Merger Agreement, you should be aware that, in addition to their interests as shareholders of FPB, the directors and executive officers of FPB have financial interests in the

Merger that may be different from, or in addition to, the interests of shareholders of FPB. See “THE MERGER-Interests of FPB’s Directors and Officers in the Merger” beginning on page .
Solicitation and Revocation of Proxies
A proxy card accompanies each copy of this proxy statement/prospectus mailed to FPB shareholders. Your proxy is being solicited by the board of directors of FPB. Whether or not you attend the special meeting, the FPB board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the FPB common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. FPB common stock will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.
If you have returned a properly executed proxy card, you may revoke it at any time before it is voted at the special meeting by:

•	filing a written notice of revocation with the President of FPB, at 311 N. Arnold Avenue, Prestonsburg, Kentucky 41653;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and either giving notice of revocation in person, or voting by ballot at the special meeting.
Your attendance at the special meeting will not, by itself, revoke your proxy.
FPB will bear its own cost of solicitation of proxies on behalf of the FPB board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of FPB, none of whom will receive additional compensation for their solicitation activities. FPB will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of FPB common stock not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of FPB common stock entitled to vote at the special meeting.

PROPOSALS SUBMITTED TO FPB SHAREHOLDERS
FPB Merger Proposal
As discussed throughout this proxy statement/prospectus, FPB is asking its shareholders to adopt and approve the Merger Agreement. FPB shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to, and encouraged to read carefully in its entirety, the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.
Vote Required for Approval
The affirmative vote of holders of at least a majority of FPB common stock outstanding and entitled to vote at the special meeting is required to approve the Merger Agreement. Abstentions will have the same effect as a vote “AGAINST” the approval of the Merger Agreement.
Recommendation of the FPB Board of Directors
THE FPB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.
FPB Adjournment Proposal
The FPB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the FPB special meeting to approve and adopt the Merger Agreement. If, at the time of the FPB special meeting, the number of common shares of FPB present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, FPB intends to move to adjourn the FPB special meeting in order to enable the FPB board of directors to solicit additional proxies for approval of the proposal. In that event, FPB will ask the FPB shareholders to vote only upon the adjournment proposal and not the merger proposal.
In the FPB adjournment proposal, FPB is asking its shareholders to authorize the holder of any proxy solicited by the FPB board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the FPB special meeting to another time and place for the purpose of soliciting additional proxies. If the FPB shareholders approve the adjournment proposal, FPB could adjourn the FPB special meeting and any adjourned session of the FPB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from FPB shareholders who have previously voted. If, after the adjournment, a new record date is fixed for the adjourned special meeting, notice of the adjourned special meeting will be given to each shareholder of record entitled to vote at the special meeting.
Vote Required for Approval
The affirmative vote of holders of at least a majority of votes cast at the FPB special meeting is required to approve the proposal to adjourn the special meeting. Abstentions will have no effect on the adjournment proposal.
Recommendation of the FPB Board of Directors
THE FPB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER
The Proposed Merger
The Merger Agreement provides for the merger, upon receipt of the required regulatory approvals, of FPB with and into Peoples, with Peoples as the surviving entity (the “Merger”). Immediately following the Merger, First Commonwealth Bank will be merged with and into Peoples Bank, with Peoples Bank as the surviving bank (referred to herein in as the “subsidiary bank merger”). The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
Consideration to be Received in the Merger
Under the terms of the Merger Agreement, if the Merger is completed, FPB shareholders will be entitled to receive 12.512 Peoples common shares for each share of FPB common stock they own at the effective time of the Merger. In addition, the Merger Agreement provides that, immediately prior to the effective time of the Merger, FPB will pay its shareholders a one-time special cash distribution of $140.30 per share or approximately $11.275 million in the aggregate.
Background of the Merger
FPB’s board of directors and senior management team regularly review and evaluate FPB’s strategic plan as part of their ongoing efforts to provide long-term value to FPB’s shareholders, taking into account economic, competitive, regulatory and other conditions, and historical and projected industry trends and developments. As part of this review, the board of directors and senior management team also consider and evaluate options and alternatives designed to enhance shareholder value, including, from time to time, potential strategic alternatives.
Starting in 2014, FPB began having regular dialogue with ProBank Austin, an investment banking firm, about the community bank mergers and acquisitions environment in eastern Kentucky.
During FPB’s 2014 strategic planning process, the board recognized the aging nature of the shareholder base and noted the majority shareholder family’s expectations and objectives for dividends and liquidity. About that time, FPB was introduced to Peoples, and Peoples expressed interest in acquiring FPB.
In 2014, and again in early 2015, Peoples and FPB engaged in discussions surrounding a potential business combination transaction. These discussions did not result in any informal or formal agreement; however, the principals of both organizations developed greater familiarity and mutual respect for each other and their respective companies. Over the ensuing years, Burl Wells Spurlock, President, Chair & Chief Executive Officer of FPB, Greg Wilson, President and Chief Executive Officer of First Commonwealth Bank, and Charles W. Sulerzyski, President and Chief Executive Officer of Peoples, maintained periodic communication, and continued to discuss the possible combination of FPB with Peoples.
Discussions towards a transaction accelerated in July 2018 following a meeting between Mr. Wilson and Mr. Sulerzyski. FPB requested the assistance of ProBank Austin to evaluate a possible transaction with Peoples. ProBank Austin prepared an analysis in early August 2018 that estimated a control level valuation range of $41 million to $45 million for FPB based on June 30, 2018 financial data. After reviewing the analysis, FPB requested ProBank Austin to initiate formal discussions with Peoples towards a possible business combination.
On August 22, 2018, a representative of ProBank Austin reached out to Mr. Sulerzyski to discuss how best to move the process forward. On August 28, 2018, ProBank Austin provided preliminary information to Peoples to begin its evaluation. On September 4, 2018, FPB and Peoples executed a Mutual Confidentiality/Non-Disclosure Agreement. ProBank Austin representatives then exchanged information with representatives of Raymond James & Associates, Inc., as financial advisor to Peoples. On or around September 20, 2018, ProBank Austin set up a virtual data room to allow FPB to begin populating documents to assist Peoples’ and its advisors with the due diligence process.
After extensive negotiation, FPB and Peoples reached a tentative verbal agreement on September 24, 2018, as to the substantive financial terms of a possible transaction, and agreed to meet at Peoples’ main office in Marietta on October 1, 2018. Peoples initiated its formal due diligence process and communicated its interest in reaching a formal definitive agreement and deal announcement by October 29, 2018.
FPB formally engaged ProBank Austin as its exclusive financial advisor on October 3, 2018, to act as financial advisor to FPB in connection with a potential sale. FPB selected ProBank Austin because of ProBank Austin’s qualifications and experience and familiarity with the community bank business model, environment and industry as a whole. ProBank Austin continued to work with FPB in facilitating Peoples’ due diligence in early October.
Beginning on or about October 19, 2018 and through October 29, 2018, with assistance from ProBank Austin and Stoll Keenon Ogden PLLC, its legal counsel, FPB began negotiating the terms of a definitive merger agreement with Peoples and its counsel. As part of the negotiations, FPB’s legal counsel discussed with legal counsel of Peoples various key points, including that the definitive merger agreement provide a fiduciary out for FPB’s board of directors if a superior proposal was received.
On October 26, 2018, the FPB and First Commonwealth Bank boards of directors met at a regularly scheduled joint meeting to discuss the proposed merger and related matters. A substantially final form of the definitive merger agreement was also made available for review to FPB’s directors on or about October 26, 2018.
The FPB board of directors met again on October 29, 2018 to review the execution version of the merger agreement and review the final fairness opinion letter. At the meeting, FPB’s senior management team and representatives of FPB’s financial advisor and legal counsel discussed the proposed merger and merger agreement at length with FPB’s board of directors. Additionally, FPB’s legal counsel led a discussion regarding the board’s fiduciary duties in the context of a merger involving FPB in which FPB shareholders would receive a combination of stock and cash consideration for their shares. The board was updated on the acquisition process that led to the proposed merger and the negotiations with Peoples. At this meeting, ProBank Austin reviewed the financial aspects of the proposed merger and rendered to FPB’s board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank Austin as set forth in its opinion, the merger consideration to be received by the holders of FPB common stock in the merger, including the special cash distribution, was fair, from a financial point of view, to the holders of FPB common stock.
Thereafter, the board engaged in a detailed and thorough discussion and analysis of the merger proposal and proposed merger agreement, during which discussion and analysis all board members were actively engaged and asked questions of and received answers from FPB’s senior management team, financial advisor and legal counsel. Following such detailed discussions and careful deliberation, the FPB board of directors unanimously adopted resolutions (1) determining that it is in the best interest of FPB and its shareholders to enter into the merger agreement, (2) adopting the merger agreement and approving FPB’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, (3) recommending that the shareholders of FPB approve the Merger Agreement, and (4) directing that the Merger Agreement be submitted to FPB’s shareholders for approval at a meeting of FPB’s shareholders duly held for such purpose.
After the board meeting, FPB and Peoples executed the Merger Agreement. On October 29, 2018, after close of the market, the transaction was publicly announced through a joint press release announcing the parties’ entry into the Merger Agreement.
FPB’s Reasons for the Merger and Recommendation of the FPB Board of Directors
FPB’s board determined that the Merger and the merger consideration were in the best interests of FPB and its shareholders and unanimously recommends that FPB’s shareholders vote in favor of the adoption and approval of the Merger Agreement.
In its deliberations and in making its determination, FPB’s board considered many factors, including, without limitation, the following, which are not presented in order of priority:

•	the form and amount of merger consideration and the ability of FPB’s shareholders to participate in the future performance of the combined company;

•
the financial analysis prepared by ProBank Austin and ProBank Austin’s opinion dated as of October 29, 2018 that the merger consideration, together with the special cash distribution, was fair, from a financial point of view, to the holders of FPB common stock;

•	the quarterly dividend historically paid by Peoples;

•	the belief of FPB’s board that Peoples is a high-quality financial services company with a similar approach to customer service and increasing shareholder value;

•	the potential ability of the combined company to increase shareholder value and to create opportunities for enhanced earnings and dividends;

•	the significantly increased stock liquidity that would be created for FPB’s shareholders;

•	the continuing consolidation in the financial institutions industry;

•	the benefits of doing a transaction now versus risks and uncertainties of waiting to do so;

•	the size of the resulting institution, which would permit more efficient competition in a highly competitive industry;

•	increased regulatory burdens on financial institutions;

•	future uncertainties in the regulatory and economic climate;

•	succession planning concerns for senior management positions at FPB and First Commonwealth Bank;

•	the current and prospective business and economic environment in which FPB and Peoples operate, including local and regional economic conditions;

•	the similarities of the markets served by FPB and Peoples;

•	the business, earnings, operations, financial condition, capital levels and asset quality of FPB and Peoples;

•
Peoples’ intention to retain First Commonwealth Bank’s existing locations and the belief of the FPB board that Peoples will retain many of First Commonwealth Bank’s employees, enabling First Commonwealth Bank’s customers to continue to interact with many of the same employees at the banking locations with which they are familiar;

•	the increased lending opportunities in the communities served by FPB as a result of the combined bank’s increased lending limits; and

•	the effect of the Merger on FPB’s employees, including the prospects for continued employment and the other benefits agreed to be provided by Peoples to FPB’s employees.
The following negative factors were also considered:

•	the loss of autonomy associated with being an independent financial institution;

•
the possibility that the Merger will not be consummated, resulting in negative effects on FPB from costs incurred, the diversion of management and employee attention, employee attrition and the potential effect on business and customer relationships;

•	the lack of assurance that all conditions to closing will be satisfied, including the risks of failure to get regulatory or shareholder approval;

•	possible hesitation of First Commonwealth Bank’s customers to engage with a larger financial institution;

•
the restrictions on the conduct of FPB’s and First Commonwealth Bank’s business prior to completion of the Merger, which could have a negative effect on FPB’s financial condition and results of operations;

•	the possibility of litigation in connection with the Merger;

•	the lack of a fairness opinion as of the time of the closing of the Merger;

•	changes to the value of the stock portion of the merger consideration that will occur prior to closing due to changes in the price of Peoples common shares;

•	the fact that the market price of Peoples common shares after the Merger may be affected by factors different from those that affect FPB’s and Peoples’ market prices currently; and

•	the reduced share ownership percentage and voting and management control that FPB’s shareholders will have in the combined company.
The above discussion of the information and factors considered by FPB’s board is not intended to be exhaustive but includes all material factors considered by FPB’s board in arriving at its determination to approve, and to recommend that FPB’s shareholders vote to approve and adopt, the Merger Agreement. FPB’s board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to each factor.
The board of directors of FPB approved the Merger Agreement by a unanimous vote of the directors. The board believes that the Merger is in the best interests of FPB and its shareholders, and, as a result, the directors unanimously recommend that FPB’s shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Peoples’ Reasons for the Merger
Peoples believes that the Merger is in the best interests of Peoples and its shareholders. In reaching this determination, the Peoples board of directors consulted with senior management, Peoples’ financial advisor and legal counsel, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following, which are not presented in order of priority:

•	the long-term interests of Peoples and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Peoples operates;

•	the enhanced shareholder value that is expected to result from the Merger for Peoples’ shareholders;

•	the compatibility of the cultures of Peoples and FPB, particularly with respect to meeting local banking needs and fostering strong community ties;

•	an enhanced market share in Kentucky with increased high-quality, low-cost core deposits;

•	the Merger will expand and enhance Peoples’ existing franchise in eastern Kentucky market;

•
the anticipated operating efficiencies, cost savings, new branding and opportunities for revenue enhancements of the combined bank following the completion of the Merger, and the likelihood that they would be achieved after the Merger;

•	the Merger should assist Peoples in maintaining its status as an independent holding company and Peoples Bank as a community bank; and

•	the ability of Peoples to maintain its strong capital position that will allow the combined organization to expand within its new markets.
While management of Peoples believes that revenue opportunities will be achieved and costs savings will be obtained following the Merger, Peoples has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.
All business combinations, including the Merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Peoples and its shareholders that Peoples’ board of directors and management identified and the board of directors considered include the following material matters, which are not presented in order of priority:

•	potential run-off of deposits and loans following announcement and/or the closing of the Merger;

•	the potential for diversion of management attention during the period prior to the completion of the Merger and after the Merger while merging First Commonwealth Bank’s business with Peoples Bank;

•	the costs to be incurred in connection with the Merger, including the transaction expenses arising from the Merger Agreement and the Merger;

•	the risk that projected earnings, tangible book value increases and/or cost savings will not materialize or will be less than expected;

•	the likelihood that Peoples common shares may trade down post-announcement and/or post-Merger;

•	the risk that FPB’s loans and other items were not appropriately valued; and

•	the risk that FPB terminates the Merger Agreement by reason of a superior competing proposal.
In view of the variety of factors considered in connection with its evaluation of the Merger, the Peoples board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Peoples board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Peoples’ management.
After deliberating with respect to the proposed merger with FPB, considering, among other things, the factors discussed above, the Peoples board of directors approved the Merger Agreement and the Merger with FPB and declared the Merger advisable.
There can be no certainty that the above benefits of the merger anticipated by the Peoples board of directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS” and “RISK FACTORS.”

Opinion of FPB’s Financial Advisor
On October 3, 2018, FPB retained ProBank Austin to serve as exclusive financial advisor in connection with evaluating and implementing a potential transaction involving the sale or merger of FPB. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. FPB selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing financial institutions in similar transactions and its familiarity with FPB.
In its capacity as financial advisor, ProBank Austin provided a fairness opinion (the “ProBank Austin Opinion”) to the board of directors of FPB in connection with the Merger. The ProBank Austin Opinion dated October 29, 2018 is based on and subject to various factors, assumptions and limitations as set forth in such opinion, including ProBank Austin’s experience as investment bankers. The ProBank Austin Opinion states the merger consideration and special cash distribution, as described and set forth in the Merger Agreement, are fair, from a financial point of view, to the shareholders of FPB common stock.
The full text of the ProBank Austin Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the ProBank Austin Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.
ProBank Austin’s opinion speaks only as of the date of the opinion. The ProBank Austin Opinion was for the information of, and was directed to, the FPB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration and special cash distribution to be received by FPB shareholders. It did not address the underlying business decision of FPB to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the FPB board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of FPB common stock or any shareholder of any other entity as to how to vote in connection with the Merger proposal or any other matter.
The ProBank Austin Opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. ProBank Austin expressed no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Merger Agreement or any terms or other aspects of the Merger Agreement or the Merger. ProBank Austin expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of FPB or as to the underlying decision by FPB to engage in the Merger or enter into the Merger Agreement. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by FPB officers, directors or employees, or class of such persons, relative to the compensation to be received in the Merger by the holders of FPB common stock.
The description of the opinion set forth below is qualified in its entirety by reference to the ProBank Austin Opinion. You should consider the following when reading the discussion of ProBank Austin’s Opinion in this document:

•
The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;

•	ProBank Austin expressed no opinion as to the price at which FPB’s or Peoples’ common stock would actually trade at any given time;

•
ProBank Austin’s opinion does not address the relative merits of the Merger and the other business strategies considered by the FPB board of directors, nor does it address the board’s decision to proceed with the Merger; and

•	ProBank Austin’s opinion rendered in connection with the Merger does not constitute a recommendation to any FPB shareholder as to how he or she should vote their shares.
The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FPB and Peoples and may not be realized. Any estimates contained in ProBank Austin’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the expected transaction costs, accounting adjustments and cost savings, FPB’s and Peoples’ management and advisors verbally confirmed to ProBank Austin that they reflected the best currently available estimates and judgments of FPB and Peoples, respectively, and ProBank Austin assumed that such performance would be achieved. ProBank Austin also assumed that there has been no material change in FPB’s or Peoples’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. ProBank Austin assumed in all respects material to its analysis that FPB and Peoples will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the closing conditions in the Merger Agreement are not waived. Finally, ProBank Austin has relied upon the advice FPB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.
ProBank Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of FPB or Peoples, nor was it furnished with any appraisals. ProBank Austin has not reviewed any individual credit files of FPB or Peoples, and has assumed that FPB’s and Peoples’ allowances are, in the aggregate, adequate to cover inherent credit losses. ProBank Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by the FPB Board or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.
In rendering its opinion, ProBank Austin made the following assumptions:

•
all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on FPB, Peoples or on the anticipated benefits of the Merger; and

•	FPB and Peoples have provided all of the information that might be material to ProBank Austin in its review.
In connection with its opinion, ProBank Austin reviewed:

•	the Agreement dated October 29, 2018;

•	certain publicly available financial statements and other historical financial information of FPB and Peoples that it deemed relevant;

•	the historical financial performance, current financial position, budgets and management forecasts, and general prospects of FPB, as discussed with executive management of FPB;

•
the estimated pro forma financial impact of the Merger to Peoples’ financial metrics, based on assumptions (including without limitation the cost savings expected to be derived from the Merger and the transaction-related expenses expected in the Merger) prepared by ProBank Austin and reviewed with management of FPB, Peoples and its advisors;

•
publicly reported historical stock price and trading activity for Peoples’ common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to Peoples;

•	comparison of financial performance metrics between FPB’s subsidiary bank, First Commonwealth Bank and banks deemed comparable to First Commonwealth Bank;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations, financial, economic, and market criteria as it considered relevant.
ProBank Austin also discussed with certain members of senior management of FPB the business, financial condition, results of operations and prospects of FPB, including certain operating, regulatory and other financial matters. ProBank Austin held similar discussions with certain members of senior management of Peoples regarding the business, financial condition, results of operations and prospects of Peoples.
The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with its opinion dated October 29, 2018. The summary does not purport to be a complete description of the analyses performed by ProBank Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

Summary of Financial Terms of Merger Agreement. FPB has 80,362 shares of common stock outstanding. The financial terms of the Merger Agreement provide for each share of FPB common stock to be exchanged for 12.512 shares of Peoples common stock (the “Exchange Ratio”). In addition, each share of FPB common stock shall receive a special distribution of $140.30 per share in cash contingent upon and immediately prior to the closing of the Merger (the “special cash distribution”). Based on the volume weighted average price of Peoples Common Shares for the 20 trading days ending on October 26, 2018, the value of transaction is approximately $45.4 million, consisting of $34.125 million in stock and $11.275 million in cash.
The implied combined value of the merger consideration and special cash distribution of $45.4 million equals $564.94 per share, based on 80,362 shares of FPB outstanding common stock. The sum of the merger consideration and special cash distribution represents:

•	161 percent of FPB’s September 30, 2018 tangible equity of $28.2 million;

•	14.0 times FPB’s twelve-month period ending September 30, 2018 stated net income of $3.2 million; and

•	14.8 times FPB’s twelve-month period ending September 30, 2018 normalized net income of $3.1 million (normalized net income excludes security gains and is tax-adjusted).
First Commonwealth Bank Peer Analysis. ProBank Austin compared selected results of First Commonwealth Bank’s (bank-level) operating performance to that of 26 selected financial institutions headquartered in Kentucky with total assets between $250 million and $500 million and last twelve-month ROAA greater than zero. ProBank Austin considered this group of financial institutions comparable to First Commonwealth Bank on the basis of asset size and geographic location.
This peer group consisted of the following banks:

Bank Name	City	Bank Name	City
1st Trust Bank, Inc.	Hazard	FNB Bank, Inc.	Mayfield
American Bank & Trust Co., Inc.	Bowling Green	Hancock Bank and Trust Co.	Hawesville
Bank of Lexington, Inc.	Lexington	Home Federal Bank Corporation	Middlesboro
Bank of the Bluegrass & Trust Co.	Lexington	Lincoln National Bank	Hodgenville
Citizens Deposit Bank & Trust	Vanceburg	Peoples B&T Co. Madison Cnty	Berea
Citizens First Bank, Inc.	Bowling Green	Peoples Bank of Kentucky, Inc.	Flemingsburg
Citizens NB of Somerset	Somerset	Peoples Exchange Bank	Winchester
Cumberland Valley NB&T Co.	London	River City Bank, Inc.	Louisville
Field & Main Bank	Henderson	Springfield State Bank	Springfield
First Kentucky Bank, Inc.	Mayfield	Town & Country B&T Co.	Bardstown
First National Bank of Grayson	Grayson	United Cmnty Bank of West KY	Morganfield
First State Bank of the Southeast	Middlesboro	United Cumberland Bank	Whitley City
First United Bank and Trust Co.	Madisonville	Wilson & Muir Bank & Trust Co.	Bardstown

ProBank Austin noted the following selected financial measures for the peer group as compared to First Commonwealth Bank:

	Peer Financial Performance (1)			First Commonwealth
	25th Pct	Median	75th Pct	Bank(1)
Total Assets ($millions)	$288	$312	$410	$311
LTM PTPP (FTE) / Average Assets	1.18%	1.53%	1.74%	1.26%
LTM Return on Average Assets (2)	0.69%	0.92%	1.13%	0.92%
LTM Return on Average Equity (2)	6.02%	8.61%	9.85%	8.61%
NPAs / Total Assets	1.30%	0.75%	0.27%	1.12%
Tangible Equity/Tangible Assets	9.11%	10.11%	11.97%	9.54%

LTM = Last 12 Months
PTPP = Pre-Tax Pre-Provision = Net Interest Income (FTE) + Noninterest Income - Noninterest Expense
FTE = fully-tax equivalent
ROAA = Return on Average Assets
ROAE = Return on Average Equity
NPAs = Nonperforming assets, defined as loans 90 or more days past due, nonaccrual loans, and Other Real Estate Owned. Restructured loans are not included.

(1)	Peer financial performance and First Commonwealth Bank’s performance for the 12-month period ending June 30, 2018.

(2)	Peer and First Commonwealth Bank’s performance was tax-adjusted for those institutions which are S-Corporations.
This comparison indicated that First Commonwealth Bank approximated the median of the peer group in terms of ROAA and ROAE and was below the median of the peer group in terms of PTPP earnings to average assets. First Commonwealth Bank’s nonperforming asset levels were higher compared to the median of the peer group. First Commonwealth Bank’s tangible equity to asset ratio was between the 25th percentile and median of the peer group.
FPB Control-Level Valuation. In August 2018, ProBank Austin developed control-level indications of value for FPB using both an income approach and a market approach based on June 30, 2018 financial information. ProBank Austin’s indications of value under the income approach ranged from $43.7 million to $45.6 million, while multiple indications of value were developed using the market approach, ranging from $39.8 million to $47.5 million. Based on its analysis, ProBank Austin advised FPB that a control-level valuation range of between $41 million and $45 million would be a reasonable expectation in the event the company solicited acquisition proposals from one or more third parties.
Comparable Transaction Analysis. ProBank Austin compared the financial performance of certain selling institutions and the prices paid in selected bank acquisition transactions to FPB’s financial performance and the implied transaction multiples being paid by Peoples for FPB. Specifically, ProBank Austin reviewed certain information relating to select bank and thrift transactions in Kentucky announced between January 1, 2016 and October 19, 2018. Ten (10) transactions were included in this group based on the selected criterion. The following lists the Kentucky transactions reviewed by ProBank Austin:

Kentucky Guideline M&A Transactions

Buyer Name	Seller Name	Seller City	Announcement Date
City Holding Co.	Farmers Deposit Bancorp	Cynthiana	07/11/18
City Holding Co.	Poage Bankshares Inc.	Ashland	07/11/18
First Capital Bancorp Inc.	Frst Natl Hldg Co of Jackson	Jackson	05/23/18
German American Bancorp	First Security Inc.	Owensboro	05/22/18
WesBanco Inc.	Farmers Capital Bank Corp.	Frankfort	04/19/18
Monticello Bankshares Inc.	Bluegrass Bancorp Inc.	Danville	02/15/18
Investor group	Bancorp of Lexington Inc.	Lexington	11/14/17
MainSource Finl Group	FCB Bancorp Inc	Louisville	12/19/16
South Central Bcshs of KY	Kentucky National Bancorp	Elizabethtown	07/26/16
Monticello Bankshares Inc.	Banco Harlan Inc.	Harlan	06/21/16
In addition, ProBank Austin reviewed certain information relating to select bank and thrift transactions in Kentucky and West Virginia involving selling institutions with assets between $100 million and $500 million, headquartered in counties having population less than 100,000, and announced between January 1, 2016 and October 19, 2018. Seven (7) transactions were included in this group based on the selected criterion, as follows:
Kentucky/West Virginia Guideline M&A Transactions

Buyer Name	Seller Name	Seller City	Seller State	Announcement Date
Summit Financial Group	Peoples Bankshares Inc.	Mullens	WV	07/24/18
City Holding Co.	Farmers Deposit Bancorp	Cynthiana	KY	07/11/18
City Holding Co.	Poage Bankshares Inc.	Ashland	KY	07/11/18
First Capital Bancorp Inc.	Frst Natl Hldg Co of Jackson	Jackson	KY	05/23/18
CB Financial Services	First WV Bancorp Inc.	Wheeling	WV	11/16/17
Monticello Bankshares	Banco Harlan Inc.	Harlan	KY	06/21/16
Summit Financial Group	First Century Bankshares	Bluefield	WV	06/01/16
The following table highlights the 25th percentile, median and 75th percentile results of the guideline M&A transactions in comparison to the Merger:

	Kentucky			Kentucky/West Virginia
Seller’s Financial Performance	25th Pct.	Median	75th Pct.	25th Pct.	Median	75th Pct.	FPB(1)
Total Assets ($millions)	$124	$201	$505	$127	$140	$377	$310
Tangible Equity / Tangible Assets	10.23%	11.13%	12.67%	10.25%	13.05%	13.80%	9.17%
Return on Average Assets	-0.07%	0.36%	0.72%	0.04%	0.25%	0.49%	0.98%
Return on Average Equity	-0.48%	2.28%	6.63%	0.57%	2.05%	3.23%	9.38%
Efficiency Ratio	91.6%	87.1%	75.7%	91.1%	87.1%	81.0%	73.2%
Nonperforming Assets(2) / Assets	2.34%	1.94%	1.20%	2.54%	1.93%	1.03%	0.90%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	100%	141%	161%	98%	122%	144%	161%
Price/LTM Earnings	21.1	24.2	33.4	24.7	32.8	36.9	14.8

LTM = Last twelve month
Note: M&A Guideline transactions financial performance based on most recent 12-month data as of the deal announcement date.

(1)	FPB’s financial performance and deal transaction multiples based on tax-adjusted normalized data ending September 30, 2018.

(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

The median ROAA ratios of the selling banks in the Kentucky and Kentucky/West Virginia guideline transactions were 0.36 percent and 0.25 percent, respectively compared to 0.98 percent for FPB (normalized to exclude security gains and tax-adjusted). FPB’s normalized ROAE of 9.38 percent was above both the Kentucky and Kentucky/West Virginia’s 75th percentile of 6.63 percent and 3.23 percent, respectively. The nonperforming assets (“NPA”) to asset ratio of FPB measured 0.90 percent and was more favorable than the 75th percentile of both the Kentucky and the Kentucky/West Virginia guideline peers of 1.20 percent and 1.03 percent, respectively. The indicated price to tangible book ratio being paid by Peoples for FPB of 161 percent approximates the 75th percentile of the Kentucky guideline peer and is above the 75th percentile of the Kentucky/West Virginia guideline peer of 144 percent. The implied price-to-normalized earnings multiple for the FPB transaction with Peoples of 14.8 times is lower than both the Kentucky 25th percentile of 21.1 times and the Kentucky/West Virginia 25th percentile of 24.7 times.
Peoples Financial Performance and Market Trading Data versus Peer. ProBank Austin compared selected results of Peoples’ operating and stock performance to that of 29 publicly traded banks and thrifts that are headquartered in the Midwest region with assets between $2.5 billion and $8.0 billion. This peer group consisted of the following companies:

Name	State	Symbol	Name	State	Symbol
1st Source Corp.	IN	SRCE	Lakeland Financial Corp.	IN	LKFN
Byline Bancorp Inc.	IL	BY	Mercantile Bank Corp.	MI	MBWM
Community Trust Bancorp	KY	CTBI	Merchants Bancorp	IN	MBIN
Enterprise Fncl Services	MO	EFSC	Meta Financial Group Inc.	SD	CASH
Equity Bancshares Inc.	KS	EQBK	Midland States Bancorp	IL	MSBI
First Busey Corp.	IL	BUSE	MidWestOne Fncl Grp	IA	MOFG
First Defiance Financial	OH	FDEF	Nicolet Bankshares Inc.	WI	NCBS
First Financial Corp.	IN	THFF	Old Second Bancorp Inc.	IL	OSBC
First Internet Bancorp	IN	INBK	Park National Corp.	OH	PRK
First Mid-Illinois Bncshrs	IL	FMBH	QCR Holdings Inc.	IL	QCRH
German American Bancorp	IN	GABC	Republic Bancorp Inc.	KY	RBCA.A
Great Southern Bancorp Inc.	MO	GSBC	Sterling Bancorp Inc.	MI	SBT
Hills Bancorp.	IA	HBIA	Stock Yards Bancorp Inc.	KY	SYBT
Horizon Bancorp Inc.	IN	HBNC	United Cmnty Finl Corp.	OH	UCFC
Independent Bank Corp.	MI	IBCP
ProBank Austin noted the following selected financial measures:

	Peer Financial Performance (1)			Peoples(1)
	25th Pct	Median	75th Pct
Total Assets ($millions)	$3,116	$3,787	$4,761	$4,003
Tangible Equity / Tangible Assets	8.56%	9.59%	10.24%	8.88%
LTM PTPP / Average Assets	1.71%	1.87%	2.04%	1.73%
LTM Core Return on Average Assets	1.22%	1.31%	1.41%	1.33%
LTM Core Return on Average Equity	10.44%	11.30%	13.74%	11.05%
LTM Efficiency Ratio	59.9%	58.5%	55.5%	61.6%
NPAs / Total Assets	0.71%	0.40%	0.29%	0.46%

LTM = Last twelve month
Core = As reported by each company in SEC filings and excludes nonrecurring revenue and expense, gains/losses on sale of securities along with certain noncash expenses such as intangible amortization expense.

PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense

(1)	Peer group financial performance as of most recent available as of October 19, 2018. Peoples’ financial performance as of September 30, 2018 (Peer group financial performance excludes Peoples).
This comparison indicated that Peoples was between the 25th percentile and median of the peer group for PTPP to average assets and core ROAE. Peoples’ core ROAA was between the median and 75th percentile of the peer group. Peoples’ tangible equity to assets ratio was between the 25th percentile and median of the peer. Peoples’ efficiency ratio was higher than the 25th percentile of peer while its NPAs to total assets ratio was between the 25th percentile and median of the peer.

The following presents a summary of the market trading data of Peoples compared to this same peer group as of October 19, 2018:

	Peer Market Trading Data
As of 10/19/2018	25th Pct	Median	75th Pct	Peoples
Price / Tangible Book Value per Share	164%	183%	213%	191%
Price / LTM Core EPS	13.3	13.8	14.7	12.5
Dividend Yield	0.91%	2.10%	2.56%	3.12%
Average Monthly Trading Volume	4.0%	4.8%	6.8%	4.5%
Peoples traded between the median and the 75th percentile of the peer group as measured by the price to tangible book and below the 25th percentile of the peer as measured by the price to LTM Core EPS. Peoples’ dividend yield exceeded the 75th percentile of the peer. Peoples’ average monthly trading volume as a percent of shares outstanding measured between the 25th percentile and median of the peer group.
Pro Forma Merger Analysis. ProBank Austin performed a pro forma merger analysis that considered the projected income statement, balance sheet impact and performance metrics of the Merger on Peoples. ProBank Austin’s analysis was prepared on a basis reflecting consensus analyst earnings estimates for Peoples and the best currently available information and judgement of the management of FPB. Assumptions were made regarding the fair value accounting adjustments, cost savings, restructuring charges and other acquisition adjustments based on discussions with management of FPB and Peoples and their representatives. The pro forma merger analysis indicated the Merger would be dilutive to Peoples’ tangible book value per share at closing and such dilution would be recovered within approximately 2.1 years. ProBank Austin also calculated the Merger would be accretive to Peoples’ earnings per share (excluding nonrecurring transaction expenses) for the 12-month period following closing by approximately 4.0 percent and this accretion would increase going forward into the second year following closing based on cost savings becoming fully implemented. These results are comparable to those publicly disclosed by Peoples. The actual results achieved by Peoples following the Merger may vary from the projected results, and the variance may be material.
Pro Forma Equivalent Dividends to FPB. Based on the 12.512 Exchange Ratio and Peoples’ current annual cash dividend rate of $1.20 per share, the pro forma equivalent cash dividend equals $15.01 for each current FPB common share.
ProBank Austin’s Compensation and Other Relationships with FPB and Peoples. ProBank Austin acted exclusively for the FPB Board in rendering this opinion and has received a fee from FPB for the issuance of the ProBank Austin Opinion. FPB has also agreed to pay ProBank Austin customary fees for its services as exclusive financial advisor in connection with the Merger. A portion of the fee was payable upon execution of the Merger Agreement, and a significant portion is contingent upon completion of the transaction.
FPB agreed to reimburse ProBank Austin for its reasonable out-of-pocket expenses, and to indemnify ProBank Austin against certain liabilities, including liabilities under securities laws. ProBank Austin has provided various consulting services to FPB in the past, including investment banking services. ProBank Austin has not provided services within the last two years and does not have any existing or pending engagements with Peoples.
Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, ProBank Austin determined the merger consideration and special cash distribution to be fair, from a financial point of view, to the holders of FPB common stock.
The opinion expressed by ProBank Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either FPB or Peoples, could materially affect the assumptions and underlying analyses supporting this opinion.
Regulatory Approvals Required
The Merger must receive approval from both ODFI and the Federal Reserve before the proposed Merger may be consummated. In addition, First Commonwealth Bank is required to seek approval from the Kentucky Department of Financial Institutions in connection with the special cash distribution. The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to FPB shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of FPB Directors and Officers in the Merger
As described below, certain of FPB’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of FPB shareholders generally. The FPB board of directors was aware of these interests and considered them in approving the Merger Agreement.
Employment and Severance Agreements
FPB or First Commonwealth Bank is party to employment or severance agreements with certain of its executive officers that provide for severance or change in control payments and the benefits described below.
Greg A. Wilson has an employment agreement with First Commonwealth Bank and Peoples has agreed to pay Mr. Wilson a lump sum change in control benefit equal to 2.99 times his annual base salary in order to fulfill its terms.  In addition, Peoples and Mr. Wilson have agreed to terminate the employment agreement within 15 days of the consummation of the Closing and enter into a settlement agreement whereby Mr. Wilson will receive a lump sum severance payment of $253,671.42 in exchange for a one year non-compete.
Burl Wells Spurlock has a severance agreement with FPB. If Mr. Spurlock’s employment is terminated any time in the first two years following a change in control, either voluntarily, due to a material change in duties, or involuntarily, other than for cause or due to death, disability or retirement, then he will be entitled to receive 2.99 times his base annual salary.
Compensation Arrangements Entered into in Connection with the Merger
Continued Employment of Greg A. Wilson
In connection with the Merger, Peoples Bank anticipates entering into an employment agreement with Mr. Wilson.  The principal terms of the employment agreement, will provide that Mr. Wilson’s title with Peoples Bank will be senior vice president with an annual base salary of $200,000. Additionally, Mr. Wilson will receive an award of restricted Peoples common shares in an amount equal to $100,000 and a one-time bonus of $20,000 and be eligible to participate in Peoples’ incentive plans. Under certain circumstances, upon Mr. Wilson’s termination, he will be subject to non-competition and non-solicitation restrictions.
Retention Bonuses
FPB plans on offering retention bonuses to Phillip Elliot in the amount of $30,000 and Robert Allen in the amount of $20,000 prior to the consummation of the Merger. Should FPB desire to change such amounts, they may only do so in consultation with Peoples.
Severance Payments
Under the terms of the Merger Agreement, subject to any regulatory restrictions, Peoples has agreed to pay to each employee, including officers, of FPB or First Commonwealth Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of FPB or First Commonwealth Bank immediately before the effective time of the Merger, (iii) has been an employee of FPB or First Commonwealth Bank for at least six months prior to the effective time of the Merger, and (iv) is not offered continued employment by Peoples or any of its subsidiaries in a similar position for at least six months after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with FPB or First Commonwealth Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay.
Further, for any employee of FPB or First Commonwealth Bank participating in FPB’s or First Commonwealth Bank’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by FPB’s or First Commonwealth Bank’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.
Indemnification and Directors’ and Officers’ Liability Insurance
For a period of six years following the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of FPB before the effective time of the Merger to the fullest extent provided by FPB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of FPB. In addition, the Merger Agreement provides that, prior to the Merger, FPB will purchase up to six years of extended tail coverage available under its current directors’ and officers’ liability insurance policy.

Material U.S. Federal Income Tax Consequences of the Merger
This section describes the intended, material U.S. federal income tax consequences of the Merger to Peoples, FPB, and U.S. holders of FPB common stock who exchange their common shares for Peoples common shares pursuant to the Merger. Peoples and FPB intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and FPB intend that each will be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by FPB of an opinion of Crowe LLP, dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Peoples and FPB), the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. This section summarizes the matters which are expected to be addressed in the tax opinion of Crowe LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.
Peoples and FPB have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Peoples, FPB, and the U.S. holders of FPB common stock described in this proxy statement/prospectus.
The following discussion is based on the Internal Revenue Code, existing final, temporary and proposed Treasury Department regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of FPB common stock who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•
a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
Holders of FPB common stock that are not U.S. holders may have different tax consequences than those described above and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. laws.
This discussion addresses only those holders of FPB common stock that hold their FPB common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of FPB common stock in light of their individual circumstances or to holders of FPB common stock that are subject to special rules, such as:

•	financial institutions;

•	S corporations or other pass-through entities and investors in those entities;

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in stocks and securities, or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons that exercise dissenters’ rights;

•	persons that hold FPB common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons that purchase or sell their FPB common stock as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	persons that acquired their FPB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.
In addition, this discussion does not address any U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the Merger to a holder of FPB common stock may be complex. All holders of FPB common stock should consult with their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.
Reorganization Treatment
The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and FPB are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the IRS and the courts, then the material federal income tax consequences described below are anticipated.
Federal Income Tax Consequences to Peoples and FPB
No Gain or Loss. No gain or loss will be recognized by Peoples or FPB as a result of the Merger.
Tax Basis. The tax basis of the assets of FPB in the hands of Peoples will be the same as the tax basis of such assets in the hands of FPB immediately prior to the Merger.
Holding Period. The holding period of the assets of FPB to be received by Peoples will include the period during which such assets were held by FPB.
Tax Consequences to FPB Shareholders who Receive Only Peoples Common Shares
No gain or loss will be recognized by a U.S. holder of FPB common stock who receives solely Peoples common shares (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of its FPB common stock. The tax basis of the Peoples common shares received by U.S. holders of FPB common stock in such exchange will be equal (except for the basis attributable to any fractional Peoples common shares, as discussed below) to the basis of FPB common stock surrendered in exchange for Peoples common shares. The holding period of the Peoples common shares received will include the holding period of FPB common stock surrendered in exchange for Peoples common shares, provided that such shares were held as capital assets of the FPB shareholder at the effective time of the Merger.
If a U.S. holder of FPB common stock acquired different blocks of FPB common stock at different times or at different prices, the tax basis and holding periods of Peoples common shares received in exchange for such blocks will be determined separately. U.S. holders of FPB common stock should consult their tax advisors regarding their bases and holding periods in the particular Peoples common shares received in the Merger.
Cash in Lieu of Fractional Shares
A U.S. holder of FPB common stock that receives cash in lieu of a fractional Peoples common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the FPB common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its FPB shares exceeds one year at the effective time of the Merger.
Possible Dividend Treatment
In some cases, if a U.S. holder of FPB common stock actually or constructively owns Peoples common shares other than the Peoples common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of FPB common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements
Under certain circumstances, cash payments made to a U.S. holder of FPB common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
A U.S. holder of FPB common stock owning at least 1% (by vote or value) of the outstanding FPB common stock or having a basis of $1,000,000 or more in its FPB common stock, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the FPB common stock exchanged by such holder pursuant to the Merger. In addition, all holders of FPB common stock will be required to retain records pertaining to the Merger.
The following discussion does not address the tax consequences associated with the special cash distribution of $140.30 per share to be paid by FPB to its shareholders immediately prior to the effective time of the Merger. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPECIAL CASH DISTRIBUTION” below for a description of the tax consequences of the special cash distribution to FPB shareholders.
The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you.
Each FPB shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.
Material U.S. Federal Income Tax Consequences of the Special Cash Distribution
The following discussion is a general summary of the material U.S. federal income tax consequences of the $140.30 per share special cash distribution to be paid to shareholders of FPB immediately prior to the closing of the Merger. The following discussion is based on the Internal Revenue Code, existing final, temporary and proposed Treasury Department regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
This discussion neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this proxy statement/prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. FPB does not intend to obtain a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below.
This discussion assumes that a FPB shareholder holds his or her common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion is for general information only and does not address all aspects of federal income taxation that may be relevant to a FPB shareholder in light of his or her personal circumstances or if such shareholder is subject to certain rules, such as those relating to foreign persons, tax-exempt organizations, pass-through entities, taxpayers who own FPB common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than United States dollars or individual persons who have received FPB common stock as compensation or otherwise in connection with the performance of services. Further, this discussion does not address non-income tax or any state, local or foreign tax consequences of the special cash distribution.
Determining the actual tax consequences of the special cash distribution to you may be complex and will depend on your specific situation and on factors that are not within Peoples’ or FPB’s control. You should consult with your own tax advisor as to the specific tax consequences of the special cash distribution in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Special Cash Distribution Generally
Generally, distributions to shareholders from a corporation taxed under Subchapter S of the Internal Revenue Code are not taxable to the extent of the shareholder’s adjusted tax basis in his or her S corporation stock, with any distribution in excess of his or her adjusted tax basis being treated as gain from the sale or exchange of property. However, if an S corporation has C corporation earnings and profits from prior C corporation years, as FPB does, distributions by the S corporation to its shareholders may be taxable as dividends under certain limited circumstances.
Under the Internal Revenue Code, distributions made by an S corporation which has C corporation earnings and profits are divided into three tiers, with varying tax consequences. First, distributions are deemed to come from the S corporation’s “accumulated adjustment account,” which generally tracks the cumulative taxable income of the S corporation that can be distributed to shareholders as a reduction of their tax basis. Distributions deemed made from the accumulated adjustment account are not taxable to the extent of a shareholder’s adjusted tax basis in his or her S corporation stock and any such distribution in excess of his or her adjusted tax basis is treated as gain from the sale or exchange of property. Second, the amount of any distribution in excess of the balance of the accumulated adjustment account up to the amount of the C corporation earnings and profits of the corporation is taxable as a dividend. Third, the amount of any distribution in excess of the accumulated adjustment account and C corporation earnings and profits is taxed in the same manner as the first tier of distributions, that is, such distributions are not taxable to the extent of a shareholder’s remaining adjusted tax basis in his or her S corporation stock, with any distribution in excess of his or her adjusted tax basis treated as gain from the sale or exchange of property.
As of December 31, 2017, the accumulated adjustment account of FPB was approximately $8 million. The accumulated adjustment account generally increases by the amount of any income or gain of FPB prior to the closing of the merger and decreases by the amount of any distributions, losses, deductions or nondeductible expenses incurred by FPB, which would include shareholder distributions since January 1, 2018.
Under the Merger Agreement, FPB is permitted to make distributions to its shareholders under three circumstances. First, FPB is permitted to pay a special cash distribution in the amount of $140.30 per share, or approximately $11.275 million in the aggregate, prior to closing. Second, FPB may pay to its shareholders its normal and customary quarterly cash dividend in the amount of $5.00 per share for each full calendar quarter preceding the effective date of the Merger. Finally, FPB is entitled to continue to pay a cash dividend equal to 31% of FPB’s estimated taxable income from the commencement of calendar quarter in which the Merger occurs through the effective date of the Merger so long as the dividend does not exceed $5.00. Finally, FPB may pay to its shareholders its normal and customary quarterly cash dividend in the amount of $5.00 per share.
To the extent that the distribution is under the first or third tier, and is further not taxable due to the shareholder’s basis prior to the distribution exceeding the amount received, the shareholder’s adjusted tax basis in his or her FPB common shares would decrease by the amount of the distributions paid and affect the amount of the shareholder’s adjusted carryover tax basis in the Peoples common shares received in exchange for the FPB common shares in the Merger. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” above.
As described above, to the extent that any such distribution exceeds the shareholder’s adjusted tax basis in his or her S corporation stock, that excess portion would be taxable for federal income tax purposes as a gain from the sale or exchange of property. That gain would be a capital gain and would be long-term if such shareholder has held his or her shares for more than one year at the time that the taxable distribution is made.
Net long-term capital gain is generally taxed at a maximum rate of 20% for taxpayers with taxable income that exceeds certain threshold amounts and at a maximum rate of 15% for taxpayers with taxable income below those threshold amounts. Net short-term capital gain is taxed at the holder’s ordinary income tax rate. Holders should consult their own tax advisors regarding the availability of the preferential tax rates in light of such holder’s particular circumstances.
In the event that a shareholder is required to recognize gain to the extent that a distribution exceeds the shareholder’s adjusted tax basis in his or her shares, the shareholder may also be subject to a 3.8% tax on net investment income.
Generally, distributions made by corporations before a merger are disregarded in determining whether the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and are not treated as cash received in the merger (which could result in the recognition of gain by the shareholders as a result of the merger), unless the source of funds for such distributions can be traced to the acquiring entity. FPB intends to make the distributions described above out of its own funds and does not expect that such distributions would cause the Merger to fail to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or that such distributions would be treated as cash received in the Merger, but there can be no assurances that the Internal Revenue Service or a court would not adopt a contrary position.

Backup Withholding and Reporting Requirements
A shareholder who receives payments treated as a dividend or who recognizes gain to the extent that a distribution exceeds his or her adjusted tax basis in the shares may also be subject to information reporting and backup withholding in the same manner as discussed above in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER-Backup Withholding and Reporting Requirements.”
The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you.
Each FPB shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.
Accounting Treatment
The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of FPB will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Peoples common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.
Dissenters’ Rights
Kentucky law provides certain rights to shareholders who dissent from certain corporate actions, including the proposed merger. Shareholders of FPB are entitled to certain dissenters’ rights pursuant to Chapter 271B, Subtitle 13, of the KBCA. Subtitle 13, generally provides that shareholders of FPB will not be entitled to such rights without strict compliance with the procedures set forth in Subtitle 13, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any FPB shareholder who is a record holder of FPB common stock on                      , 2019, the record date for the FPB special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such FPB common stock after the effective time of the Merger.
Only a shareholder of record may assert dissenters’ rights. A beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) must direct the shareholder of record to assert dissenters’ rights on behalf of the beneficial owner unless the right to dissent is granted to the beneficial owner by a nominee certificate on file with a corporation.
A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one beneficial owner and notifies FPB in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. A beneficial owner may assert dissenters’ rights only if the beneficial owner submits to FPB the record shareholder’s written consent to the dissent not later than the time the beneficial owner asserts dissenters’ rights, and does so with respect to all shares of FPB common stock of which he or she is the beneficial owner or over which he or she has power to direct the vote.
To be entitled to such payment, a shareholder of record:

•
must deliver to FPB a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the adoption and approval of the Merger Agreement proposal is taken at the FPB special meeting;

•	must not vote in favor of adoption and approval of the Merger Agreement; and

•	must otherwise comply with Chapter 271B, Subtitle 13.
An FPB shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the FPB record date, and the amount claimed as the “fair cash value” of such FPB common stock.
See the text of Chapter 271B, Subtitle 13, of the KBCA attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. FPB is notifying each of the holders of

record of its common shares as of               , 2019 that dissenters’ rights are available and intends that this proxy statement/prospectus constitutes such notice.
Within 10 days after the approval of the Merger Agreement at the special meeting, FPB will send a dissenters’ notice to all shareholders who have timely provided a notice of intent to demand payment in accordance with the procedures described above. The dissenters’ notice will state the dates and place for receipt of the payment demand and the deposit of FPB stock certificates, inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, supply a form for demanding payment that includes the date of the first announcement to the news media or shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of his or her shares before that date, set a date by which FPB must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the dissenters’ notice is delivered, and be accompanied by a copy of the dissenters’ rights provisions of the KBCA.
If FPB so requests, dissenting shareholders must submit their stock certificates to FPB within 15 days of such request, for endorsement on such certificates by FPB that a demand for appraisal has been made. Failure to comply with such a request will terminate the shareholder’s dissenters’ rights. Any such certificates will be promptly returned to the dissenting shareholders by FPB. If FPB and any dissenting shareholder cannot agree upon the “fair cash value” of FPB common stock, either may, within three months after service of demand by the shareholder, file a petition in the Common Pleas Court of Scioto County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s FPB common stock. The fair cash value of a share of FPB common stock to which a dissenting shareholder is entitled to under Section 271B.13 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.
If an FPB shareholder exercises his or her dissenters’ rights under Section 271B.13, all other rights with respect to such shareholder’s FPB common stock will be suspended until FPB purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.
The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of FPB common stock pursuant to Chapter 271B, Subtitle 13, of the KBCA may not be complete and is qualified in its entirety by reference to the full text of Chapter 271B, Subtitle 13, attached as Annex B to this proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. An FPB shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.
Resale of Peoples Common Shares
Peoples has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Peoples common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Peoples common shares issued to any FPB shareholder who may become an “affiliate” of Peoples for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers and directors of Peoples, and shareholders beneficially owning 10% or more of the outstanding Peoples common shares.
Employee Matters
Generally
The Merger Agreement provides that employees of FPB or First Commonwealth Bank who become employees of Peoples as a result of the Merger will, as determined by Peoples, participate in either FPB’s or First Commonwealth Bank’s employee benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees. Such employees of FPB or First Commonwealth Bank will receive credit for their years of service with FPB or First Commonwealth Bank, as applicable, for participation and vesting purposes under the applicable Peoples employee benefit plans, to the extent such plans permit, including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent FPB or First Commonwealth Bank employees participate in Peoples’ group health plan instead of continued participation in FPB’s group health plan, Peoples will waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy to the extent that Peoples’ group health plan and insurance policy permit such waiver. Furthermore, FPB shall, or shall cause First Commonwealth Bank, to pay to each FPB and First Commonwealth Bank employee all accrued and unused sick days (as defined under FPB’s Compensation and Benefit Plans) on or before the effective time of the Merger.

Employee Severance
Subject to any regulatory restrictions, Peoples has agreed to pay to each employee of FPB or First Commonwealth Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of FPB or First Commonwealth Bank immediately before the effective time of the Merger, (iii) has been an employee of FPB or First Commonwealth Bank for at least six months prior to the effective time of the Merger, and (iv) is not offered continued employment in a similar position by Peoples or any of its subsidiaries for at least six months after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with FPB or First Commonwealth Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay; provided further, that the base pay for any hourly employee will be determined based on such employee’s rate of pay at the effective time of the Merger and the average hours worked by such employee over the 12 months preceding the completion of the Merger, or such shorter period of time that such employee was employed by FPB or First Commonwealth Bank.
Further, Peoples has agreed to make available COBRA continuation coverage to COBRA Qualified Beneficiaries under FPB’s or First Commonwealth Bank’s group health plan so long as Peoples maintains said plan and thereafter, if necessary, under Peoples group health plan.
In exchange for the severance pay described above, terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against Peoples and its affiliates.
FPB’s 401(k) Plan
FPB is required to terminate the 401(k) Plan effective as of a date immediately prior to the effective date of the Merger. In addition, as soon as feasible after the closing of the Merger, Peoples will take commercially reasonable steps to allow FPB or First Commonwealth Bank employees who continue as employees of Peoples or Peoples Bank to participate in the Peoples 401(k) Plan and to accept roll-overs of benefits from the FPB 401(k) Plan to the Peoples 401(k) Plan.

THE MERGER AGREEMENT
The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
The Merger Agreement contains representations and warranties of FPB and Peoples. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.
The Merger and Subsidiary Bank Merger
Pursuant to the terms and subject to the conditions of the Merger Agreement, FPB will merge with and into Peoples, with Peoples surviving the Merger and continuing as an Ohio corporation and a registered financial holding company. Immediately following the Merger, Peoples will cause First Commonwealth Bank to be merged with and into Peoples Bank, with Peoples Bank surviving the subsidiary bank merger and continuing as an Ohio chartered commercial bank.
Effective Time
Peoples and FPB will cause the effective time of the Merger to occur as soon as practicable after the last of the conditions precedent set forth in the Merger Agreement have been satisfied or waived. Unless Peoples and FPB otherwise agree in writing, the effective time of the Merger will not be later than June 30, 2019. The Merger will become effective upon the latest to occur of (i) the filing of a certificate of merger with the Ohio Secretary of State and the articles of merger with the Kentucky Secretary of State, or (ii) at a later time that Peoples and FPB agree to in writing and specify in the certificate of merger.
Peoples and FPB currently anticipate closing the Merger in the second quarter of 2019.
Merger Consideration
Under the terms of the Merger Agreement, if the Merger is completed, shareholders of FPB will be entitled to receive 12.512 Peoples common shares for each share of FPB common stock.
Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of FPB common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of FPB common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional Peoples common share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of Peoples common shares on the NASDAQ Global Select Market® for the twenty consecutive trading days ending on and including the day immediately preceding the effective date of the Merger.
At the effective time of the Merger, FPB common stock will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of FPB common stock will cease to be, and will have no rights as, shareholders of FPB, other than to receive the merger consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Chapter 271B, Subtitle 13, of the KBCA in the case of FPB common stock as to which the holder has properly exercised dissenters’ rights).
Surrender of Certificates
Peoples will engage Equiniti Trust Company (the “Exchange Agent”) to act as its exchange agent to handle the exchange of FPB common stock for the Merger Consideration. Within five business days after the effective time, Peoples will instruct the Exchange Agent to send to each FPB shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender FPB common stock certificates to the Exchange Agent. FPB shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the Merger Consideration.
Within ten days following receipt of a properly completed letter of transmittal, the Exchange Agent will cause new certificates representing Peoples common shares (in book-entry form) into which a shareholder’s FPB common stock were converted in the Merger, and a check in respect of cash to be paid in lieu of any fractional share interests or dividends or distributions which such shareholder is entitled to receive, to be delivered to the shareholder. No interest will be paid on any cash to be paid in exchange for FPB common stock or in respect of any fractional share interests, dividends or distributions which any shareholder is entitled to receive under the terms of the Merger Agreement.
Until surrendered, each FPB stock certificate will be deemed after the effective time of the Merger to represent only the right (a) to receive any dividend or other distribution with respect to such FPB common stock with a record date occurring prior to the effective time of the Merger, (b) to receive 12.512 Peoples common shares for each share of FPB common stock they own at the effective time of the Merger, and (c) rights in the case of dissenting shares.
An FPB shareholder will not be entitled to receive payment of any dividends or distributions with respect to Peoples common shares with a record date occurring after the effective time of the Merger until the shareholder has followed the procedures described above for surrendering his or her FPB stock certificates. After a FPB shareholder has properly surrendered his or her FPB stock certificates in exchange for Peoples common shares, the shareholder will be entitled to receive any dividends or distributions on Peoples common shares with a record date occurring on or after the effective time of the Merger. No interest will be paid on any such dividends or distributions.
If any FPB stock certificate has been lost, stolen, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the FPB shareholder must take.
Indemnification and Directors’ and Officers’ Liability Insurance
For a period of six years following the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of FPB before the effective time of the Merger, to the fullest extent provided by FPB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of FPB. In addition, FPB will purchase six years of extended tail coverage available under its current directors’ and officers’ liability insurance policy.
NASDAQ Stock Listing
Peoples common shares currently are listed on the NASDAQ Global Select Market® under the symbol “PEBO.” The shares to be issued to FPB’s shareholders as merger consideration also will be eligible for trading on the NASDAQ Global Select Market®. Pursuant to the Merger Agreement, Peoples will cause the Peoples common shares to be issued pursuant to the Merger to be approved for listing on the NASDAQ Global Select Market®.
Conditions to Consummation of the Merger
Conditions of Peoples and FPB. The respective obligations of Peoples and FPB to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of FPB;

•
all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof must have expired and no such approvals contain (i) any conditions, restrictions or requirements which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on Peoples and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome;

•
there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement; and

•
this registration statement must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order, and the issuance of Peoples common shares hereunder must have been qualified in every state where such qualification is required under applicable state securities laws.

Conditions of FPB. FPB will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•
the representations and warranties of Peoples contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and FPB must have received a certificate, dated as of the effective time, signed on behalf of Peoples by the chief executive officer of Peoples to such effect;

•
Peoples must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and FPB must have received a certificate, dated as of the effective time, signed on behalf of Peoples by the chief executive officer of Peoples to such effect;

•	Peoples common shares to be issued in the Merger must have been authorized for listing on the NASDAQ Global Select Market®;

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Peoples; and

•
FPB shall have received an opinion from Crowe LLP, dated as of the effective date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of the Internal Revenue Code.

Conditions of Peoples. Peoples will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•
the representations and warranties of FPB contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Peoples must have received a certificate, dated as of the effective time, signed on behalf of FPB by its chief executive officer to such effect;

•
FPB must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Peoples must have received a certificate, dated as of the effective time, signed on behalf of FPB by its chief executive officer to such effect;

•
FPB must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Peoples after the Merger;

•
Peoples must have received a statement executed on behalf of FPB, dated as of the effective time of the Merger, that satisfies the requirements of the regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3) and complies with Treasury Regulations Section 1.897-2(h), in a form reasonably acceptable to Peoples certifying that FPB common stock do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

•	the holders of not more than 5% of the outstanding FPB common stock have perfected their dissenters’ rights under Chapter 271B, Subtitle 13, of the KBCA in connection with the Merger;

•
either (i) the results of each Phase I Environmental Site Assessment conducted by Peoples pursuant to the Merger Agreement as reported shall be reasonably satisfactory to Peoples, or (ii) any violation or potential violation of the environmental representations and warranties contained in the Merger Agreement disclosed in a Phase I report conducted by Peoples shall have been remedied by FPB to the reasonable satisfaction of Peoples;

•	FPB shall have procured a policy of directors’ and officers’ liability insurance in accordance with the terms of the Merger Agreement;

•
FPB shall have (i)(A) obtained an estoppel certificate and subordination and non-disturbance agreement from the applicable counterparty for the property located at 101 Canewood Center Drive, Georgetown, Kentucky and (B) used commercially best efforts to have obtained an estoppel certificate and subordination and non-disturbance agreements from all other applicable lessors disclosed to Peoples, and (ii)(A) used commercially best efforts to obtain estoppel certificates from the Commonwealth of Kentucky and Unites States agencies located at 311 N. Arnold Avenue, Prestonsburg, Kentucky and (B) obtained an estoppel certificate from all other applicable lessees disclosed to Peoples; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on FPB.
Peoples or FPB can waive, in writing, any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

FPB has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	regulatory approvals;

•	accuracy of financial statements and internal controls;

•	legal proceedings;

•	regulatory actions;

•	compliance with laws;

•	material contracts;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real properties and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	investment portfolio;

•	deposit insurance;

•	Bank Secrecy Act, anti-money laundering, Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	ProBank Austin’s fairness opinion;

•	absence of undisclosed liabilities; and

•	material adverse effect.

Peoples has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	no ownership of FPB common stock;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	accuracy of SEC reports;

•	accuracy of financial statements and internal controls;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	deposit insurance;

•	absence of undisclosed liabilities;

•	regulatory approvals;

•	broker’s and finder’s fees;

•	sufficiency of authorized common shares;

•	takeover laws;

•	tax matters; and

•	information to be contained in this proxy statement/prospectus.

FPB’s Conduct of Business Pending the Merger
From the date of the Merger Agreement until the effective time of the Merger, FPB has agreed not to take any of the following actions without the prior written consent of Peoples, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulation, regulatory order or policy of a Governmental Authority (as defined in the Merger Agreement):

•	conduct business other than in the ordinary course or fail to use commercially reasonable best efforts to preserve the business;

•
voluntarily take any action, which at the time taken, is reasonably likely to have a material adverse effect upon FPB’s ability to perform any of its material obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;

•
enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order;

•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional FPB common stock (or other capital stock of FPB), or enter into any agreement with respect to the same;

•	permit any additional FPB common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•
make, declare, pay or set aside for payment any dividend or distribution on any of its common shares, other than: (i) its usual and customary quarterly cash dividend of $5.00 per share, for each full calendar quarter, until the quarter in which the closing of the Merger occurs, and (ii) a special cash dividend equal to 31% of FPB’s estimated taxable income from the commencement of calendar quarter in which the Merger occurs through the effective date of the Merger so long as such dividend does not exceed $5.00 per share and a special one-time distribution payable by FPB to shareholders of record of FPB immediately prior to the effective time in the aggregate amount of $11,275,000, which is $140.30 per share of FPB common stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any of its common shares;

•
enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of FPB, other than changes that are in the ordinary course of business consistent with past practices or required by the terms of any employment agreements;

•
enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by the Merger Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, consultant, officer or employee of FPB, or take any action to accelerate the payment of benefits or the vesting or exercisability of such compensation or benefits payable thereunder;

•
sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue (excluding sales of loans underwritten in compliance with the procedures and standards of Fannie Mae in the secondary market in the ordinary course) any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

•
acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the organizational documents of FPB or First Commonwealth Bank;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by bank regulatory accounting or generally accepted accounting principles;

•	enter into or terminate any material contract, or amend, modify, renew or extend any material contract in any material respect, except as otherwise disclosed;

•
settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements;

•
except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•
borrow or agree to borrow any funds including, but not limited to, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year and excluding Federal Reserve funds purchased and Federal Home Loan Bank borrowings to fund ordinary course lending operations;

•	make or purchase any indirect or brokered loans;

•
purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in FPB’s territory which are secured by collateral located in FPB’s territory in the ordinary course and consistent with past practices;

•	make any capital expenditure or capital additions or improvements which individually exceed $15,000 or in the aggregate exceed $30,000;

•
establish any new lending programs or make any changes in the policies of FPB concerning which persons may approve loans, or price or reprice any loans inconsistent with First Commonwealth Bank’s current pricing methodologies;

•
originate or issue any loans, except in accordance with existing lending policies, lending limits and authorities, or originate or issue a commitment to originate any loan in a principal amount in excess of $500,000, unless such loan is originated and eligible for sale in the secondary market based on Federal Home Loan Bank underwriting standards;

•
fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the effective time of the Merger; fail to timely pay any tax due (whether or not required to be shown on any tax return); make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment; consent to the extension or waiver of any statute of limitations with respect to taxes; or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any tax refund or file any amended tax return;

•
open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with rates prevailing in the relevant market;

•
foreclose upon or otherwise take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment which indicates that the property is free of hazardous material, except that no such report will be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless FPB has reason to believe such real property may contain any such hazardous material;

•
fail to use reasonably best efforts to not cause any material change in the amount or general composition of deposit liabilities excluding withdrawals of deposits in the ordinary course of business; or

•	agree or commit to do any of the foregoing.

Peoples’ Conduct of Business Pending the Merger
From the date of the Merger Agreement until the effective time of the Merger, Peoples has agreed not to take any of the following actions without the prior written consent of FPB, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulation, regulatory order or policy of a Governmental Authority (as defined in the Merger Agreement):

•	amend the organizational documents of Peoples that would adversely impact rights and obligations of Peoples shareholders;

•	knowingly take or fail to take any action intended to materially delay Peoples ability to get receipt of the regulatory approvals and perform its obligations under the Merger Agreement; or

•	agree or commit to do any of the foregoing.
Expenses of the Merger
Peoples and FPB are each required to bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.
Termination of the Merger Agreement
Termination by Mutual Consent. Pursuant to the Merger Agreement, Peoples and FPB may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the board of directors of each approves the termination by a vote of a majority of the members of its board of directors.
Termination by either Peoples or FPB. Either Peoples or FPB, acting alone, upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Peoples or FPB board of directors approves the termination by a vote of a majority of the members of its board of directors in the following circumstances:

•
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 calendar days of notice of the breach provided, however, that such breach would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a material adverse effect;

•
in the event that the Merger has not been consummated by June 30, 2019, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate;

•	in the event that (i) regulatory approval has been denied, or (ii) FPB shareholders do not adopt and approve the Merger Agreement at the FPB special shareholder meeting; or

•
if FPB desires to enter into a superior competing transaction (as defined in the Merger Agreement) or if FPB’s board changes its recommendation in favor of the Merger, in each case after payment to Peoples of the termination fee described below.

Termination by FPB. FPB, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:
• if, at any time during the five-day period commencing on the first day following the date on which all regulatory approvals necessary for consummation of the Merger have been received, which is referred to as the determination date, both of the following conditions are satisfied:

•
the average of the daily closing value of Peoples common shares as reported on the NASDAQ for the 20 consecutive trading days immediately preceding such specified date, which is referred to as the Peoples market value, is less than (a) the average of the daily closing value of Peoples common shares on the NASDAQ during the 20 consecutive trading days immediately preceding the date of execution of the Merger Agreement, which is referred to as the initial Peoples market value, multiplied by (b) 0.80; and

•
the number obtained by (a) dividing the Peoples market value on the determination date by (b) the initial Peoples market value, is less than the quotient obtained by dividing (x) the average of the closing prices of the NASDAQ Bank Index for the 20 consecutive trading days immediately preceding the determination date by (y) the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, which is known as the index ratio, and subtracting 0.20 from the quotient.

If the FPB board of directors exercises the termination right described immediately above, Peoples will have the option to increase the exchange ratio to equal a quotient, the numerator of which is equal to the product of the initial Peoples market value, the exchange ratio, and the index ratio minus 0.20, and the denominator of which is equal to the Peoples market value on the determination date. If Peoples elects to increase the exchange ratio pursuant to the preceding sentence, no termination will occur.
 In the event that the Merger Agreement is terminated and the Merger abandoned, Peoples and FPB will have no liability or further obligation to the other party, except for continued compliance with certain surviving covenants and agreements identified in the Merger Agreement. In addition, the termination of the Merger Agreement will not relieve a breaching party from liability for any willful breach of the Merger Agreement giving rise to such termination.
Voting Agreements
Under the Merger Agreement, the directors who own FPB common stock, Elizabeth Lambert, vice president of FPB, and Burl Wells Spurlock II, executed a voting agreement pursuant to which they agreed to vote such FPB common stock owned by them in favor of the Merger. The parties to the voting agreement collectively own 29,549 shares of FPB common stock.
Acquisition Proposals and Termination Fee
Pursuant to the Merger Agreement, FPB and First Commonwealth Bank must not, and must cause their officers, directors, employees and other agents not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any competing proposal (as defined in the Merger Agreement), or enter into or maintain discussions or negotiate with any third party in furtherance of or relating to such inquiries or to obtain a competing proposal, or agree to or endorse any competing proposal, or authorize or permit any representative of FPB or First Commonwealth Bank to take any such action, and FPB shall use its reasonable best efforts to cause the Representatives of FPB not to take any such action, and FPB shall promptly notify Peoples if any such inquiries or proposals are made regarding a competing proposal, and FPB shall keep Peoples informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to FPB shareholder adoption, nothing in the Merger Agreement shall prohibit FPB from, in connection with a superior competing transaction, furnishing information to, or entering into discussions or negotiations with, any third party that makes an unsolicited bona fide proposal to acquire FPB and/or First Commonwealth Bank pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the FPB Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is reasonably required for the FPB board to comply with its fiduciary duties to shareholders imposed by applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such third party, FPB provides written notice to Peoples to the effect that it is furnishing information to, or entering into discussions or negotiations with, such third party, (C) prior to furnishing such information to such third party, FPB receives from such third party an executed confidentiality agreement with terms no less favorable to FPB than those governing confidentiality between Peoples and FPB, and (D) FPB keeps Peoples informed, on a current basis, of the status and details of any such discussions or negotiations.
     In the event that FPB or First Commonwealth Bank determines in good faith to pursue a superior competing transaction and terminate the Merger Agreement in order to fulfill its fiduciary duties to the shareholders of FPB under applicable law, FPB must, in connection with the termination of the Merger Agreement, pay to Peoples the sum of $1,800,000.
Amendment
 The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by Peoples and FPB, except that the Merger Agreement may not be amended after the FPB special meeting if such amendment would void adoption and approval of the Merger Agreement by FPB’s shareholders under Ohio law.

COMPARISON OF CERTAIN RIGHTS OF FPB AND PEOPLES SHAREHOLDERS
Peoples is incorporated under the laws of the State of Ohio and, accordingly, the rights of its shareholders are governed by Ohio law and its Amended Articles of Incorporation and Regulations, as amended. FPB is incorporated under the laws of the Commonwealth of Kentucky and, accordingly, the rights of its shareholders are governed by Kentucky law and its Articles of Incorporation, as amended, and Bylaws, as amended. Those shareholders of FPB that do not exercise dissenters’ rights will receive Peoples common shares in the Merger and, therefore, will become shareholders of Peoples. Although the rights of the holders of Peoples common shares and those of the holders of FPB common stock are similar in many respects, there are some differences. These differences relate to differences between provisions of Peoples’ Amended Articles of Incorporation and FPB’s Articles of Incorporation, as amended, and differences between provisions of the Regulations of Peoples and the Bylaws of FPB.
 The following chart compares certain rights of the holders of FPB common stock to the rights of holders of Peoples common shares in areas where those rights are materially different.  This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of FPB and Peoples.

First Prestonsburg Bancshares Inc.	Peoples Bancorp Inc.
Authorized Capital Stock
Authorized Capital.  FPB’s Articles authorizes FPB to issue up to 100,000 shares of common stock, without par value.

As of the record date, there were 80,362 common shares outstanding and no preferred shares outstanding.

Authorized Capital.  Peoples’ Articles authorize Peoples to issue up to (i) 24,000,000 shares of common stock, without par value, and (ii) 50,000 shares of preferred stock, without par value.

As of the record date, there were common shares outstanding and no preferred shares outstanding.

Board of Directors
Number of Directors.  The number of directors of FPB is currently fixed at four.

The number of directors can be fixed or changed at a meeting of shareholders called for the purpose of electing directors by majority vote of the shareholders. The board of directors can also fix or change the number of directors by majority vote, but cannot increase the number of directors to more than 25.

Number of Directors.  The number of directors of Peoples is currently fixed at nine.

The number of directors can be fixed or changed at a meeting of shareholders called for the purpose of electing directors by majority vote of the shareholders. The board of directors can also fix or change the number of directors by majority vote, but cannot decrease the number of directors to less than nine nor increase the number of directors to more than fifteen.

Election of Directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.	Election of Directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.
Classification of Directors. FPB’s Bylaws provides that directors shall be elected for such terms that the terms of an equal number of directors, as nearly as possible, will expire each year.
Classification of Directors. Beginning with the 2019 annual meeting, each Peoples director shall serve for a one-year term, expiring at the following annual meeting of Peoples shareholders and until such director’s successor is duly elected and qualified.

Removal of Directors.  Directors of FPB may be removed at a meeting of shareholders called expressly for that purpose, with or without cause, by the affirmative vote of the shareholders holding not less than a majority of the voting power of the corporation. However, no individual director can be removed if the votes cast against his or her removal would be sufficient to elect such director if voted cumulatively at a meeting of the shareholders.
Removal of Directors. Directors of Peoples may be removed at any time, but only for cause, by the affirmative vote of the shareholders holding not less than 75% of the voting power of the corporation.

Shareholder Nominations.  Any shareholder can propose a candidate for director by giving written notice of such proposal to the secretary. The proposal must contain certain information about the candidate.

Shareholder Nominations.  Only those shareholders entitled to vote for the election of directors may submit a nominee for election, by giving written notice of such proposal (delivered or mailed by first-class United States mail, postage prepaid) to the secretary not less than 14 nor more than 50 days prior to the meeting. If less than 21 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the secretary no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders. The proposal must contain certain information about the candidate and the proposing shareholder and include a consent of the candidate to serve as director if elected.

Shareholder Meetings
Calling Special Meetings of Shareholders.  Under FPB’s Bylaws, a special meeting of the shareholders may be called by the chief executive officer; a majority of the directors acting with or without a meeting; or shareholders who hold not less than 20% of all shares entitled to vote at the meeting.

Calling Special Meetings of Shareholders.  Under Peoples’ Regulations, a special meeting of the shareholders may be called by the chairman of the board of directors; the president or, in case of the president’s absence, death, or disability, the vice president authorized to act as president; the secretary; a majority of the directors acting with or without a meeting; or shareholders who hold not less than a majority of all shares entitled to vote at the meeting.

Notice of Shareholder Meetings. Written notice of each annual or special meeting of the shareholders must be sent to the shareholders not less than 10 days and not more than 50 days prior to the meeting.
Notice of Shareholder Meetings. Written notice of each annual or special meeting of the shareholders must be sent to the shareholders not less than 7 and not more than 60 days prior to the meeting.
Record Date.  The record date for determining the shareholders who are entitled to vote at any shareholder meeting is fixed by the board of directors. The record date cannot be earlier than the date the record date is set and cannot be less than 10 days and not more than 50 days prior to the meeting.

Record Date.  The record date for determining the shareholders who are entitled to vote at any shareholder meeting is fixed by the board of directors. The record date cannot be earlier than the date the record date is set and cannot be more than 60 days prior to the meeting.

Voting
Required Vote to Approve Certain Actions.  FPB’s Articles generally require the affirmative vote of not less than a majority of the voting power of its shareholders to pass an action that requires shareholder approval, including approval of a merger or consolidation of FPB with another entity, unless expressly otherwise required by statute. However, if FPB’s board of directors recommends against any of the following actions, the affirmative vote of the holders of not less than 75% of the voting power of FPB shareholders is required to pass the action: (a) a proposed amendment to the Articles; (b) a proposed amendment to the Bylaws; (c) a proposed change to the number of directors by an action of the shareholders; (d) an agreement of merger or consolidation of FPB with another entity; (e) a proposed combination or majority share acquisition involving the issuance of FPB shares and requiring shareholder approval; (f) a proposal to sell, exchange, transfer, or otherwise dispose of all or substantially all of FPB’s assets; or (g) a proposed dissolution of FPB.

Required Vote to Approve Certain Actions.  Peoples’ Articles generally require the affirmative vote of not less than a majority of the voting power of its shareholders to pass an action that requires shareholder approval, unless expressly provided otherwise by statute. However, if any three members of Peoples’ board of directors vote against any of the following actions, the affirmative vote of the holders of not less than 75% of the voting power of Peoples shareholders is required to pass the action: (a) a proposed amendment to the Articles; (b) proposed new Regulations or an alteration, amendment or repeal of the Regulations; (c) an agreement of merger or consolidation providing for the merger or consolidation of Peoples with or into one or more other corporations; (d) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval; (e) a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of Peoples’ assets; (f) a proposed dissolution of Peoples; or (g) a proposal to fix or change the number of directors by action of the shareholders.

Dividends
Dividend Distribution. The board of directors of FPB is authorized to set apart, out of the funds available for dividends, reserves for any proper purpose, and is permitted to purchase on behalf of the FPB any shares it has issued, to the extent permitted by law.

Dividend Distribution. Subject to certain exceptions, such as those noted below, dividends determined by the board of directors may be declared and paid on any Peoples capital stock. Provided that, if any Peoples designated preferred stock (as defined in Peoples’ Articles) is outstanding, no dividend or distribution shall be declared or paid on Peoples common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FPB
The following table sets forth information with respect to the FPB common stock beneficially owned by each director of FPB, by certain executive officers of FPB and by persons known to us who may be beneficial owners of more than 5% of FPB common stock. The table also shows the number of shares owned by the directors and executive officers as a group as of , 2019. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer of FPB is 311 N. Arnold Avenue, Prestonsburg, Kentucky 41653.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
Burl Wells Spurlock	14,728	18.33%
President & Chief Executive Officer, Chairman of the Board

Greg A. Wilson	236	0.29%
Director

Directors and Executive Officers as a Group (2 persons)	14,964	18.62%

Beneficial Owners of More than 5%

Burl Wells Spurlock	14,728	18.33%

Elizabeth Lambert	14,171	17.63%

Daniel W. Spurlock, Trustee of the Daniel W. Spurlock, Revocable Trust Agreement dated January 28, 2014, created by Daniel W. Spurlock, Grantor	14,126	17.58%

John Spurlock	11,502	14.31%
Burl Wells Spurlock Revocable Trust	8,000	9.95%
Burl. W. Spurlock II, Trust Under the Spurlock Family Trust	5,185	6.45%

(1)	Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the FPB common stock reflected in the table.

(2)	Based on the sum of 80,362 common shares outstanding.

EXPERTS
The consolidated financial statements of Peoples Bancorp Inc. and subsidiaries appearing in Peoples Bancorp Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Peoples Bancorp Inc.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on authority of such firm as experts in accounting and auditing. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for FPB by Crowe LLP.
LEGAL MATTERS
Dinsmore & Shohl LLP has rendered an opinion that the Peoples common shares to be issued to the FPB shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Peoples to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by Peoples (File No. 000-16772):

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC on April 27, 2018, July 26, 2018 and November 7, 2018, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2018 and Supplement to the Proxy Statement on Schedule 14 A filed with the SEC on April 6, 2018;

•	Current Reports on Form 8-K filed with the SEC on each of April 30, 2018, June 28, 2018 (first 8-K) and November 16, 2018 (other than the portions of those documents not deemed to be filed); and

•
The description of Peoples common shares, no par value, contained in Peoples’ Registration Statement on Form 8-A dated July 20, 1993 and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Peoples is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of FPB shareholders.
Peoples files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Peoples files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.
    Neither Peoples nor FPB has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER
dated as of
October 29, 2018
by and between
PEOPLES BANCORP INC.
and
FIRST PRESTONSBURG BANCSHARES INC.

A - i

6.18	Indemnification	50
6.19	Environmental Assessments	50
6.20	NASDAQ Listing	51
6.21	Tax Treatment	51

ARTICLE VII - Conditions to Consummation of the Merger; Closing		51
7.01	Conditions to Each Party’s Obligation to Effect the Merger	51
7.02	Conditions to Obligation of FPB	52
7.03	Conditions to Obligation of Peoples	52
7.04	Closing	54

ARTICLE VIII - Termination		54
8.01	Termination	54
8.02	Effect of Termination and Abandonment	56

ARTICLE IX - Miscellaneous		56
9.01	Survival	56
9.02	Waiver; Amendment	56
9.03	Counterparts	56
9.04	Governing Law	57
9.05	Expenses; Breakup Fee	57
9.06	Notices	57
9.07	Entire Understanding; No Third Party Beneficiaries	58
9.08	Interpretation; Effect	58
9.09	Waiver of Jury Trial	58
9.10	Successors and Assigns; Assignment	58

EXHIBIT A Form of Voting Agreement

A - ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) dated as of October 29, 2018 (hereinafter referred to as the “Agreement Date”), is entered into by and between Peoples Bancorp Inc., an Ohio corporation (hereinafter referred to as “Peoples”), and First Prestonsburg Bancshares Inc., a Kentucky corporation (hereinafter referred to as “FPB”).

WITNESSETH
WHEREAS, Peoples is a registered financial holding company and owns all of the outstanding shares of Peoples Bank, an Ohio chartered commercial bank (hereinafter referred to as “Peoples Bank”);
WHEREAS, FPB is a registered bank holding company and owns all of the outstanding shares of The First Commonwealth Bank of Prestonsburg Inc., a Kentucky banking corporation (hereinafter referred to as “First Commonwealth Bank”);
WHEREAS, the Boards of Directors of Peoples and FPB believe that the merger of FPB with and into Peoples, followed by the merger of First Commonwealth Bank with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and FPB;
WHEREAS, the Boards of Directors of Peoples and FPB have each approved this Agreement and the transactions contemplated by this Agreement; and
WHEREAS, the parties intend that (a) this merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement be, and parties adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, Peoples and FPB, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Agreement Date” has the meaning set forth in the preamble to this Agreement.
“Agreement to Merge” has the meaning set forth in Section 2.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“COBRA Qualified Beneficiary(ies)” means (i) those former employees who have elected, or are within the election period for electing, COBRA continuation coverage under the applicable FPB or First Commonwealth Bank group health plans due to a qualifying event which occurred prior to the Merger, as well as their related family member qualified beneficiaries, and (ii) those employees and their family members who are covered by the FPB or First Commonwealth Bank group health plans at the time of the Merger and who become entitled to COBRA continuation coverage as a result of the Merger.
“Code” has the meaning set forth in the Recitals.
“Competing Proposal” means any of the following involving FPB and/or First Commonwealth Bank: (a) any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of (i) FPB and/or First Commonwealth Bank, (ii) any business line of First Commonwealth Bank that constitutes 20% or more of the net revenues, net income or assets of FPB, on a consolidated basis, taken as a whole, or (iii) 20% or more of outstanding FPB Common Stock or shares in First Commonwealth Bank, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any FPB Common Stock or shares of First Commonwealth Bank, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FPB and/or First Commonwealth Bank, other than the transactions contemplated by this Agreement.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“CRA” has the meaning set forth in Section 5.03(bb).
“D&O Policy” has the meaning set forth in Section 6.18(b).
“Determination Date” has the meaning set forth in 8.01(f).
“Determination Letter” has the meaning set forth in Section 6.10(d).
“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” has the meaning set forth in Section 3.01(d).
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(b).
“Exchange Ratio” shall mean 12.512.
“Federal Reserve” means the Board of Governors of the Federal Reserve System.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Final Index Price” has the meaning set forth in Section 8.01(f).
“First Commonwealth Bank” has the meaning set forth in the recitals to this Agreement.
“First Commonwealth Bank 401(k) Plan” has the meaning set forth in Section 6.10(e).

“First Commonwealth Bank Defined Benefit Plan” has the meaning set forth in Section 6.10(f).
“First Commonwealth Bank’s Territory” means, for purposes of this Agreement, the geographic area comprising the Commonwealth of Kentucky.
“FPB” has the meaning set forth in the preamble to this Agreement.
“FPB Articles” means the Articles of Incorporation of FPB, as amended.
“FPB Board” means the Board of Directors of FPB.
“FPB Bylaws” means the bylaws of FPB, as amended.
“FPB Common Stock” means the shares of common stock, without par value, of FPB.
“FPB Group” has the meaning set forth in Section 5.03(q)(vii).
“FPB Meeting” has the meaning set forth in Section 6.02.
“FPB Special Distribution” shall have the meaning set forth in Section 4.01(c).
“FPB Stockholder Adoption” has the meaning set forth in Section 5.03(d).
“FPB’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder; (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder; and (c) any hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Index” has the meaning set forth in Section 8.01(f).
“Index Ratio” has the meaning set forth in Section 8.01(f).

“Information” has the meaning set forth in Section 6.16.
“Initial Index Price” has the meaning set forth in Section 8.01(f).
“IRS” has the meaning set forth in Section 5.03(m)(ii).
“KBCA” means the Kentucky Business Corporation Act, Chapter 271B of the Kentucky Revised Statutes.
“KDFI” means the Kentucky Department of Financial Institutions.
“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to FPB, the Knowledge of any officer of FPB with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operations Officer, Senior Lending Officer, Auditor, Bank Secrecy Act Officer or Compliance Officer. An officer of Peoples or FPB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to become aware of such fact or matter in the ordinary course of such officer’s duties.
“KSS” means Secretary of State of the Commonwealth of Kentucky.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
“Material Adverse Effect” means, with respect to Peoples or FPB, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of Peoples and its Subsidiaries, taken as a whole, or (B) be material and adverse to the financial position, results of operations or business of FPB and its Subsidiaries, taken as a whole, that would in aggregate result or likely result in a reduction in the consolidated tangible net worth of FPB and its Subsidiaries, as measured as of September 30, 2018 (subject to the exclusion of transaction expenses pursuant to clause (b) of the following proviso), or (ii) would materially impair the ability of either Peoples or FPB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions, changes in prevailing interest and deposit rates and GAAP or regulatory accounting requirements; (b) changes resulting from expenses (such as legal, accounting, investment bankers’ fees, any termination fees for data processing and related services, change in control payments as listed in FPB’s Disclosure Schedule and the FPB Special Distribution) incurred in connection with this Agreement or the transactions contemplated by this Agreement; (c) changes in policies and procedures of FPB or First Commonwealth Bank taken pursuant to Section 6.08 of this Agreement or other acts or omissions taken or omitted upon the request or with the consent of Peoples; (d) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters or acts of God; (e) changes resulting from the announcement of this Agreement and the transactions contemplated by this Agreement; or (f) changes in FPB’s accumulated other comprehensive income resulting from a reduction in the market value of investment securities due to changes in interest rates but only to the extent such changes do not exceed $4,000,000.
“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.
“Merger Consideration” has the meaning set forth in Section 3.01(a).
“ODFI” means the Ohio Division of Financial Institutions.
“OGCL” means the Ohio General Corporation Law.
“Old Certificates” has the meaning set forth in Section 3.03(c).
“OSS” means the Office of the Secretary of State of the State of Ohio.
“Parent Merger” has the meaning set forth in Section 2.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Peoples” has the meaning set forth in the preamble to this Agreement.
“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.
“Peoples Bank” has the meaning set forth in the recitals to this Agreement.
“Peoples Board” means the Board of Directors of Peoples.
“Peoples Board Deferred Compensation Plan” means the Third Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.
“Peoples Common Shares” means shares of common stock, without par value, of Peoples.
“Peoples Equity Plan” means the Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan, as amended.

“Peoples Employee Stock Purchase Plan” means the Peoples Bancorp Inc. Employee Stock Purchase Plan.
“Peoples Market Price” has the meaning set forth in Section 8.01(f).
“Peoples Market Value” has the meaning set forth in Section 8.01(f).
“Peoples Regulations” means the regulations of Peoples, as amended.
“Peoples SEC Reports” has the meaning set forth in Section 5.04(g)(ii).
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“Per Share Consideration” has the meaning set forth in Section 3.01(a).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Phase I” has the meaning set forth in Section 4.01(u).
“Proceeding” means any litigation, action, suit, mediation, arbitration, assessment, investigation, hearing, grievance or similar proceeding (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard, pending by or before any Governmental Authority, arbitrator or mediator.
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).
“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by Peoples to register with the SEC the Peoples Common Shares that make up a portion of the Merger Consideration, which also will include FPB’s proxy statement seeking the approval of its shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
“Regulatory Order” has the meaning set forth in Section 5.03(i)(i).
“Related Parties” has the meaning set forth in Section 5.03(cc).
“Related Party Agreements” has the meaning set forth in Section 5.03(cc).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, financial and other advisors and/or agents.
“Rights” means, with respect to any Person, all securities and obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, and any options, calls or commitments relating to, and any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 5.04(g)(ii).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” or “Subsidiaries” has the meaning set forth in Rule 1‑02 of Regulation S-X of the SEC.
“Subsidiary Merger” has the meaning set forth in Section 2.02.
“Superior Competing Transaction” means any of the following involving FPB and/or First Commonwealth Bank: any proposal made by a Person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of FPB and/or First Commonwealth Bank or all or substantially all the assets of FPB and/or First Commonwealth Bank, and otherwise on terms which the FPB Board determines in its good faith judgment (after consultation with legal counsel and the financial advisor of FPB and/or First Commonwealth Bank) to be more favorable to its shareholders than the Merger (taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of the FPB Board, reasonably capable of being obtained by such Person, and is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof that is filed or required to be filed with a Governmental Agency.
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means FPB Common Stock held by FPB or its Subsidiary other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among Peoples and certain shareholders of FPB.

ARTICLE II
The Merger
2.01    The Parent Merger.

(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, FPB shall merge with and into Peoples (the “Parent Merger”), Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of FPB shall cease. At the Effective Time:

    (i)     The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)     The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)     Each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(b)    Option to Change Method of Merger. Peoples may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)     alter or change the amount or kind of consideration to which the holders of FPB Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement, including, without limitation, the FPB Special Distribution or, in lieu thereof and with the consent of FPB, cash in the amount of $11,275,000, which would be paid by Peoples in addition to the Merger Consideration;

(ii)     materially impede or delay consummation of the transactions contemplated by this Agreement;

(iii)    materially adversely affect the Tax consequences to the holders of FPB Common Stock as a whole resulting from receiving the consideration in the Merger as set forth in Article III, including by causing the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code; or

(iv)    otherwise materially adversely affect the holders of FPB Common Stock as a whole.

Subject to the foregoing, FPB, if reasonably requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    The Subsidiary Merger. At the time specified by Peoples Bank in its certificate of merger filed with the OSS (which shall not be earlier than after the Effective Time), First Commonwealth Bank shall merge with and into Peoples Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be agreed upon and executed by First Commonwealth Bank and Peoples Bank. Upon the consummation of the Subsidiary Merger, the separate corporate existence of First Commonwealth Bank shall cease and Peoples Bank shall survive the Subsidiary Merger and continue to exist as an Ohio banking corporation and the separate corporate existence of First Commonwealth Bank shall cease. The Parent Merger and the Subsidiary Merger are sometimes collectively referred to herein as the “Merger”.
2.03    Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of the certificate of merger with the OSS and the articles of merger with the KSS; or (b) such later date and time as may be set forth in such certificate of merger and articles of merger. The Parent Merger shall have the effects prescribed in the OGCL and KBCA.
2.04    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and FPB shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.05    Absence of Control. It is the intent of the parties to this Agreement that Peoples, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated by this Agreement) to control, directly or indirectly, FPB or First Commonwealth Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of FPB or First Commonwealth Bank.

2.06    Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III
Merger Consideration.
3.01    Merger Consideration.
At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
(a)     Conversion of FPB Common Stock. Subject to the terms and conditions of this Agreement and in accordance with the OGCL and the KBCA, each share of FPB Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive a number of Peoples Common Shares equal to the Exchange Ratio (the “Per Share Consideration”). The aggregate Per Share Consideration paid by Peoples to all stockholders of FPB, including any cash paid in lieu of fractional shares pursuant to Section 3.03(d), is sometimes referred to collectively herein as the “Merger Consideration.”
(b)    Adjustments to the Merger Consideration.
(i)    If the number of shares of FPB Common Stock issued and outstanding immediately prior to the Effective Time exceeds the number of shares of FPB Common Stock issued and outstanding as of the date hereof, the Merger Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Exchange Ratio and the FPB Special Distribution.
(ii)    If Peoples changes (or establishes a record date for changing) the number of Peoples Common Shares issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization, acquisition or similar transaction with respect to the outstanding Peoples Common Shares, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of FPB at the Effective Time shall receive Merger Consideration that produces in all respects the same economic effect as contemplated by this Agreement prior to such action.

(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
(d)    Dissenting Shares. Notwithstanding anything contained in this Agreement to the contrary, shares of FPB Common Stock that are outstanding immediately prior to the Effective Time and with respect to which the shareholders thereof have given notice of their intention to assert the right to dissent in accordance with Section 271B.13-210 of the KBCA and which shareholders have not voted in favor of the Parent Merger and otherwise complied with the provisions of Subtitle 13 of the KBCA to become a “dissenter” as defined therein (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with Subtitle 13 of the KBCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the KBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration. FPB shall give Peoples (i) prompt notice of any written demands for payment of fair value of any shares of FPB Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the KBCA and received by FPB relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the KBCA consistent with the obligations of FPB thereunder. FPB shall not, except with the prior written consent of Peoples, (A) make any payment with respect to such demand, (B) offer to settle or settle any demand for payment of fair value or (C) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the KBCA.
3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of FPB Common Stock shall cease to be, and shall have no rights as, shareholders of FPB, other than (a) to receive any dividend or other distribution with respect to such FPB Common Stock with a record date occurring prior to the Effective Time, (b) to receive the Merger Consideration, or (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of FPB or the Surviving Corporation of any FPB Common Stock.
3.03    Exchange and Payment Procedures.
(a)    Exchange Agent. Equiniti Trust Company will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)    Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing Peoples Common Shares (subject to Section 3.03(i)) and (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) cash in lieu of fractional shares pursuant to Section 3.03(d), and (B) any dividends or distributions on account of Peoples Common Shares (the “Peoples Dividend”) to be exchanged for FPB Common Stock with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (such cash being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding FPB Common Stock. Promptly after the Effective Time, the Exchange Agent shall distribute Peoples Common Shares and make payment of the Exchange Fund as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Peoples Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the Peoples Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such Peoples Common Shares for the account of the persons entitled thereto.
(c)    Exchange Procedures.
(i)    Within five business days after the Effective Time, Peoples shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented FPB Common Stock (other than Treasury Shares and Dissenting Shares) (“Old Certificates”) or uncertificated shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates, if applicable, or upon delivery of the letter of transmittal in the case of uncertificated shares, to the Exchange Agent, and which shall be in customary form as directed by Peoples and reasonably acceptable to FPB, and (ii) instructions for use in effecting the surrender of the Old Certificates, if applicable, or the letter of transmittal in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates, if applicable, and a properly completed and duly executed letter of transmittal to the Exchange Agent, and such other documents as may reasonably be required by Peoples or the Exchange Agent, the holders of such Old Certificates or uncertificated shares shall be entitled to receive the number of whole shares of Peoples Common Shares that such holder has the right to receive pursuant to Section 3.01(a) and a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 3.03, and any Peoples Dividends or other distributions to which such holder is entitled pursuant to Section 3.02. Old Certificates so surrendered shall forthwith be canceled. Within ten days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Peoples Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of FPB Common Stock not registered in the transfer records of FPB, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such FPB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Peoples and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(ii)    No dividends or other distributions declared or made after the Effective Time with respect to Peoples Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Peoples Common Shares hereunder until such Person surrenders his, her or its Old Certificates, if applicable, and the letter of transmittal in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, if applicable, and the letter of transmittal, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Peoples Common Shares represented by such Person’s Old Certificates or uncertificated shares.

(d)    No Fractional Peoples Common Shares.
(i)    No certificates or scrip representing fractional Peoples Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional Peoples Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.
(ii)    Each holder of FPB Common Stock who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional Peoples Common Share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder (after taking into account all shares of FPB Common Stock exchanged by such holder) would otherwise be entitled by (b) the volume weighted average closing price per share of Peoples Common Shares on the NASDAQ Capital Market® for the twenty consecutive trading days ending on and including the day immediately preceding the Effective Date.
(e)     Release of Exchange Fund. Peoples may request that any portion of the Exchange Fund that remains unclaimed by the shareholders of FPB for six months after the Effective Time be returned to Peoples and any shareholders of FPB who have not theretofore complied with this Article III shall thereafter look only to Peoples for payment of the Merger Consideration.
(f)    No Liability. None of Peoples, FPB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of FPB Common Stock for any payment of the Per Share Consideration, any cash in lieu of a fractional Peoples Common Share interest, or any dividends or distributions with respect to Peoples Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(g)     Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to the Exchange Agent and, if reasonably required by Peoples, the posting by such Person of a bond, in such reasonable amount as Peoples or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any Peoples Dividends owing on Peoples Common Shares payable in respect of the shares of FPB Common Stock represented by such Old Certificate.

(h)    Withholding Rights. Peoples or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of FPB Common Stock such amounts as Peoples or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any Tax Laws. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Peoples or the Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the FPB Common Stock.
(i)    Book Entry. All shares of Peoples Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in Peoples’ discretion.
(j)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.
ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of FPB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by Peoples, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of Peoples, which consent shall not be unreasonably withheld, FPB shall not, and shall cause First Commonwealth Bank not to:
(a)    Ordinary Course. (i) Conduct the business of FPB and First Commonwealth Bank other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) fail to use reasonable best efforts to maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect, or (iv) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional FPB Common Stock, other capital stock of FPB or any Rights; (ii) enter into any agreement with respect to the foregoing; (iii) permit any additional FPB Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c)    Dividends; Distributions; Adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from First Commonwealth Bank to FPB, except that FPB may pay to its shareholders its normal and customary quarterly cash dividend in the amount of $5.00 per share for each full calendar quarter preceding the Effective Date, a cash dividend equal to 31% of FPB’s estimated taxable income from the commencement of calendar quarter in which the Merger occurs through the Effective Date so long as such dividend does not exceed $5.00 per share and a special one-time distribution payable by FPB to shareholders of record of FPB immediately prior to the Effective Time in the aggregate amount of $11,275,000, which is $140.30 per share of FPB Common Stock (the “FPB Special Distribution”); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock other than transactions in FPB Common Stock required by FPB Compensation and Benefit Plans.
(d)    Compensation; Employment Agreements. Except as set forth in FPB’s Disclosure Schedule, enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of FPB or First Commonwealth Bank, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the Agreement Date, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except changes that are in the ordinary course of business consistent with past practices or required by the terms of any employment agreements and set forth in FPB’s Disclosure Schedule.
(e)    Benefit Plans. Except as set forth in FPB’s Disclosure Schedule, enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of FPB or First Commonwealth Bank, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Except as set forth in FPB’s Disclosure Schedule and excluding sales of loans underwritten in compliance with the procedures and standards of Fannie Mae in the secondary market in the ordinary course of business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h)    Governing Documents. Amend the FPB Articles, the FPB Bylaws or the articles of incorporation, articles of association, regulations or bylaws (or similar governing documents) of First Commonwealth Bank.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by bank regulatory accounting or GAAP.
(j)    Material Contracts. Except as set forth in FPB’s Disclosure Schedule, enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), terminate any existing Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts (excluding expirations of Material Contracts pursuant to their terms).
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount individually not to exceed $25,000 and in the aggregate not to exceed $50,000 for all such settlements.
(l)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
(m)    Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year and Fed funds purchased and Federal Home Loan Bank borrowings to fund ordinary course lending operations.
(n)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans or (ii) purchase from or sell to any financial institution or other non-depository lender any interest in a loan and/or other type of credit facility held in First Commonwealth Bank’s portfolio, except for such credit facilities made to borrowers in First Commonwealth Bank’s Territory which are secured by collateral located in First Commonwealth Bank’s Territory in the ordinary course and consistent with past practices.
(o)    Capital Expenditures. Except as set forth in FPB’s Disclosure Schedule, make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $15,000 or in the aggregate exceed $30,000.

(p)    Lending. (i) Establish any new lending programs or, except as set forth in FPB’s Disclosure Schedule, make any changes in the policies of First Commonwealth Bank concerning which Persons may approve loans, (ii) price or reprice any loans inconsistent with First Commonwealth Bank’s current pricing methodology, (iii) originate or issue any loans except in accordance with existing lending policies, lending limits and authorities, or (iv) originate or issue a commitment to originate any loan in a principal amount in excess of $500,000, unless such loan is originated and eligible for sale in the secondary market based on Federal Home Loan Bank underwriting standards.
(q)      Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), except for any Taxes FPB contests in good faith and establishes adequate reserves therefor; (iii) make, change or revoke any Tax election or Tax accounting method; (iv) file any amended Tax return; (v) settle any Tax claim or assessment; (vi) consent to the extension or waiver of any statute of limitations with respect to any Tax; (vii) offer or agree to do any of the foregoing; or (viii) surrender its rights to do any of the foregoing or to claim any refund of any Tax or file any amended Tax Return.
(r)    Offices and Facilities. Except as otherwise provided in this Agreement or set forth on FPB’s Disclosure Schedule, (i) open, close or relocate any offices at which its business is conducted (including any ATMs) or (ii) fail to use commercially reasonable efforts to maintain and keep its respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(s)    Interest Rates. Increase or decrease the rate of interest paid on time deposits, certificates of deposit, or any other type of deposit accounts, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(t)    Foreclosures. Foreclose upon or otherwise cause FPB or First Commonwealth Bank to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” (“Phase I”) on such real property which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless FPB or First Commonwealth Bank has reason to believe such real property may contain any such Hazardous Material.
(u)    Deposit Liabilities. Fail to use reasonable best effort to not cause or permit any material change in the amount or general composition of deposit liabilities, excluding withdrawals of deposits in the ordinary course of business.
(v)    Commitments. Agree or commit to do any of the foregoing.

4.02    Forbearances of Peoples. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by FPB, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of FPB, which consent shall not be unreasonably withheld, shall not, and shall cause its Subsidiaries not to:
(a)    Governing Documents. Amend the Peoples Articles or the Peoples Regulations in a material manner that adversely impacts the rights or obligations of holders of Peoples Common Shares;
(b)    Delay. Knowingly take any action or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of FPB, Peoples or their Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement; or
(c)    Agreements to Take Action. Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 4.02.
ARTICLE V
Representations and Warranties

5.01    Disclosure Schedules. On or prior to the Agreement Date, FPB delivered to Peoples a schedule, and Peoples delivered to FPB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation; and provided, further, that any disclosures made with respect to a section of this Article V shall be deemed to qualify (a) any other section of this Article V specifically referenced or cross referenced and (b) any other sections of this Article V to the extent it is reasonably apparent and obvious from a reading of the disclosure that such disclosure applies to such other sections (notwithstanding the absence of a specific cross reference).
5.02    Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties.

5.03    Representations and Warranties of FPB. Subject to Sections 5.01 and 5.02, FPB hereby represents and warrants to Peoples that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    FPB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which FPB conducts business are set forth in the FPB Disclosure Schedule. FPB is registered as a bank holding company under the BHCA with the Federal Reserve.
(ii)    First Commonwealth Bank is a Kentucky banking corporation organized and validly existing under the laws of the Commonwealth of Kentucky, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of FPB.
(i)     The authorized capital stock of FPB consists of 100,000 shares of FPB Common Stock. As of the date hereof, there are: (A) 80,362 shares of FPB Common Stock issued and outstanding; and (B) no shares of Treasury Shares held by FPB. All of the issued and outstanding shares of FPB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in this Subsection (i), and except as set forth in FPB’s Disclosure Schedule, FPB does not have and is not bound by any outstanding or issued Rights with respect to any FPB Common Stock.
(ii)    Except as set forth in FPB’s Disclosure Schedule, neither FPB nor First Commonwealth Bank have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. Except as set forth in FPB’s Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which FPB or First Commonwealth Bank is a party or by which any of them are bound or with respect to any equity security, membership interest or similar ownership interest of FPB or First Commonwealth Bank.
(c)    Subsidiaries.
(i)(A)    The only Subsidiary of FPB is First Commonwealth Bank, (B) FPB owns all of the issued and outstanding equity securities of First Commonwealth Bank, (C) no equity securities of First Commonwealth Bank are or may become required to be issued (other than to FPB) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which First Commonwealth Bank is or may be bound to sell or otherwise transfer any equity securities of First Commonwealth Bank (other than to FPB), (E) there are no contracts, commitments, understandings, or arrangements relating to FPB’s rights to vote or to dispose of First Commonwealth Bank’s equity securities, and (F) all of the equity securities of First Commonwealth Bank held by FPB are fully paid and nonassessable and are owned by FPB free and clear of any Liens.

(ii)    FPB and First Commonwealth Bank do not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than FPB’s ownership of First Commonwealth Bank, shares it holds in the Federal Home Loan Bank, shares in The Independent Community Bancorp, Inc. and membership interests it holds in Title Center of Greater Kentucky, LLC.
(d)    Corporate Power. Each of FPB and First Commonwealth Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. FPB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of FPB’s shareholders (the “FPB Stockholder Adoption”) and applicable Regulatory Authorities, and First Commonwealth Bank, with the assistance of Peoples, has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement, subject to certain required approvals of applicable Regulatory Authorities.
(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the FPB Stockholder Adoption, this Agreement and the transactions contemplated by this Agreement have been authorized by all necessary corporate action of FPB and the FPB Board prior to the Agreement Date. The Agreement to Merge, when executed by First Commonwealth Bank, shall have been approved by the board of directors of First Commonwealth Bank and by FPB, as the sole shareholder of First Commonwealth Bank. Assuming due authorization, execution and delivery by Peoples, this Agreement is a valid and legally binding obligation of FPB, enforceable against FPB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of Regulatory Authorities generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(f)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FPB or First Commonwealth Bank in connection with the execution, delivery or performance by FPB of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by this Agreement; (B) the filing of the articles of merger with the KSS pursuant to the KBCA; (C) the filing of the certificate of merger with the OSS pursuant to the OGCL; (D) the filing with the SEC and declaration of effectiveness of the Registration Statement; (E) FPB Stockholder Adoption; (F) the receipt of the approvals set forth in Section 7.01(b) and (G) the receipt of approval from the KDFI in connection with the FPB Special Distribution pursuant to Section 4.01(c).

(ii)    As of the date hereof, FPB has no Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)    Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of FPB or First Commonwealth Bank or to which FPB or First Commonwealth Bank or any of their respective properties are subject or bound; (B) constitute a breach or violation of, or a default under, the FPB Articles or the FPB Bylaws; or (C) require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    FPB has delivered or will deliver to Peoples (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2017, 2016 and 2015, respectively, consisting of consolidated balance sheets and the related consolidated statements of income, comprehensive income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by Crowe LLP, FPB’s independent registered public accounting firm; (B) unaudited consolidated financial statements for the interim period ended September 30, 2018 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited monthly financial statements for September 30, 2018 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “FPB’s Financial Statements”). FPB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of FPB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year‑end adjustments and the absence of notes thereto. Except as set forth in FPB’s Financial Statements, FPB and First Commonwealth Bank have no material liabilities or obligations as of the date of such Financial Statements.
(ii)    Since September 30, 2018, FPB and First Commonwealth Bank have not incurred any material liability not disclosed in FPB’s Financial Statements.

(iii)    Since September 30, 2018, (A) FPB and First Commonwealth Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice in all material respects and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to FPB or First Commonwealth Bank.
(iv)    Management of FPB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of FPB and First Commonwealth Bank in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of FPB and First Commonwealth Bank are being made only in accordance with authorizations of management and directors of FPB and First Commonwealth Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of FPB and First Commonwealth Bank that could have a material effect on their financial statements. Management of FPB has no Knowledge of any deficiency in the effectiveness of FPB’s and First Commonwealth Bank’s internal controls over financial reporting as of the end of the periods covered by FPB’s Financial Statements and, to FPB’s Knowledge, any fraud, whether or not material, that involves management or other employees of FPB or First Commonwealth Bank. FPB has provided to Peoples access to all documentation related to FPB’s internal control over financial reporting. Since December 31, 2015, to FPB’s Knowledge, except as set forth in FPB’s Disclosure Schedule, there has been no complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FPB or First Commonwealth Bank or their respective internal accounting controls, including any complaint, allegation, assertion or claim that FPB or First Commonwealth Bank has engaged in questionable accounting or auditing practices.
(h)    Litigation. Except as set forth in FPB’s Disclosure Schedule, there is no suit, action or claim pending, or, to FPB’s Knowledge, proceeding, review or investigation pending, and, to FPB’s Knowledge, there is no suit, action, claim, proceeding, review or investigation threatened against FPB or First Commonwealth Bank or any of the current or former directors or executive officers of FPB or First Commonwealth Bank (and FPB has no Knowledge of any basis for any such suit, action, claim, proceeding, investigation or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to FPB and First Commonwealth Bank, taken as a whole, or is reasonably likely to result in a material restriction on its or First Commonwealth Bank’s businesses or, after the Effective Time, the business of Peoples or any of its Affiliates, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by this Agreement. There is no injunction, order, award, judgment, settlement or decree imposed upon or entered into by FPB, First Commonwealth Bank or the assets of FPB or First Commonwealth Bank (or that, upon consummation of the Merger, would apply to Peoples or any of its Affiliates) that is or could reasonably be expected to have a Material Adverse Effect.

(i)    Regulatory Matters.
(i)    Neither FPB nor First Commonwealth Bank is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the KDFI, the ODFI, the FDIC and the Federal Reserve) or the supervision or regulation of it or First Commonwealth Bank (collectively, the “Regulatory Authorities”); provided, however, that Regulatory Order shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Regulatory Authority prohibiting its disclosure to third parties under applicable law, rule or regulation.
(ii)    Neither FPB nor First Commonwealth Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission, other than any of the foregoing that is subject to regulatory restrictions prohibiting its disclosure to third parties under applicable law, rule or regulation.
(j)    Compliance with Laws. Except as set forth in FPB’s Disclosure Schedule, FPB and First Commonwealth Bank have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FPB. To the Knowledge of FPB, there is no basis to expect any suspension or cancellation of any such necessary license, franchise, permit or authorization. FPB and First Commonwealth Bank have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to FPB or First Commonwealth Bank.
(k)    Material Contracts; Defaults.
(i)    Except as set forth in FPB’s Disclosure Schedule, neither FPB nor First Commonwealth Bank is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the Agreement Date, and no such contract or agreement is presently being negotiated or discussed:

(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of FPB or First Commonwealth Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months other than outstanding advances from the Federal Home Loan Bank;
(C)    any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of FPB or First Commonwealth Bank;
(D)    any contract containing covenants limiting the freedom of FPB or First Commonwealth Bank to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of FPB’s or First Commonwealth Bank’s current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any contract with any director, officer, employee or consultant of FPB or First Commonwealth Bank or any Associate or immediate family member of any of the foregoing or arrangement under which FPB or First Commonwealth Bank has advanced or loaned any amount to any of their respective directors, officers, employees, insiders or consultants, or any Associate or immediate family member of any of the foregoing (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the Federal Reserve);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of FPB or First Commonwealth Bank;
(K)    any contract that requires the payment of royalties;
(L)    any contract pursuant to which FPB or First Commonwealth Bank has any obligation to share revenues or profits derived from FPB or First Commonwealth Bank with any other Person other than the FPB Compensation and Benefit Plans;
(M)    any contract between (i) FPB or First Commonwealth Bank, on the one hand, and any officer, director, employee or consultant of FPB or First Commonwealth Bank, on the other hand; and (ii) FPB or First Commonwealth Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of FPB or First Commonwealth Bank, on the other hand; and
(O)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate during any period of 12 consecutive months or which is otherwise not in the ordinary course of business.
(ii)    “Material Contracts” shall mean those contracts listed in FPB’s Disclosure Schedule. True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to FPB or First Commonwealth Bank, as the case may be, and (B) to the Knowledge of FPB, as to the other parties to such Material Contracts. Except as disclosed in FPB’s Disclosure Schedule, FPB or First Commonwealth Bank, as applicable, and to the Knowledge of FPB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither FPB nor First Commonwealth Bank, and to the Knowledge of FPB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither FPB nor First Commonwealth Bank, and to the Knowledge of FPB, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed (if renewable per its terms). Neither FPB nor First Commonwealth Bank has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of FPB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(l)    Brokerage and Finder’s Fees. Except for ProBank Austin, neither FPB nor First Commonwealth Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated by this Agreement.

(m)    Employee Benefit Plans.
(i)    FPB’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous three years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of FPB or First Commonwealth Bank or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which FPB or First Commonwealth Bank or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither FPB nor First Commonwealth Bank nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.
(ii)    To FPB’s Knowledge, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either (A) received a favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter or (B) has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of FPB, threatened legal action, suit or claim relating to any of the Compensation and Benefit Plans. To FPB’s Knowledge, neither FPB nor First Commonwealth Bank nor any ERISA Affiliate has engaged in any transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject FPB or First Commonwealth Bank or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To FPB’s Knowledge, no event has occurred or circumstance exists, other than changes in applicable law or regulation, that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of a Compensation and Benefit Plan that is self-insured except as set forth in FPB’s Disclosure Schedule.

(iii)    Except as set forth in FPB’s Disclosure Schedule, none of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by FPB or First Commonwealth Bank with respect to any terminated “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with FPB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). Except as set forth in FPB’s Disclosure Schedule, none of FPB, First Commonwealth Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time. No notice of a “reportable event” (within the meaning of Section 4043 of ERISA) has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of FPB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.
(iv)    All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which FPB or First Commonwealth Bank was or is a party have been timely made or have been reflected on FPB’s Financial Statements.
(v)    Except as set forth in FPB’s Disclosure Schedule, (A) neither FPB nor First Commonwealth Bank has any obligation to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, (B) each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and (C) there has been no communication to Employees by FPB or First Commonwealth Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    FPB and First Commonwealth Bank do not maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, FPB has provided or made available to Peoples, true and complete copies of: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code, including 401(k) and 401(m) tests; and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii)    Except as set forth in FPB’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(ix)    Neither FPB nor First Commonwealth Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations promulgated thereunder.
(x)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, FPB, the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of FPB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(n)    Labor Matters. Neither FPB nor First Commonwealth Bank is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FPB or First Commonwealth Bank the subject of a proceeding asserting that it or First Commonwealth Bank has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FPB or First Commonwealth Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving FPB or First Commonwealth Bank pending or, to FPB’s Knowledge, threatened, nor does FPB have Knowledge of any activity involving its or First Commonwealth Bank’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity. FPB and First Commonwealth Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o)    Takeover Laws. FPB has taken all action required to be taken by FPB in order to exempt this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement from, and this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the Commonwealth of Kentucky or any other state having jurisdiction over FPB (“Takeover Laws”) and (ii) any applicable provisions of the FPB Articles, the FPB Bylaws or the governing documents of First Commonwealth Bank.
(p)    Environmental Matters. To FPB’s Knowledge, neither the conduct nor the operation of FPB or First Commonwealth Bank nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any Environmental Law, and to FPB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under any Environmental Law. Neither FPB nor First Commonwealth Bank has received any notice from any Person that FPB or First Commonwealth Bank or the operation or condition of any property owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility or potential responsibility for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(q)    Tax Matters.
(i)(A)    Except as set forth in FPB’s Disclosure Schedule, all Tax Returns that were or are required to be filed by or with respect to FPB and First Commonwealth Bank have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all respects; (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in Section 5.03(q)(i)(A)) have been paid in full; and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of FPB or First Commonwealth Bank. FPB has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by FPB and First Commonwealth Bank for each of the three most recent fiscal years. Neither FPB nor First Commonwealth Bank has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in FPB’s Financial Statements or that have arisen in the ordinary and usual course of business since September 30, 2018. The accruals and reserves for Taxes reflected in FPB’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of FPB or First Commonwealth Bank other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii)    FPB and First Commonwealth Bank have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No unresolved claim has been made since December 31, 2011 by any Governmental Authority in a jurisdiction where FPB or First Commonwealth Bank do not file Tax Returns that FPB or First Commonwealth Bank is or may be subject to taxation by that jurisdiction.
(v)    Neither FPB nor First Commonwealth Bank has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority since December 31, 2011.
(vi)    Neither FPB nor First Commonwealth Bank has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2012. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority relating to Taxes are pending or being conducted with respect to FPB or First Commonwealth Bank and, to the Knowledge of FPB, no such audit or other proceeding has been threatened. To FPB’s Knowledge, no Governmental Authority has asserted or has threatened to assert against FPB or First Commonwealth Bank any deficiency or claim for additional Taxes.
(vii)    Except as set forth on FPB’s Disclosure Schedule, neither FPB nor First Commonwealth Bank (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group of which FPB is or was the common parent corporation (the “FPB Group”), or (C) has any liability for the Taxes of any person (other than members of the FPB Group) as a transferee or successor, by contract, or otherwise.
(viii)    Except as set forth on FPB’s Disclosure Schedule, neither FPB nor First Commonwealth Bank has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)    Neither FPB nor First Commonwealth Bank has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    Except as set forth in FPB’s Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which FPB or First Commonwealth Bank is a party that could be treated as a partnership for Tax purposes.

(xi)    Except as set forth in FPB’s Disclosure Schedule, neither FPB nor First Commonwealth Bank is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(xii)    None of the assets of FPB or First Commonwealth Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and neither FPB nor First Commonwealth Bank are a party to a “long-term contract” within the meaning of Section 460 of the Code.
(r)    Risk Management Instruments. Neither FPB nor First Commonwealth Bank is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(s)    Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated by this Agreement or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in FPB’s minute books, the books of account, minute books, stock record books, and other records of FPB and First Commonwealth Bank, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of FPB and First Commonwealth Bank. The minute books of FPB and First Commonwealth Bank contain materially accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of FPB, the FPB Board and the board of directors of First Commonwealth Bank, and the committees of the FPB Board and the board of directors of First Commonwealth Bank, and no meeting of any such shareholders, FPB Board and board of directors of First Commonwealth Bank, or committee thereof has been held for which minutes have been prepared and are not contained in such minute books.
(t)    Insurance. FPB’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by FPB or First Commonwealth Bank. FPB and First Commonwealth Bank are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. (i) All such insurance policies are in full force and effect, (ii) FPB and First Commonwealth Bank are not in material default thereunder, and (iii) all claims thereunder have been filed in due and timely fashion.
(u)    Title to Real Property and Assets.
(i)    FPB’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by FPB or First Commonwealth Bank. Except as set forth in FPB’s Disclosure Schedule, FPB and First Commonwealth Bank have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on FPB’s Financial Statements as being owned by FPB as of September 30, 2018 or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits, pledges to secure Federal Home Loan Bank borrowings and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business.

(ii)    Each lease agreement set forth in FPB’s Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. Other than as set forth in FPB’s Disclosure Schedule, there is not under any such lease agreements any default by FPB or First Commonwealth Bank, or to FPB’s Knowledge, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. Except as set forth in FPB’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in a breach or default under any such lease agreements. Neither FPB nor First Commonwealth Bank has received written notice that the landlord or tenants under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.
(iii)    All leases pursuant to which FPB or First Commonwealth Bank, as lessee, leases personal property (except for leases that have expired by their terms or that FPB or First Commonwealth Bank has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to FPB’s Knowledge, the lessor.
(v)    Loans; Certain Transactions. As of the date hereof:

(i)    All loans owned by First Commonwealth Bank, or in which First Commonwealth Bank has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the board of directors of First Commonwealth Bank and comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder;

(ii)    All loans owned by First Commonwealth Bank, or in which First Commonwealth Bank has an interest, have been made in good faith; are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; and are the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. First Commonwealth Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, and, to the Knowledge of FPB, were subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in the title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by First Commonwealth Bank are with full recourse to the borrowers (except as set forth in FPB’s Disclosure Schedule) subject to limitations imposed by applicable laws, and neither FPB nor First Commonwealth Bank have taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies available pursuant to the applicable loan documents against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth in FPB’s Disclosure Schedule, all loans purchased or originated by First Commonwealth Bank and subsequently sold by First Commonwealth Bank have been sold without recourse to FPB and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of September 30, 2018 prepared by First Commonwealth Bank, which reports include all loans delinquent or otherwise in default, have been furnished to Peoples. True, correct and complete copies of the currently effective lending policies and practices of First Commonwealth Bank also have been furnished to Peoples.
(iii)    Except as set forth in FPB’s Disclosure Schedule each outstanding loan participation sold by First Commonwealth Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including FPB) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to FPB for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. First Commonwealth Bank has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.
(iv)    First Commonwealth Bank has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it, if applicable.
(v)    FPB’s Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Federal Reserve and have been made in compliance therewith.

(w)    Allowance for Loan Losses. Except as set forth in FPB’s Disclosure Schedule, there is no loan which was made by First Commonwealth Bank and which is reflected as an asset of FPB or First Commonwealth Bank on FPB’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of FPB or First Commonwealth Bank as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on FPB’s Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to FPB and First Commonwealth Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries as determined by the management of FPB and First Commonwealth Bank. Neither FPB nor First Commonwealth Bank has been notified by the FDIC, or FPB’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of First Commonwealth Bank in establishing its reserves for the periods reflected in FPB’s Financial Statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC or FPB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of First Commonwealth Bank.
(x)    Repurchase Agreements. With respect to all agreements pursuant to which FPB or First Commonwealth Bank has purchased securities subject to an agreement to resell, if any, FPB or First Commonwealth Bank, as the case may be, has a valid, perfected first Lien on or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(y)    Investment Portfolio. All investment securities held by FPB or its Subsidiaries, as reflected in FPB’s Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. FPB or its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in FPB’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of FPB or its Subsidiaries.

(z)    Deposit Insurance. The deposit accounts of First Commonwealth Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and First Commonwealth Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of First Commonwealth Bank, and First Commonwealth Bank’s records accurately reflect such accrual of interest. Except as set forth in FPB’s Disclosure Schedule, the deposit accounts of First Commonwealth Bank have been originated and administered in accordance with the terms of the respective governing documents in all material respects. Neither FPB nor First Commonwealth Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of First Commonwealth Bank, other than in the ordinary course of business.

(aa)    Bank Secrecy Act, Anti-Money Laundering, OFAC and Customer Information. To FPB’s Knowledge, there are no facts or circumstances that exist which would cause FPB or its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Except as set forth in FPB’s Disclosure Schedule, FPB has no Knowledge of any facts or circumstances that would cause FPB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause FPB or its Subsidiaries to undertake any material remedial action. The FPB Board or, where appropriate, the board of directors of First Commonwealth Bank, has adopted and implemented an anti-money laundering program that meets the requirements of the Patriot Act and the regulations thereunder, and FPB and its Subsidiaries have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations promulgated thereunder.
(bb)    CRA Compliance. To FPB’s Knowledge, it is not, and has no reason to believe that any facts or circumstances exist which would cause FPB or First Commonwealth Bank to be deemed to be, operating in violation of the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and First Commonwealth Bank has received a CRA rating of “satisfactory” or better as a result of its most recent CRA examination. Neither FPB nor First Commonwealth Bank has Knowledge of any fact or circumstance or set of facts or circumstances which could cause FPB or First Commonwealth Bank to receive notice of non-compliance with such provisions or cause the CRA rating of First Commonwealth Bank to fall below “satisfactory.”
(cc)    Related Party Transactions. Except as set forth in FPB’s Disclosure Schedule, Neither FPB nor its Subsidiaries has entered into any transactions with any Affiliate of FPB or its Subsidiaries or any Affiliate of any director or officer of FPB or its Subsidiaries (the “Related Parties”). None of the Related Parties (i) owns, directly or indirectly, any interest in (except not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of FPB or its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that FPB or its Subsidiaries uses or the use of which is necessary for conduct of their respective business; (iii) has brought any action against, or owes any amount to, FPB or its Subsidiaries; or (iv) on behalf of FPB or its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of FPB or its Subsidiaries is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies). FPB’s Disclosure Schedule contains a complete list of all contracts between FPB, its Subsidiaries and any Related Party (the “Related Party Agreements”) entered into on or prior to the Agreement Date or contemplated under this Agreement to be entered into before Closing (other than those contracts entered into after the Agreement Date for which Peoples has given its prior written consent) but excluding contracts regarding loans disclosed in FPB’s Disclosure Schedule. First Commonwealth Bank is not party to any transaction with any Related Party on other than arms’-length terms.

(dd)    Prohibited Payments. FPB and its Subsidiaries have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of FPB or its Subsidiaries for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of FPB or its Subsidiaries, which FPB or its Subsidiaries knows, or has reason to believe, has been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
(ee)    Fairness Opinion. The FPB Board has received the written opinion of ProBank Austin to the effect that, as of the Agreement Date, the Per Share Consideration to be received by the holders of FPB Common Stock pursuant to this Agreement, when considered together with the FPB Special Distribution, is fair to the holders of FPB Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
(ff)    Absence of Undisclosed Liabilities. Neither FPB nor its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on FPB and its Subsidiaries on a consolidated basis, except as disclosed in FPB’s Financial Statements.
(gg)    Material Adverse Effect. FPB and its Subsidiaries have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2018, that has had or could reasonably be expected to have a Material Adverse Effect on FPB or First Commonwealth Bank.
5.04    Representations and Warranties of Peoples. Subject to Section 5.01 and 5.02, Peoples hereby represents and warrants to FPB that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Peoples is registered as a financial holding company under the BHCA.

(ii)    Peoples Bank is an Ohio banking corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples Bank has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of Peoples. As of September 30, 2018, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 19,550,014 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the Agreement Date, Peoples has available the following number of Peoples Common Shares for issuance (i) 657,978 for the Peoples Equity Plan, (ii) 464,603 for its dividend reinvestment plan, (iii) 61,210 for the Peoples Board Deferred Compensation Plan, and (iv) 251,416 for the Peoples Employee Stock Purchase Plan. As of September 30, 2018, 569,180 Peoples Common Shares were held in treasury by Peoples.
(c)    Subsidiaries.
(i)(A) Section 5.04(c) of Peoples’ Disclosure Schedule contains a list of Peoples’ Subsidiaries; (B) Peoples owns all of the issued and outstanding equity securities of its Subsidiaries; (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to Peoples) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of Peoples’ Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to Peoples); (E) there are no contracts, commitments, understandings, or arrangements relating to Peoples’ rights to vote or to dispose of such securities; and (F) all of the equity securities of the Subsidiaries held by Peoples are owned by Peoples free and clear of any Liens.
(ii)    Peoples does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.
(d)    Ownership of FPB Common Stock. Peoples and its Subsidiaries do not beneficially own any of the outstanding FPB Common Stock.
(e)    Corporate Power. Each of Peoples and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, Peoples has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated by this Agreement and the Voting Agreement.

(f)    Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated by this Agreement, including the Merger, have been authorized by all necessary corporate action of Peoples and the Peoples Board prior to the Agreement Date, and no further corporate action or approval by the shareholders of Peoples is required to approve this Agreement and the transactions contemplated by this Agreement. The Agreement to Merge, when executed by Peoples Bank, shall have been approved by the board of directors of Peoples Bank and by Peoples as the sole shareholder of Peoples Bank. This Agreement is a valid and legally binding agreement of Peoples, enforceable against Peoples in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(g)    SEC Reports.
(i)    Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Peoples SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Peoples SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Peoples SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(h)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017 or (C) in connection with this Agreement and the transactions contemplated by this Agreement.
(iii)    Since September 30, 2018, (A) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Peoples or any of its Subsidiaries.
(iv)    Peoples and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Peoples in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Peoples’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Peoples required under the Exchange Act with respect to such reports. Peoples has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Peoples’ outside auditors and the audit committee of the Peoples Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Peoples’ ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples’ internal controls over financial reporting. Since December 31, 2017, neither Peoples, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Peoples or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or its Subsidiaries has engaged in questionable accounting or auditing practices.

(i)    Agreements with Regulatory Authorities. Neither Peoples nor Peoples Bank is subject to any Regulatory Order from any Regulatory Authorities that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business. Neither Peoples or Peoples Bank been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Order, other than any of the foregoing that is subject to regulatory restrictions prohibiting its disclosure to third parties under applicable law, rule or regulation.
(j)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, no litigation, claim or other proceeding before any court or governmental agency is pending against Peoples or Peoples Bank, and, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.
(k)    Compliance with Laws. Peoples and each of its Subsidiaries have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and, to the Knowledge of Peoples, no suspension or cancellation of any such necessary license, franchise, permit or authorization has been threatened in writing. Peoples and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries.
(l)    Deposit Insurance. The deposit accounts of Peoples Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Peoples Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Peoples Bank, and Peoples Bank’s records accurately reflect such accrual of interest. Except as set forth in Peoples’ Disclosure Schedule, the deposit accounts of Peoples Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither Peoples nor Peoples Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Peoples Bank.

(m)    Absence of Undisclosed Liabilities. Neither Peoples nor any of its Subsidiaries has any liability, whether accrued, absolute, contingent or otherwise that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Peoples and Peoples Bank on a consolidated basis, except as disclosed in the SEC Reports.
(n)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, this Agreement and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filing of the certificate of merger with the OSS pursuant to the OGCL and the articles of merger with the KSS pursuant to the KBCA; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Peoples has no Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to the approvals set forth in Section 7.01(b) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or of any of its Subsidiaries or to which Peoples or any of its Subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, the Peoples Articles or Peoples Regulations; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(o)    Brokerage and Finder’s Fees. Except for Raymond James & Associates, Inc., neither Peoples nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated by this Agreement.
(p)    Peoples Common Shares Matters. There are a sufficient number of authorized but unissued Peoples Common Shares to satisfy Peoples’ obligation to issue Peoples Common Shares under this Agreement. The Peoples Common Shares to be issued in the Parent Merger have been duly authorized and, when issued in the Parent Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the Registration Statement, and (iii) listed for trading on the NASDAQ Global Select Market.

(q)    Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement and the transactions contemplated by this Agreement, and this Agreement, and the transactions contemplated by this Agreement are exempt from, (i) the requirements of any Takeover Laws; and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.
(s)    Tax Matters.
(i)(A)    All Tax Returns that were or are required to be filed by or with respect to Peoples and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all respects; (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in Section 5.04(s)(i)(A)) have been paid in full; and (C) no unexpired waivers of statutes of limitation have been given with respect to any Taxes of Peoples or its Subsidiaries. Neither Peoples nor its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings, or that have arisen in the ordinary and usual course of business since September 30, 2018. The accruals and reserves for Taxes reflected in such financial statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Peoples or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.
(ii)    No audit or administrative or judicial proceedings of any Governmental Authority related to Taxes are pending or being conducted with respect to Peoples or its Subsidiaries and no such audit or other proceeding has been, to Peoples’ Knowledge, threatened in writing. To Peoples’ Knowledge, no Governmental Authority has asserted or has threatened in writing to assert, against Peoples or its Subsidiaries any deficiency or claim for additional Taxes.
(t)    Peoples Information. The information provided in writing by Peoples relating to Peoples and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.

ARTICLE VI
Covenants

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of FPB, First Commonwealth Bank, Peoples, and Peoples Bank shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement. Each party shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approval. FPB, in consultation with Peoples, shall take, in accordance with the KBCA and the FPB Articles and the FPB Bylaws, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption and approval of this Agreement and any other matters required to be approved or adopted by the FPB shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “FPB Meeting”). Unless the Parent Merger is terminated and abandoned pursuant to Article VIII of this Agreement before the Registration Statement relating to this transaction has been declared effective by the SEC, the FPB Board shall inform the shareholders of FPB in the Proxy Statement/Prospectus that all directors of FPB and certain other FPB shareholders executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all FPB Common Stock which they own of record in favor of approving this Agreement and any other necessary documents or actions. Subject to its fiduciary obligations, FPB’s Board of Directors will recommend approval of this Agreement to the shareholders of FPB and will use their best efforts to obtain the necessary approvals by the FPB shareholders of this Agreement and the transactions contemplated by this Agreement.
6.03     Registration Statement; Proxy Statement/Prospectus.
(a)    Peoples will prepare and file the Registration Statement with the SEC to register a sufficient number of shares of Peoples Common Shares which the shareholders of FPB will receive pursuant to Section 3.01 at the Effective Time. Peoples will use its best efforts to cause such Registration Statement to become effective. Peoples and FPB agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the FPB shareholders and at the time of the FPB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Peoples and FPB each agree to use commercially reasonable best efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the FPB shareholders.
(c)    If either party obtains Knowledge prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04    Press Releases. Upon the Agreement Date, Peoples and FPB shall issue a joint press release regarding this Agreement and the transactions contemplated by this Agreement, which joint press release shall be subject to the prior approval of Peoples and FPB. Neither Peoples nor FPB will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated by this Agreement, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
6.05    Access; Information.
(a)    FPB shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, Peoples and its Representatives, reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and such other information as Peoples may reasonably request and, during such period and subject to applicable laws regarding the disclosure and use of Information, FPB (i) shall promptly furnish to Peoples a copy of each material report, schedule and other document filed by it or First Commonwealth Bank pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of FPB and First Commonwealth Bank as Peoples may reasonably request. FPB shall invite two Representatives of Peoples, as selected by Peoples from time to time, to attend, solely as observers, all meetings of the FPB Board and the First Commonwealth Bank board of directors (and all committees of such boards) after the Agreement Date; provided, however, that in no event shall such Peoples Representatives be invited to or permitted to attend any executive session of FPB’s or First Commonwealth Bank’s boards or any meeting at which this Agreement or the transactions contemplated by this Agreement are being discussed, or any meeting at which FPB reasonably determines that such attendance is inconsistent with the fiduciary obligations, guidance of the applicable Governmental Authorities or confidentiality requirements of the FPB Board or First Commonwealth Bank board, as applicable.
(b)    Neither FPB nor Peoples will, nor shall either parties’ Representatives, use any information obtained pursuant to this Section 6.05, as well as any other information obtained prior to the Agreement Date in connection with the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All such information will be subject to the confidentiality provisions of Section 6.16.

(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the Agreement Date to the Effective Time, FPB shall deliver to Peoples (i) the monthly and quarterly unaudited consolidated financial statements of FPB prepared for its internal use and (ii) the report of condition and income of First Commonwealth Bank and its Subsidiaries for each quarterly period completed prior to the Effective Date, promptly as the same shall become available.
6.06    Acquisition Proposals. FPB shall not, and shall cause its Subsidiaries and their respective Representatives, not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of FPB or its Subsidiaries to take any such action, and FPB shall use its reasonable best efforts to cause the Representatives of FPB not to take any such action, and FPB shall promptly notify Peoples if any such inquiries or proposals are made regarding a Competing Proposal, and FPB shall keep Peoples informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the shareholders of FPB shall have adopted and approved this Agreement in accordance with applicable law, nothing contained in this Section shall prohibit FPB from, in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire FPB and/or First Commonwealth Bank pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the FPB Board, after consultation with and based upon the advice of legal counsel and its financial advisor, determines in good faith that such action is reasonably required for the FPB Board to comply with its fiduciary duties to shareholders imposed by KBCA, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, FPB provides written notice to Peoples to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, FPB receives from such Person an executed confidentiality agreement with terms no less favorable to FPB than those governing confidentiality between Peoples and FPB, and (D) FPB keeps Peoples informed, on a current basis, of the status and details of any such discussions or negotiations.

6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from, or if necessary, challenge the validity or applicability of, the Takeover Laws, as now or hereafter in effect.
6.08    Certain Policies. Before the Effective Time, FPB shall, upon the request of Peoples, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that FPB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples (A) acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)), (B) certifies to FPB that Peoples’ representations and warranties, subject to Section 5.01, are true and correct as of such date, and (C) certifies to FPB that Peoples is otherwise in material compliance with this Agreement; provided further, however, that FPB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP. FPB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
6.09    Regulatory Applications.
(a)    Peoples and FPB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples, Peoples Bank and First Commonwealth Bank to prepare, submit and file all applications and/or requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. First Commonwealth Bank shall promptly seek approval to declare and pay the FPB Special Distribution before the Effective Time. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples agrees that it will consult with FPB with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep FPB apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. FPB shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, neither FPB nor First Commonwealth Bank shall have any right to review or inspect any proprietary information submitted by Peoples to any Regulatory Authority with a request for confidential treatment, including, but not limited to, any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b)    FPB agrees, upon request, to furnish Peoples with all information concerning itself, First Commonwealth Bank, and each of their respective directors, officers, shareholders, employees, Subsidiaries and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits
(a)    General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any FPB or First Commonwealth Bank employees any rights other than as employees at will under applicable law, and FPB and First Commonwealth Bank employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of FPB or First Commonwealth Bank who become employees of Peoples as a result of the Merger shall participate in either FPB’s Compensation and Benefit Plans (for so long as Peoples determines necessary or appropriate) or in the employee benefit plans sponsored by Peoples for Peoples’ employees. Such employees will receive credit for their years of service with FPB or First Commonwealth Bank for participation and vesting purposes under Peoples’ applicable employee benefit plans, to the extent such plans permit, including credit for years of service and seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent FPB or First Commonwealth Bank employees participate in Peoples’ group health plan instead of continued participation in FPB’s group health plan, Peoples agrees to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy to the extent that Peoples’ group health plan and insurance policy permit such waiver.
(b)    FPB Sick Days. On or before the Effective Date, FPB shall, or shall cause First Commonwealth Bank, to pay to each FPB and First Commonwealth Bank employee all accrued and unused sick days (as defined under FPB’s Compensation and Benefit Plans) as described in FPB’s Disclosure Schedule.
(c)    Employee Severance. Subject to any applicable regulatory restrictions:
(i)    Peoples shall pay to each employee of FPB or First Commonwealth Bank who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of FPB or First Commonwealth Bank immediately before the Effective Time, (C) has been an employee of FPB or First Commonwealth Bank for at least six months prior to the Effective Time, and (D) is not offered continued employment in a similar position by Peoples or any of its Subsidiaries after the Effective Time, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with FPB or First Commonwealth Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay; and provided further, that the base pay for any hourly employee shall be determined based on such employee’s rate of pay at the Effective Time and the average hours worked by such employee over the 12 months preceding the Effective Time, or such shorter period of time that such employee was employed by FPB or First Commonwealth Bank. Such severance pay shall be paid in a lump sum within 30 days following the termination of such employee, provided that such employee has not been terminated for cause.

(ii)    In exchange for the severance pay described in Subsection (i), terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against Peoples and its Affiliates.
(d)    COBRA. Peoples shall make available COBRA continuation coverage to COBRA Qualified Beneficiaries under FPB’s/First Commonwealth Bank’s group health plan so long as Peoples maintains said plan and thereafter, if necessary, under Peoples group health plan.
(e)    First Commonwealth Bank 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of either (i) the FPB Stockholder Adoption or (ii) the regulatory approvals required by Section 7.01(b) of this Agreement, the FPB Board shall adopt a resolution approving the termination of its First Commonwealth Bank of Prestonsburg Amended and Restated 401(k) Profit Sharing Plan (the “First Commonwealth Bank 401(k) Plan”) effective as of a date immediately preceding the Effective Date, conditioned upon the closing of the transactions contemplated by this Agreement. In addition, the FPB Board shall approve the adoption of any amendments to the First Commonwealth Bank 401(k) Plan sufficient to terminate the First Commonwealth Bank 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash to plan participants. Following the Effective Date, Peoples, as the successor in interest to FPB, shall begin the process of (i) requesting from the IRS a determination that the termination of the First Commonwealth Bank 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and (ii) facilitating the distribution of benefits under the First Commonwealth Bank 401(k) Plan. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the First Commonwealth Bank 401(k) Plan to the Peoples 401(k) plan for employees of FPB and First Commonwealth Bank who continue as employees of Peoples or its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.
(f)    First Commonwealth Bank Defined Benefit Plan. First Commonwealth Bank agrees to take any action, including, but not limited to, the adoption of a resolution by the Board of First Commonwealth Bank, the adoption of an amendment to the plan, and the coordination with service professionals in connection with the plan, requested by Peoples to modify, amend, terminate, merge, spinoff, or transfer the assets of the Pentegra Defined Benefit Plan for Financial Institutions as adopted by First Commonwealth Bank (the “First Commonwealth Bank Defined Benefit Plan”) on or prior to the Effective Date; provided, however, that Peoples will bear the liability for any additional contributions, costs, and/or withdrawal liability payable as a result of any such modification, termination, merger, spinoff, or transfer of assets requested by Peoples.

6.11    Notification of Certain Matters. Each party shall give prompt notice to the other of any fact, event or circumstance known to the disclosing party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the disclosing party or any of its Subsidiaries, (ii) would cause or constitute a material breach of any of the disclosing party’s representations, warranties, covenants or agreements contained herein, or (iii) is necessary to provide material updates or corrections to disclosures set forth in the party’s Disclosure Schedule or to information provided pursuant to a specific requirement of this Agreement.
6.12    No Breaches of Representations and Warranties. Between the Agreement Date and the Effective Time, without the written consent of the other party, no party will do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V to become untrue or incorrect in any material respect.
6.13    Consents. FPB and Peoples shall each use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage. FPB shall cause the policies of insurance listed in FPB’s Disclosure Schedule to remain in effect between the Agreement Date and the Effective Date.
6.15    Correction of Information. FPB and Peoples shall each promptly correct and supplement any information furnished by it under this Agreement so that such information shall be correct and complete at all times, and shall include all facts necessary to make such information correct and complete at all times.
6.16    Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of FPB and Peoples pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of FPB or Peoples to fulfill its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. In the event the transactions contemplated by this Agreement are not consummated, FPB and Peoples agree to promptly return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other and promptly destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

6.17    Regulatory Matters. Peoples, FPB and each of their Subsidiaries shall cooperate, and each of them agrees to use its reasonable best efforts, to remediate to the satisfaction of such Regulatory Authority (i) any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by FPB or its Subsidiaries with any Regulatory Authority; (ii) any commitment letter, board resolution or similar submission by FPB or its Subsidiaries to any Regulatory Authority; or (iii) any supervisory letter from any Regulatory Authority to FPB or its Subsidiaries.
6.18    Indemnification.
(a)    For a period of six years after the Effective Time, Peoples shall indemnify each Person who served as a director or officer of FPB and its Subsidiaries before the Effective Time, to the fullest extent provided by the FPB Articles and the FPB Bylaws, from and against all expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of FPB and its Subsidiaries; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)    Before the Effective Time, FPB shall purchase a policy of directors’ and officers’ and company liability insurance (the “D&O Policy”) to be effective for a period of six years following the Effective Date, on terms no less advantageous than those contained in FPB’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the D&O Policy shall not exceed 200% of the annual premium currently paid by FPB for similar insurance coverage; provided, further, that if a D&O Policy for a period of six years on terms no less advantageous than those contained in FPB’s existing policy cannot be obtained at a premium not in excess of 200% of FPB’s current annual premium, then FPB shall purchase a D&O Policy for a shorter period of years and/or on such lesser terms as determined by mutual agreement of the parties.
6.19    Environmental Assessments. FPB hereby agrees to permit Peoples to engage, in Peoples’ discretion and at Peoples’ expense, a qualified consultant, mutually agreeable to FPB and Peoples, to conduct a Phase I of each parcel of real estate owned by FPB or its Subsidiaries, including real estate acquired by First Commonwealth Bank or its Subsidiaries upon foreclosure.
6.20    NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger pursuant to the Registration Statement to be approved for listing on The NASDAQ Global Select Market® as of the Effective Time.
6.21    Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Each of Peoples and FPB agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax free reorganization under Section 368(a)(1)(A) of the Code.

ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Peoples and FPB to consummate the Merger is subject to the fulfillment or written waiver by Peoples and FPB prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. The FPB Stockholder Adoption shall have been duly obtained.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated by this Agreement, including without limitation, the approval by the Regulatory Authorities for the FPB Special Distribution, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would, either before or after the Effective Time, have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would, either before or after the Effective Time, be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to FPB and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order, and the issuance of the Peoples Common shares pursuant to the Merger shall have been qualified in every state where such qualification is required under applicable state securities laws.
7.02    Conditions to Obligation of FPB. The obligation of FPB to consummate the Merger is also subject to the fulfillment or written waiver by FPB prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such specified date), and FPB have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the chief executive officer of Peoples to such effect.

(b)    Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and FPB shall have received a certificate, dated as of the Effective Date, signed on behalf of Peoples by the chief executive officer of Peoples to such effect.
(c)    Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Global Select Market®.
(d)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.
(e)    Federal Tax Opinion. FPB shall have received the opinion of Crowe LLP, in form and substance reasonably satisfactory to FPB, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, counsel shall require and rely upon, and FPB and Peoples shall supply, tax representation letters substantially in such form agreed to by the parties as may be reasonably requested by Crowe LLP in connection with their delivery of such opinion.
(f)    Receipt of FPB Special Distribution. The FPB stockholders shall have received the proceeds of the FPB Special Distribution before the Effective Time.
7.03    Conditions to Obligation of Peoples. The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of FPB set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such specified date) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of FPB, by the chief executive officer of FPB to such effect.
(b)    Performance of Obligations of FPB. FPB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated as of the Effective Date, signed on behalf of FPB by the chief executive officer of FPB to such effect.

(c)    Consents. FPB shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated by this Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
(d)    FIRPTA Certification. Peoples shall have received a statement executed on behalf of FPB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and complying with Treasury Regulations Section 1.897-2(h) in a form reasonably acceptable to Peoples certifying that the FPB Common Stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)    Dissenting Shares. The holders of not more than 5% of the outstanding FPB Common Stock shall have perfected their dissenters’ rights under Section 271B.13-210 of the KBCA in connection with the transactions contemplated by this Agreement.
(f)    Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by FPB or its Subsidiaries, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be reasonably satisfactory to Peoples or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(p) disclosed in any Phase I report shall have been remedied by FPB or its Subsidiaries to the reasonable satisfaction of Peoples.
(g)    D&O Policy. FPB shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(h)    Estoppel Certificates.
(i)    FPB shall deliver to Peoples an estoppel certificate and subordination and non-disturbance agreement from the applicable counterparty, in such forms as are reasonably acceptable to Peoples, for the lease agreement in which FPB or its Subsidiaries is the lessee and the subject property is located at 101 Canewood Center Drive, Georgetown, Kentucky, and FPB will use its commercially best efforts to have delivered to Peoples an estoppel certificate and subordination and non-disturbance agreement from the applicable counterparty, in such forms as are reasonably acceptable to Peoples, for each other lease agreement set forth in FPB’s Disclosure Schedule in which FPB or its Subsidiaries is the lessee.
(ii)    FPB shall use its commercially best efforts to have delivered to Peoples an estoppel certificate from the applicable counterparty, in such form as is reasonably acceptable to Peoples for the lease agreements in which FPB or its Subsidiaries is the lessor and the subject property is located at 311 North Arnold Avenue, Prestonsburg, Kentucky and the lessee is (A) the Commonwealth of Kentucky and (B) the United States of America. FPB shall deliver to Peoples an estoppel certificate from the applicable counterparty, in such form as is reasonably acceptable to Peoples, for each other lease agreement set forth in FPB’s Disclosure Schedule in which FPB or its Subsidiaries is the lessor.

(i)     No Material Adverse Effect. From the Agreement Date, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on FPB or its Subsidiaries.
7.04    Closing. Subject to the provisions of Article VII, the consummation of the transactions contemplated by this Agreement shall take place by mutual exchange of all closing documents via mail, email, or overnight courier, on the Effective Date.
ARTICLE VIII
Termination

8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    At any time prior to the Effective Time, by the mutual written consent of Peoples and FPB, if the board of directors of each so determines by vote of a majority of the members of its board.
(b)    At any time prior to the Effective Time, by Peoples or FPB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under subsection (i) or (ii)) would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.
(c)    At any time prior to the Effective Time, by Peoples or FPB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event that the Parent Merger is not consummated by June 30, 2019, except to the extent that the failure of the Parent Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    By Peoples or FPB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied, (ii) the FPB shareholders fail to adopt this Agreement and approve the Merger at the FPB Meeting or (iii) Peoples or FPB has been advised that the SEC will not declare the Registration Statement to be effective.

(e)    By either Peoples or FPB, if FPB has complied with Section 6.06, and FPB has given written notice to Peoples that FPB desires to enter into a Superior Competing Transaction subject to termination of this Agreement in accordance with its terms, or that the FPB Board has determined to change its recommendation in favor of the transactions contemplated by this Agreement; provided, however, that such termination under this Section 8.01(e) shall not be effective unless and until FPB shall have complied with breakup fee provisions of Section 9.05, but shall be effective immediately upon compliance therewith.
(f)    By written notice of FPB to Peoples if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:
    (i)    the Peoples Market Value on the Determination Date is less than the Peoples Market Price multiplied by 0.80; and
(ii)    the number obtained by dividing the Peoples Market Value on the Determination Date by the Peoples Market Price shall be less than the Index Ratio minus 0.20;
Subject, however, to the following three sentences: If FPB elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice thereof to Peoples. During the five business day period commencing with Peoples receipt of such notice, Peoples shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Peoples Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Peoples Market Value on the Determination Date. If within such five business day period, Peoples delivers written notice to FPB that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies FPB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:
“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.
“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means $3,575.26, the closing value of the Index on October 26, 2018.
“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on The NASDAQ Global Select Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.
“Peoples Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding such specified date.
8.02    Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, none of the representations, warranties, covenants or agreements of the parties herein shall survive such termination, and no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 6.16, 9.01 and 9.05 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.
ARTICLE IX
Miscellaneous

9.01    Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained in this Agreement which by their terms apply in whole or in party after the Effective Time, including but not limited to Section 6.10, Section 6.18 and Article IX.
9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement; provided, however, that after the FPB Meeting, this Agreement may not be amended if it would void the approval of this Agreement under the KBCA.
9.03    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.

9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.
9.05    Expenses; Breakup Fee. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement. In the event that this Agreement is terminated pursuant to Section 8.01(e), FPB shall pay Peoples a breakup fee of $1,800,000. In the event that FPB owes the breakup fee to Peoples pursuant to this Section 9.05, then the payment of such amount shall be the sole and exclusive remedy for those termination events, and shall constitute liquidated damages and not a penalty and neither Peoples nor any of its Subsidiaries will have any other rights or claims against FPB or First Commonwealth Bank, or their respective affiliates, officers, directors, agents, representatives, advisors, attorneys and financial advisors under this Agreement as such rights or claims relate to those termination events.
9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be either (i) delivered personally, (ii) sent by reputable overnight delivery or courier, or (iii) made by email transmission, addressed as follows:

If to FPB, to:	First Prestonsburg Bancshares Inc. 311 N. Arnold Ave Prestonsburg, Kentucky 41653 Attention: Burl Wells Spurlock, President, Chair & CEO Email: bspurloc@myfcbank.com
With a copy to:	Stoll Keenon Ogden PLLC 300 West Vine Street Suite 2100 Lexington, Kentucky 40507 Attention: Walter R. Byrne, Jr. Allison J. Donovan Email: walter.byrne@skofirm.com allison.donovan@skofirm.com
If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO Email: Chuck.Sulerzyski@pebo.com
With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, General Counsel Email: Ryan.Kirkham@pebo.com and in any case at such other address as the advisee shall have specified by written notice. Notice of change of address shall be effective only upon receipt thereof. All such other notices and communications shall be deemed delivered and effective (a) if by personal delivery, upon receipt, (b) if sent by reputable overnight delivery or courier, on the first business day after the date of mailing, (c) if made by email transmission, at the time that receipt thereof have been acknowledged by electronic confirmation or otherwise.
9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Disclosure Schedule of each party, the Voting Agreement and the Agreement to Merge embody the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and supersede any and all prior oral or written agreements and understandings relating to the subject matter of this Agreement. Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
9.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated BY THIS AGREEMENT.
9.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

9.11    Exhibits and Disclosure Schedule. The exhibits to this Agreement and the Disclosure Schedule of each of FPB and Peoples are incorporated herein by this reference and expressly made a part hereof.

9.12    Specific Performance. The parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

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AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST PRESTONSBURG BANCSHARES INC.

By: /s/ Burl Wells Spurlock
Burl Wells Spurlock, President, Chair & CEO

PEOPLES BANCORP INC.

By: /s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President & CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 29, 2018, by and among Peoples Bancorp Inc., a financial holding company incorporated under Ohio law (“Peoples”), First Prestonsburg Bancshares Inc., a bank holding company incorporated under Kentucky law (“FPB”), and the undersigned shareholders of FPB, each in their individual capacity (collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own 29,549 shares of common stock, no par value, of FPB (such common stock, together with all shares of FPB stock which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, Peoples and FPB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that FPB will merge with and into Peoples pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Peoples and FPB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to support the Merger Agreement and vote the Shares in favor of the approval of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1    Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of FPB, however called, and in any action by consent of the shareholders of FPB, they shall vote their Shares (i) in favor of the adoption and approval of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between FPB or any of its Subsidiaries and any person or entity other than Peoples or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of FPB under the Merger Agreement or that would result in any of the conditions to the obligations of FPB under the Merger Agreement not being fulfilled. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of FPB or First Commonwealth Bank (if Shareholder holds such office) and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as a director or officer to FPB, First Commonwealth Bank or their respective shareholders.

ARTICLE 2
Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to Peoples as follows:

2.1    Authority Relative to this Agreement. Such Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2    No Conflict.

(a)    The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him, her or it or by which the Shares are bound or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him, her or it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any Shares held by him, her or it are bound, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)    The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3    Title to the Shares. Each of the Shareholder is the owner of the number and class of Shares as specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3
Additional Covenants

3.1    Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Peoples, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4
Miscellaneous

4.1    Termination. This Agreement shall terminate and be of no further force or effect on the earlier to occur of (i) the date of consummation of the Merger or (ii) the date of termination of the Merger Agreement for any reason.

4.2    Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Peoples shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4    Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

4.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7    Counterparts. This Agreement may be executed and delivered electronically and in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8    Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10 Transfers, Successors and Assigns.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature page of this Agreement. By execution of this Agreement or any Adoption Agreement, each of the parties appoints FPB as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. FPB shall not permit the transfer of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 4.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	PEOPLES BANCORP INC.
By:
Burl Wells Spurlock	Charles W. Sulerzyski, President & CEO

Burl Wells Spurlock, II

Elizabeth Lambert	FIRST PRESTONSBURG BANCSHARES INC.
By:
Greg A. Wilson	Burl Wells Spurlock, President, Chair & CEO

ANNEX I

Shareholder	Address and Email	Number of Shares

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of October ___, 2018 (the “Agreement”) by and among Peoples Bancorp Inc., First Prestonsburg Bancshares Inc. (FPB”) and certain of FPB shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.1    Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of FPB (the “Shares”) subject to the terms and conditions of the Agreement.
1.2    Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee was originally a party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder” under the Agreement.
1.3    Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
EXECUTED AND DATED this ___ day of __________, 20___.
Transferee

By:
Name:
Title:

Address:

Fax:

ANNEX B
TITLE XXIII Private Corporations and Associations
CHAPTER 271B Business Corporations
Subtitle 13. Dissenters’ Rights
Right to Dissent and Obtain Payment for Shares
271B.13-010. Definitions for subtitle.
As used in this subtitle:
(1) “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.
(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.
(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.
(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(7) “Shareholder” means the record shareholder or the beneficial shareholder.
271B.13-020. Right to dissent.
(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
(a) Consummation of a plan of merger to which the corporation is a party:
1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;
(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d) Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;
(e) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;
2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;
3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
4. Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040;
(f) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or
(g) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
271B.13-030. Dissent by nominees and beneficial owners.
(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:
(a) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.
Procedure for Exercise of Dissenters’ Rights
271B.13-200. Notice of dissenters’ rights.
(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.
(2) If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

271B.13-210. Notice of intent to demand payment.
(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:
(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(b) Shall not vote his shares in favor of the proposed action.
(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.
271B.13-220. Dissenters’ notice.
(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.
(2) The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:
(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;
(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and
(e) Be accompanied by a copy of this subtitle.
271B.13-230. Duty to demand payment.
(1) A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.
(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.
271B.13-240. Share restrictions.
(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
271B.13-250. Payment.
(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(2) The payment shall be accompanied by:
(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(b) A statement of the corporation’s estimate of the fair value of the shares;
(c) An explanation of how the interest was calculated; and
(d) A statement of the dissenter’s right to demand payment under KRS 271B.13-280.
271B.13-260. Failure to take action.
(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.
271B.13-270. After-acquired shares.
(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.
271B.13-280. Procedure if shareholder dissatisfied with payment or offer.
(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:
(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;
(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Judicial Appraisal of Shares
271B.13-300. Court action.
(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2) The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.
(5) Each dissenter made a party to the proceeding shall be entitled to judgment:
(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
(b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.
271B.13-310. Court costs and counsel fees.
(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or
(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

 ANNEX C
7205 W. Central Avenue
Toledo, OH 43617
419.841.8521
www.probank.com
www.austinassociates.com

October 29, 2018

Board of Directors
First Prestonsburg Bancshares Inc.
311 North Arnold Avenue
Prestonsburg, KY 41653

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration and FPB Special Distribution to the holders of First Prestonsburg Bancshares Inc. (“FPB”) common stock pursuant to the Agreement and Plan of Merger dated as of October 29, 2018 (the “Agreement") by and between Peoples Bancorp, Inc. (“Peoples”) and FPB. The Agreement provides for the merger of FPB with and into Peoples (the “Merger”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

FPB has 80,362 shares of common stock outstanding. The financial terms of the Agreement provide for each share of FPB common stock to be exchanged for 12.512 shares of Peoples common stock (the “Exchange Ratio”). In addition, each share of FPB common stock shall receive a special distribution of $140.30 per share in cash contingent upon and immediately prior to the closing of the Merger (the “FPB Special Distribution”). Based on the volume weighted average price of Peoples Common Shares for the 20 trading days ending on October 26, 2018, the value of transaction is approximately $45.4 million, consisting of $34.125 million in stock and $11.275 million in cash.

ProBank Austin, as part of its investment banking practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. ProBank Austin has acted as financial advisor to FPB and not as an advisor to or agent of any other person. In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things, the following:

(i)	the Agreement dated October 29, 2018;

(ii)	certain publicly available financial statements and other historical financial information of FPB and Peoples that we deemed relevant;

(iii)	the historical financial performance, current financial position, budgets and management forecasts, and general prospects of FPB, as discussed with executive management of FPB;

(iv)
the estimated pro forma financial impact of the Merger to Peoples’ financial metrics, based on assumptions (including without limitation the cost savings expected to be derived from the Merger and the transaction-

Board of Directors
First Prestonsburg Bancshares Inc.
October 29, 2018
Page C - 2

related expenses expected in the Merger) prepared by ProBank Austin and reviewed with management of FPB, Peoples and its advisors;

(v)
publicly reported historical stock price and trading activity for Peoples’ common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to Peoples;

(vi)
comparison of financial performance metrics between FPB’s subsidiary bank, First Commonwealth Bank of Prestonsburg Inc. (“First Commonwealth Bank”) and banks deemed comparable to First Commonwealth Bank;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

(viii)	the current market environment generally and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses and investigations, financial, economic, and market criteria as we considered relevant.

ProBank Austin discussed with certain members of executive management of FPB the business, financial condition, results of operations and prospects of FPB, including certain operating, regulatory and other financial matters. ProBank Austin held similar discussions with senior management of Peoples regarding the business, financial condition, results of operations and prospects of Peoples.

Management of FPB and Peoples, respectively, have represented there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FPB and Peoples will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement, the Merger or any such other transactions.

ProBank Austin’s opinion was given in reliance on information and representations made or given by FPB and Peoples, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of FPB and Peoples, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. ProBank Austin assumed and relied upon the accuracy and completeness of all such information and data, and did not independently verify any of such information or data for purposes of its opinion. ProBank Austin does not assume any responsibility or liability for the accuracy or completeness of such information or data provided by FPB, Peoples or third party independent source.

As part of the due diligence process, ProBank Austin made no independent verification as to the status and value of FPB’s or Peoples’ assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to FPB and its shareholders.

Board of Directors
First Prestonsburg Bancshares Inc.
October 29, 2018
Page C - 3

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by FPB shareholders. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. ProBank Austin has acted exclusively for the board of directors of FPB (the “Board’) in rendering this opinion and will receive a fee from FPB for our services. A portion of the fee is payable upon rendering this opinion, and a significant portion is contingent upon the closing of the transaction. In addition, FPB has agreed to indemnify ProBank Austin against certain liabilities. In the past two years, ProBank Austin has not provided investment banking or financial advisory services to Peoples.

ProBank Austin expresses no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction, including without limitation, the form or structure of the transaction, any consequences of the transaction to FPB, its stockholders, creditors, or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction. ProBank Austin’s opinion does not address the fairness of the amount or nature of any compensation to any of FPB’s officers, directors or employees, or any class of persons, relative to any compensation to the holders of FPB common stock or relative to the Merger Consideration. This opinion has been approved by the fairness opinion committee of ProBank Austin.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration and FPB Special Distribution are fair, from a financial point of view, to the holders of FPB common stock.

Respectfully,

ProBank Austin

Part II
Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)    Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1)       A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2)           A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3)            To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4)           Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a)           Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)           Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6)            The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7)           A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)           The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)           As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b)           Regulations of Peoples

The Regulations of Peoples contains the following provisions with respect to the indemnification of directors and officers:

Article Five - Indemnification and Insurance

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

(c)    Insurance

Peoples maintains insurance policies under which directors and officers of Peoples are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Peoples.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location
2.1	Agreement and Plan of Merger, dated as of January 21, 2014, between Peoples Bancorp Inc. and Midwest Bancshares, Inc.	Included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4
2.2	Agreement and Plan of Merger, dated as of April 4, 2014, between Peoples Bancorp Inc. and Ohio Heritage Bancorp, Inc.	Included as Annex A to the proxy statement/ prospectus which forms a part of the Registration Statement of Peoples Bancorp Inc. on Form S-4 (Registration No. 333-196872)
2.3	Agreement and Plan of Merger, dated as of April 21, 2014, as amended effective as of July 25, 2014, among Peoples Bancorp Inc., Peoples Bank, National Association and North Akron Savings Bank	Included as Annex A to the proxy statement/ prospectus which forms a part of the Registration Statement of Peoples Bancorp Inc. on Form S-4 (Registration No. 333-197736)
2.4	Agreement and Plan of Merger, dated as of August 4, 2014, as amended, between Peoples Bancorp Inc. and NB&T Financial Group, Inc.	Included as Annex A to the proxy statement/ prospectus which forms a part of the Registration Statement of Peoples Bancorp Inc. on Form S-4 (Registration No. 333-199152)
2.5	Agreement and Plan of Merger, dated as of October 23, 2017, between Peoples Bancorp Inc. and ASB Financial Corp.	Included as Annex A to the proxy statement/ prospectus which forms a part of the Registration Statement of Peoples Bancorp Inc. on Form S-4 (Registration No. 333-222054)
3.1(a)	Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on May 3, 1993)	Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form 8-B of Peoples filed July 20, 1993 (File No. 000-16772)
3.1(b)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 22, 1994)	Incorporated herein by reference to Exhibit 3.1(b) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 (File No. 000-16772) (“Peoples’ September 30, 2017 10-Q”)
3.1(c)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 9, 1996)	Incorporated herein by reference to Exhibit 3.1(c) to Peoples’ September 30, 2017 10-Q
3.1(d)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 23, 2003)	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 (File No. 000-16772) (“Peoples’ March 31, 2003 Form 10-Q”)
3.1(e)	Certificate of Amendment by Shareholders to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on January 22, 2009)	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on January 23, 2009 (File No. 000-16772)
3.1(f)
Certificate of Amendment by Directors to Articles filed with the Ohio Secretary of State on January 28, 2009, evidencing adoption of amendments by the Board of Directors of Peoples Bancorp Inc. to Article FOURTH of Amended Articles of Incorporation to establish express terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value, of Peoples Bancorp Inc.
Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on February 2, 2009 (File No. 000-16772)
3.1(g)	Amended Articles of Incorporation of Peoples Bancorp Inc. (reflecting all amendments) [For SEC reporting compliance purposes only - not filed with Ohio Secretary of State]	Incorporated herein by reference to Exhibit 3.1(g) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 000-16772) (“Peoples’ 2008 Form 10-K”)
3.2(a)	Code of Regulations of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3(b) to Peoples’ July 20, 1993 Form 8-B
3.2(b)
Certified Resolutions Regarding Adoption of Amendments to Sections 1.03, 1.04, 1.05, 1.06, 1.08, 1.10, 2.03(C), 2.07, 2.08, 2.10 and 6.02 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 10, 2003
Incorporated herein by reference to Exhibit 3(c) to Peoples’ March 31, 2003 Form 10-Q
3.2(c)	Certificate regarding adoption of amendments to Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08 and 3.11 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 8, 2004	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 000-16772)

Exhibit Number	Description	Exhibit Location
3.2(d)	Certificate regarding adoption of amendments to Sections 2.06, 2.07, 3.01 and 3.04 of Peoples Bancorp Inc.’s Code of Regulations by the shareholders on April 13, 2006	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on April 14, 2006 (File No. 000-16772)
3.2(e)	Certificate regarding adoption of an amendment to Section 2.01 of Peoples Bancorp Inc.’s Code of Regulations by shareholders on April 22, 2010
Incorporated herein by reference to Exhibit 3.2(e) to Peoples’ Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarterly period ended June 30, 2010 (File No. 000-16772) (“Peoples’ June 30, 2010 Form 10-Q/A”)

3.2(f)	Certificate regarding adoption of an amendment to Section 2.02(D) of Peoples Bancorp Inc.’s Code of Regulations by shareholders on April 26, 2018	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on June 28, 2018 (File No. 000-16772) (“Peoples’ June 28, 2018 Form 8-K”)
3.2(g)	Code of Regulations of Peoples Bancorp Inc. (reflecting all amendments) [For SEC reporting compliance purposes only]	Incorporated herein by reference to Exhibit 3.2 to Peoples’ June 28, 2018 Form 8-K
4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 000-16772)(“Peoples’ 2013 Form 10-K”)
4.2(a)
Indenture, dated as of June 25, 2007, between NB&T Financial Group, Inc., as issuer, and Wilmington Trust Company, as trustee, relating to Fixed/Floating Rate Junior Subordinated Debt Securities due 2037
Incorporated herein by reference to Exhibit 4.1(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 (File No. 000-16772) (“Peoples’ June 30, 2015 Form 10-Q”)
4.2(b)
First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., as successor to NB&T Financial Group, Inc.
Incorporated herein by reference to Exhibit 4.1(b) to Peoples’ June 30, 2015 Form 10-Q
4.3(a)
Amended and Restated Declaration of Trust of NB&T Statutory Trust III, dated and effective as of June 25, 2007 NOTE: Pursuant to the First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded to and was substituted for NB&T Financial Group, Inc. as “Sponsor”
Incorporated herein by reference to Exhibit 4.2(a) to Peoples’ June 30, 2015 Form 10-Q
4.3(b)	Notice of Removal of Administrators and Appointment of Replacements, dated June 5, 2015, delivered to Wilmington Trust Company by the Successor Administrators named therein and Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.2(b) to Peoples’ June 30, 2015 Form 10-Q
4.3(c)
Notice of Removal of Administrator and Appointment of Replacement, dated February 24, 2016, delivered to Wilmington Trust Company by the Continuing Administrators and the Successor Administrator named therein and Peoples Bancorp Inc.
Incorporated herein by reference to Exhibit 4.9 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (File No. 000-16772) (“Peoples’ 2015 Form 10-K”)
4.4
Guarantee Agreement, dated as of June 25, 2007, between NB&T Financial Group, Inc. and Wilmington Trust Company, as guarantee trustee, relating to the Capital Securities (as defined therein) NOTE: Pursuant to the First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded to and was substituted for NB&T Financial Group, Inc. as “Guarantor”
Incorporated herein by reference to Exhibit 4.3 to Peoples’ June 30, 2015 Form 10-Q
5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith
8.1	Opinion of Crowe LLP regarding certain tax matters	To be filed by amendment
10.1(a)	Peoples Bancorp Inc. Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (Amended and Restated Effective June 26, 2014)*	Incorporated herein by reference to Exhibit 10.1(a) to Peoples’ 2015 Form 10-K
10.1(b)	Rabbi Trust Agreement, made January 6, 1998, between Peoples Bancorp Inc. and The Peoples Banking and Trust Company (predecessor to Peoples Bank, National Association) as Trustee*	Incorporated herein by reference to Exhibit 10.1(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 000-16772)
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*	Management Compensation Plan or Agreement

Exhibit Number	Description	Exhibit Location
10.2	Peoples Bancorp Inc. Amended and Restated Incentive Award Plan (Amended and Restated Effective December 11, 2008) [Effective for the fiscal year ended December 31, 2009]*	Incorporated herein by reference to Exhibit 10.2 of Peoples’ 2008 Form 10-K
10.3	Summary of Incentive Plan for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year ended December 31, 2010]*	Incorporated herein by reference to Exhibit 10.2(b) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 000-16772) (“Peoples’ 2009 Form 10-K”)
10.4	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 000-16772) (“Peoples’ 2011 Form 10-K”)
10.5	Summary of Peoples Bancorp Inc. Long Term Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(d) to Peoples’ 2011 Form 10-K
10.6	Summary of Perquisites for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.6 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (File No. 000-16772) (“Peoples’ 2016 Form 10-K”)
10.7	Summary of Base Salaries for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.7 to Peoples’ 2016 Form 10-K
10.8	Summary of Compensation for Directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.8 to Peoples’ 2016 Form 10-K
10.9	Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan (approved by shareholders on April 26, 2018)*	Incorporated herein by reference to Exhibit 99.1 to Peoples’ Current Report on Form 8-K dated and filed on April 30, 2018 (File No. 000-16772)
10.10	First Amendment to the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan (adopted by the Board of Directors of Peoples Bancorp Inc. on January 25, 2018)	Incorporated herein by reference to Exhibit 10.10 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (File No. 000-16772) (“Peoples’ 2017 Form 10-K”)
10.11
Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan SAR Agreement for employees used and to be used to evidence awards of stock appreciation rights granted to employees of Peoples Bancorp Inc.*
Incorporated herein by reference to Exhibit 10.31 of Peoples’ 2006 Form 10-K
10.12	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Executives) used for grants on and after June 27, 2013*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ June 30, 2013 Form 10-Q
10.13	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Non-Employee Directors) used for grants on and after June 27, 2013*	Incorporated herein by reference to Exhibit 10.3 to Peoples’ June 30, 2013 Form 10-Q
10.14
Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Agreement for executive officers used to evidence awards of time-based restricted stock granted to executive officers of Peoples Bancorp Inc. (from January 1, 2012 to June 26, 2013)*
Incorporated herein by reference to Exhibit 10.43 to Peoples’ 2011 Form 10-K
10.15
Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement (for Executives) used to evidence awards of performance-based restricted stock granted to executive officers of Peoples Bancorp Inc. on and after January 1, 2018*
Incorporated herein by reference to Exhibit 10.5 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2018 (File No. 000-16772)
10.16	Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan (adopted effective July 25, 2013)*	Incorporated herein by reference to Exhibit 10.4 to Peoples’ June 30, 2013 Form 10-Q
10.17	Amended and Restated Change in Control Agreement, between Peoples Bancorp Inc. and Carol A. Schneeberger (amended and restated effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.21 to Peoples’ 2008 Form 10-K
10.18	Amended and Restated Change in Control Agreement between Peoples Bancorp Inc. and Charles W. Sulerzyski (adopted April 4, 2011)*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 (File No. 000-16772)
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*	Management Compensation Plan or Agreement

Exhibit Number	Description	Exhibit Location
10.19	Change in Control Agreement between Peoples Bancorp Inc. and John C. Rogers (adopted November 30, 2015)*	Incorporated herein by reference to Exhibit 10.35 to Peoples’ 2015 Form 10-K
10.20	Change in Control Agreement between Peoples Bancorp Inc. and Douglas V. Wyatt (adopted May 2, 2016)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 (File No. 000-16772) (“Peoples’ March 31, 2017 Form 10-Q”)
10.21	Peoples Bancorp Inc. Employee Stock Purchase Plan*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on April 28, 2014 (File No. 000-16772)
10.22
Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Agreement used and to be used to evidence awards of performance-based restricted stock granted to employees of Peoples Bancorp Inc. on and after January 29, 2015*

Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended March 31, 2017 (File No. 0-16772) ("Peoples' March 31, 2017 Form 10-Q")

10.23
Form of Purchase Agreement, made as of August 4, 2014, between Peoples Bancorp Inc. and each institutional investor purchasing common shares of Peoples Bancorp Inc. in the private placement that closed on August 7, 2014
Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on August 4, 2014 (File No. 000-16772)
10.24
Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement used and to be used to evidence awards of performance-based restricted stock granted to executive officers of Peoples Bancorp Inc. on and after January 29, 2015*
Incorporated herein by reference to Exhibit 10.2 to Peoples' March 31, 2017 Form 10-Q
10.25	Change in Control Agreement between Peoples Bancorp Inc. and Robyn Stevens (adopted June 17, 2016)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 (File No. 000-16772)
10.26	Form of Change in Control Agreement to be adopted by Peoples Bancorp Inc. and individuals who are first elected as executive officers of Peoples Bancorp Inc. after March 24, 2016*	Incorporated herein by reference to Exhibit 10.3 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 (File No. 000-16772) (“Peoples’ March 31, 2016 Form 10-Q”)
10.27	Credit Agreement, dated as of March 4, 2016, between Peoples Bancorp Inc., as Borrower, and Raymond James Bank, N.A., as Lender	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on March 8, 2016 (File No. 000-16772) (“Peoples’ March 8, 2016 Form 8-K”)
10.28	Revolving Note issued by Peoples Bancorp Inc. on March 4, 2016 to Raymond James Bank, N.A., in the maximum aggregate principal amount of $15,000,000	Incorporated herein by reference to Exhibit 10.2 to Peoples’ March 8, 2016 Form 8-K
10.29
Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance Unit Award Agreement used and to be used to evidence grants of performance units to executive officers of Peoples Bancorp Inc. on and after July 26, 2017*
Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc.on Form 10-Q for the quarterly period ended June 30, 2017 (File No. 0-16772)
21	Subsidiaries of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 21 to Peoples’ 2017 Form 10-K
23.1	Consent of Independent Registered Public Accounting Firm - Ernst & Young LLP	Filed herewith
23.2	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference
23.3	Consent of Crowe LLP	To be filed by amendment
24.1	Powers of Attorney for Directors and Executive Officers of Peoples Bancorp Inc.	Filed herewith
99.1	Consent of ProBank Austin	Filed herewith
99.2	Form of Proxy Card for Special meeting of shareholders of First Prestonsburg Bancshares Inc.	To be filed by amendment
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*	Management Compensation Plan or Agreement

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on December 11, 2018.

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski President, Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles W. Sulerzyski	December 11, 2018	President, Chief Executive Officer & Director
Charles W. Sulerzyski		(Principal Executive Officer)

/s/ John C. Rogers	December 11, 2018	Executive Vice President, Chief Financial Officer & Treasurer
John C. Rogers		(Principal Financial and Accounting Officer)

/s/ Tara M. Abraham *	December 11, 2018	Director
Tara M. Abraham

/s/ S. Craig Beam *	December 11, 2018	Director
S. Craig Beam

/s/ George W. Broughton *	December 11, 2018	Director
George W. Broughton

/s/ David F. Dierker *	December 11, 2018	Director
David F. Dierker

/s/ James S. Huggins *	December 11, 2018	Director
James S. Huggins

/s/ Brooke W. James *	December 11, 2018	Director
Brooke W. James

/s/ David L. Mead *	December 11, 2018	Director
David L. Mead

/s/ Susan D. Rector *	December 11, 2018	Director
Susan D. Rector
 * The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Charles W. Sulerzyski, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski
President and Chief Executive Officer Attorney-in-Fact